As filed with the Securities and Exchange Commission on October 7, 2003
                                                 Registration No.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        The Singing Machine Company, Inc.
                 ----------------------------------------------
                 (Name of Small Business Issuer in Its Charter)

          Delaware                        5065                    95-3795478
--------------------------------- -------------------------- -------------------
(State or other jurisdiction         (Primary Standard         (IRS Employer
of incorporation or organization) Industrial Classification) Identification No.)

                                 Robert Weinberg
                             Chief Executive Officer
                        The Singing Machine Company, Inc.

                                                      Robert Weinberg
          6601 Lyons Road                             6601 Lyons Road,
           Building A-7                                 Building A-7
      Coconut Creek, FL 33073                     Coconut Creek, FL 33073
     Telephone: (943) 596-1000                    Telephone: (954) 596-1000
     Facsimile: (954) 596-2000                    Facsimile: (954) 596-2000
-----------------------------------              ------------------------------
   (Address and telephone number,                (Name, address and telephone
including area code of Registrant's                number of agent for service)
     principal executive offices)
                            -------------------------

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.

================================================================================

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:[X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. [ ]

         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------
Title of Each Class of              Proposed Maximum    Proposed Maximum   Amount of
   Securities to be    Amount to be Offering Price per Aggregate Offering Registration
      Registered        Registered     Security(1)           Price(1)         Fee
--------------------------------------------------------------------------------------
Common Stock(2)         1,038,962        $4.25            $4,405,198.88     $ 356.38
Common Stock(3)           561,039        $4.25            $2,384,157.50     $ 192.88
Common Stock(4)           207,791        $4.25            $  883,111.75     $  71.44
Common Stock(5)           311,680        $4.25            $1,324,640.00     $ 107.16
Common Stock(6)           635,842        $4.25            $2,702,328.50     $ 218.67
                        ---------        -----                              --------
Total                   2,755,314                                           $ 947.37

----------
(1) Estimated solely for the purpose of determining the registration fee, in accordance with Rule 457(C), based on the average high and low prices of our common stock as report on the American Stock Exchange on October 2, 2003 ($4.25).

(2) Represents shares of common stock issuable upon exercise of outstanding convertible debentures held by certain selling stockholders. Pursuant to Rule 416, there are also being registered such additional number of shares of common stock as may become issuable pursuant to the anti-dilution provisions of the debentures at the conversion price of $3.85 per share.

(3) Represents shares of common stock being issuable upon exercise of outstanding common stock purchase warrants held by certain selling stockholders. Pursuant to Rule 416, there are also being registered such additional number of shares of common stock as may become issuable pursuant to the anti-dilution provisions of the common stock purchase warrants.

(4) Represents the anticipated maximum number of shares of common stock which may be issued to the holders of the debentures in payment of interest accruing thereon, based upon the value of the interest which the Company is obligated to pay for a maximum period of 30 months on an aggregate principal amount of $4,000,000 at the conversion rate of $3.85 per share.

(5) Represents a good faith estimate of the number of shares which are issuable pursuant to certain anti-dilution provisions of the convertible debentures.

(6) Represents the number of shares issuable upon (a) conversion of the convertible debentures, (b) exercise of the warrants, (c) as interest payments on the debentures, (d) pursuant to the anti-dilution provisions of the debentures, multiplied by 130%, which amount the registrant is obligated to register for resale under its agreements with the holders of the debentures and warrants.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         The information contained in this preliminary Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting on offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to Completion, Dated October 7, 2003

                                   PROSPECTUS

                        2,755,314 Shares of Common Stock

                        THE SINGING MACHINE COMPANY, INC.
                                [GRAPHIC OMITTED]



         We are registering for resale an aggregate of 2,755,314 shares of common stock of The Singing Company, Inc. (the "Company," "us," or "we"), that may be issued to certain of our stockholders named in this Prospectus and their transferees.

         We will not receive any proceeds from the sale of the shares, but we will receive proceeds from the selling stockholders if they exercise their warrants. Our common stock is quoted on the American Stock Exchange under the symbol "SMD". On October 2, 2003, the closing sales price of our common stock, as reported on AMEX was $4.25 per share.

         The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders and any broker-dealer who may participate in the sale of the shares may use this Prospectus. See "Plan of Distribution."

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 The date of this Prospectus is October 7, 2003

                                TABLE OF CONTENTS

Prospectus Summary...........................................................1
Risk Factors.................................................................2
Special Note regarding Forward-Looking Statements ...........................8
Use of Proceeds..............................................................9
Selling Stockholders.........................................................9
Plan of Distribution.........................................................12
Market Price of Common Stock.................................................14
Dividend Policy..............................................................14
Selected Financial Information and Other Data................................15
Management's Discussion and Analysis of Financial Condition and
   Results of Operations.....................................................17
Changes in and Disagreements with Accountants on Accounting and
Financial Disclosure.........................................................28
Business.....................................................................29
Management...................................................................37
Executive Compensation.......................................................39
Certain Transactions.........................................................44
Principal Stockholders.......................................................45
Description of Securities....................................................46
Shares Eligible for Future Sale..............................................49
Legal Matters................................................................50
Experts......................................................................50
Where You Can Find Additional Information....................................50
Index to Consolidated Financial Statements...................................F-1

We have not authorized any dealer, sales person or other person to give you written information other than this Prospectus or to make representations as to matters not stated in this Prospectus. You must not rely on unauthorized information. This Prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this Prospectus nor any sale made hereunder after the date of this Prospectus shall create an implication that the information contained herein or the affairs of The Singing Machine Company, Inc. have not changed since the date hereof.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                               PROSPECTUS SUMMARY


         This Summary highlights information contained elsewhere in this Prospectus. It does not contain all of the information that you should consider before investing in our common shares. We encourage you to read the entire Prospectus carefully ,including the section entitled "Risk Factors" and the financial statements and the notes to those financial statements.

COMPANY OVERVIEW

         We are engaged in the production and distribution of karaoke audio software and electronic recording equipment. Our electronic karaoke machines and audio software products are marketed under the Singing Machine(R), MTV(R), Nickelodeon(R), Hard Rock Academy(R) and Motown(R) brand names. Our corporate offices are located at 6601 Lyons Road, Building A-7, Coconut Creek, Florida 33073, and our telephone number is (954) 596-1000.

THE OFFERING

Common Stock offered by the
Selling Stockholders..............................  2,755,314

Common Stock Outstanding
Prior to the Offering(1)..........................  8,682,596

Common Stock outstanding after the Offering(2).... 11,437,910

Use of Proceeds................................... We will not receive any proceeds from the sale of
                                                   common stock by the selling
                                                   stockholders.
----------
(1) Based on the number of shares actually outstanding as of September 15, 2003. Does not include (a) 1,089,400 options which are currently outstanding under our 1994 Amended and Restated Stock Option Plan and our Year 2000 Stock Option Plan, and (b) an aggregate of 2,755,314 shares which are being registered in this registration statement.

(2) Assumes the issuance of the 2,755,314 shares of our common stock which are being registered in this registration statement.

                                  RISK FACTORS
                                  ------------

         You should carefully consider the following factors and other information in this Prospectus before deciding to purchase our common stock.

RISKS RELATED TO THE COMPANY'S BUSINESS AND OPERATIONS

WE RELY ON SALES TO A LIMITED NUMBER OF KEY CUSTOMERS, WHICH ACCOUNT FOR LARGE PORTION OF OUR NET SALES AND A REDUCTION IN ORDERS FROM ANY ONE OF THEM IS DETRIMENTAL TO OUR BUSINESS

         As a percentage of total revenues, our net sales to our five largest customers during the fiscal period ended March 31, 2003, 2002 and 2001 were approximately 67%, 87% and 78% respectively. In fiscal 2003, three major customers accounted for 21%, 17% and 15% of our net sales. Although we have long-established relationships with many of our customers, we do not have long-term contractual arrangements with any of them. A substantial reduction in or termination of orders from any of our largest customers could adversely affect our business, financial condition and results of operations. In addition, pressure by large customers seeking price reductions, financial incentives, changes in other terms of sale or requesting that we bear the risks and the cost of carrying inventory, such as consignment agreements, could adversely affect our business, financial condition and results of operations. If one or more of our major customers were to cease doing business with us, significantly reduce the amount of their purchases from us or return substantial amounts of our products, it could have a material adverse effect on our business, financial condition and results of operations.

OUR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS RAISED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN FOR THE FISCAL YEAR ENDED MARCH 31, 2003

         We received a report dated June 24, 2003 (except for Note 9, as to which the date is July 8, 2003 and Note 15, as to which the date is July 10,
2003) from our independent certified public accountants covering the consolidated financial statements for our fiscal year ended March 31, 2003 that included an explanatory paragraph which stated that the financial statements were prepared assuming the Company would continue as a going concern. This report stated that a default under our credit agreement with our commercial lender raised substantial doubt about our ability to continue as a going concern. In March 2003, our commercial lender, LaSalle Business Credit, LLC notified us that we were in default of the minimum tangible net worth requirement in our credit agreement.

         Since June 24, 2003, the date of our audit report, we have taken steps to improve our financial position. In August 2003, our commercial lender expressly waived our event of default of the minimum tangible net worth requirement under our credit agreement and agreed to extend our credit facility until March 31, 2004.

WE CURRENTLY RELY ON OUR LICENSING AGREEMENT WITH MTV NETWORKS IS A MATERIAL SOURCE OF REVENUE AND THIS AGREEMENT CAN BE TERMINATED AT ANY TIME

         We value all of our merchandise license agreements and feel that if any of them were to be terminated or fail to be renewed, our business, financial condition and results of operations could be adversely affected. Our license with MTV Networks, Inc., a division of Viacom International, Inc. ("MTV") is particularly important to our business. We generated $30,884,344 million or 32.3% of our net sales from products sold under the MTV license in fiscal 2003. However, management believes that our company has developed a strong brand name in the karaoke industry and that it will be able to continue to develop and grow its business, even if the MTV license agreement did not exist.

WE MAY HAVE DIFFICULTY MANAGING OUR INVENTORY LEVELS

         Because of our reliance on manufacturers in Asia for our production of karaoke machines, our production lead times are relatively long. Therefore, we must commit to production in advance of customers orders. If we fail to forecast customers or consumer demand accurately we may encounter difficulties in filling customer orders or liquidating excess inventories, or may find that customers are canceling orders or returning products. Distribution difficulties may have an adverse effect on our business by increasing the amount of inventory and the cost of storing inventory. As of June 30, 2003, we had approximately $26 million in inventory. We are attempting to liquidate this excess inventory during fiscal 2004. We believe that this entire inventory is highly marketable and saleable; however, there can be no assurances that we will be able to liquidate this inventory during our upcoming fiscal year.

WE ARE NAMED AS A DEFENDANT IN SEVERAL CLASS ACTION LAWSUITS

         At the present time, we are involved in several class action lawsuits and a shareholders derivative lawsuit. While the specific factual allegations vary slightly in each case, the complaints generally allege that the Company and certain of its officers falsely represented the Company's financial results during the relevant class periods. We believe the allegations in these cases are without merit and we intend to vigorously defend these actions.

         While we believe that the allegations in the complaint are without merit, an unfavorable resolution of pending litigation could have a material adverse effect on our financial condition. Litigation may result in substantial costs and expenses and significantly divert the attention of the Company's management regardless of the outcome. There can be no assurance that the Company will be able to achieve a favorable settlement of pending litigation or obtain a favorable resolution of litigation if it is not settled. In addition, current litigation could lead to increased costs or interruptions of normal business operations of the Company.

OUR INABILITY TO COMPETE AND MAINTAIN OUR NICHE IN THE ENTERTAINMENT INDUSTRY COULD HURT OUR BUSINESS

         The business in which we are engaged is highly competitive. Our major competitors for karaoke machines and related products are Craig, Curtis, Grand Prix and Memorex. We believe that competition for karaoke machines is based primarily on price, product features, reputation, delivery times, and customer support. Our primary competitors for producing karaoke music are Pocket Songs, Sybersound, UAV and Sound Choice. We believe that competition for karaoke music is based primarily on popularity of song titles, price, reputation, and delivery times. To the extent that we lower prices for to attempt to enhance or retain market share, we may adversely impact our operating margins. Conversely, if we opt not to match competitor's price reductions we may lose market share, resulting in decreased volume and revenue.

         We believe that our new product introductions and enhancements of existing products are material factors for our continued growth and profitability. In fiscal 2003, we produced new lines of karaoke machines. However, many of our competitors have significantly greater financial, marketing and operating resources than we have. No assurance can be given that we will continue to be successful in introducing new products or further enhancing our existing products. In addition, we must compete with all the other existing forms of entertainment including, but not limited to: motion pictures, video arcade games, home video games, theme parks, nightclubs, television and prerecorded tapes, CD's and video cassettes.

WE ARE SUBJECT TO SEASONALITY, WHICH IS AFFECTED BY VARIOUS ECONOMIC CONDITIONS AND CHANGES RESULTING IN FLUCTUATIONS IN QUARTERLY RESULTS

         Sales of consumer electronics and toy products in the retail channel are highly seasonal, causing the substantial majority of our sales to occur during the second quarter ended September 30 and the third quarter ended December 31. Sales in our second and third quarter, combined, accounted for approximately 85.6% of net sales in fiscal 2003, 81% of net sales in fiscal 2002 and 75% of net sales in fiscal 2001.

         The seasonal pattern of sales in the retail channel requires significant use of our working capital to manufacture and carry inventory in anticipation of the holiday season, as well as early and accurate forecasting of holiday sales. Failure to predict accurately and respond appropriately to consumer demand on a timely basis to meet seasonal fluctuations, or any disruption of consumer buying habits during their key period, would harm our business and operating results. In fiscal 2003, we overestimated the demand for our product and held $26 million of inventory as of June 30, 2003. Our increased inventory levels led to a shortage in our available working capital and our liquidity problems. Additional factors that can cause our sales and operating results to vary significantly from period to period include, among others, the mix of products, fluctuating market demand, price competition, new product introductions by competitors, fluctuations in foreign currency exchange rates, disruptions in delivery of components, political instability, general economic conditions, and the other considerations described in this section entitled Risk Factors.

WE MAY HAVE SIGNIFICANT RETURNS, MARKDOWNS AND PURCHASE ORDER CANCELLATIONS

         As is customary in the consumer electronics industry, we have, on occasion, (i) permitted certain customers to return slow-moving items for credit, (ii) provided price protection to certain customers by making price reductions effective as to certain products then held by customers in inventory and (ii) accepted customer cancellations of purchase orders issued to the Company. We expect that these practices will continue to be required to make such accommodations in the future. Any significant increase in the amount of returns, markdowns or purchaser order cancellations could have a material adverse effect on our results of operations.

OUR PRODUCTS ARE SHIPPED FROM CHINA AND ANY DISRUPTION OF SHIPPING COULD HARM OUR BUSINESS

         We rely principally on four contract ocean carriers to ship virtually all of the products that we import to our warehouse facility in Compton, California. Retailers that take delivery of our products in China rely on a variety of carriers to import those products. Any disruptions in shipping, whether in California or China, caused by labor strikes, other labor disputes, terrorism, and international incidents or otherwise could significantly harm our business and reputation.

WE USE OUTSIDE FACTORIES LOCATED IN THE PEOPLE'S REPUBLIC OF CHINA TO MANUFACTURE ALL OF OUR ELECTRONIC PRODUCTS

         We contract with six independent factories in the People's Republic of China to manufacture all of our electronic products. Our arrangements with these factories are subject to the risks of doing business abroad, such as import duties, trade restrictions, work stoppages, and foreign currency fluctuations, limitations on the repatriation of earnings, political instability, and other factors, which could have an adverse impact on our business. Furthermore, we have limited control over the manufacturing processes themselves. As a result, any difficulties encountered by the third-party manufacturers that result in product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis could adversely affect our business, financial condition and results of operations. We believe that the loss of any one or more of our manufacturers would not have a long-term material adverse effect on us because other manufacturers with whom we do business would be able to increase production to fulfill our requirements. However, the loss of certain of our manufacturers, could, in the short-term, adversely affect our business until alternative supply arrangements were secured.

WE DEPEND ON THIRD PARTY SUPPLIERS TO PRODUCE THE PARTS AND MATERIALS USED TO MANUFACTURE AND PRODUCE OUR KARAOKE MACHINES AND RELATED PRODUCTS, AND IF WE CANNOT OBTAIN SUPPLIERS AS NEEDED, OUR OPERATIONS WILL BE SEVERELY DAMAGED

         Our growth and ability to meet customer demand depends in part on our capability to obtain timely deliveries of karaoke machines and our electronic products. We rely on third party suppliers to produce the parts and materials used to manufacture and produce our karaoke machines and related products. If our suppliers are unable to provide our factories with the parts and supplies, the factories will be unable to produce our products. We cannot guarantee that we will be able to purchase the parts we need at reasonable prices or in a timely fashion. In the last several years, there have been shortages of certain chips that we use in our karaoke machines. We, however, have anticipated this shortage and have made commitments to the factories to purchase chips in advance. If we are unable to anticipate any shortages of parts and materials in the future, we may experience severe production problems, which would impact our sales.

CONSUMER DISCRETIONARY SPENDING MAY AFFECT KARAOKE PURCHASE AND IS AFFECTED BY VARIOUS ECONOMIC CONDITIONS AND CHANGES

         Our business and financial performance may be damaged more than most companies by adverse financial conditions affecting our business or by a general weakening of the economy. Purchases of karaoke machines and music are considered discretionary for consumers. Our success will therefore be influenced by a number of economic factors affecting discretionary and consumer spending, such as employment levels, business, interest rates, and taxation rates, all of which are not under our control. Adverse economic changes affecting these factors may restrict consumer spending and thereby adversely affect our growth and profitability.

WE MAY BE INFRINGING UPON THE COPYRIGHTS OF THIRD PARTIES

         Each song in our catalog is licensed to us for specific uses. Because of the numerous variations in each of our licenses for copyrighted music, there can be no assurance that we have complied with scope of each of our licenses and that our suppliers have complied with these licenses. Additionally, third parties over whom we exercise no control may use our sound recordings in such a way that is contrary to our license agreement and by violating our license agreement we may be liable for contributory copyright infringement. Any infringement claims may have a negative effect on our ability to sell products.

WE HAVE SIGNIFICANT RELIANCE ON LARGE RETAILERS, WHICH ARE SUBJECT TO CHANGES IN THE ECONOMY

         We sell products to retailers, including department stores, lifestyle merchants, direct mail retailers, which are catalogs and showrooms, national chains, specialty stores, and warehouse clubs. Certain of such retailers have engaged in leveraged buyouts or transactions in which they incurred a significant amount of debt, and some are currently operating under the protection of bankruptcy laws. Despite the difficulties experienced by retailers in recent years, we have not suffered significant credit losses to date. Deterioration in the financial condition of our customers could have a material adverse effect on our future profitability.

OUR BUSINESS OPERATIONS COULD BE SIGNIFICANTLY DISRUPTED IF WE LOSE MEMBERS OF OUR MANAGEMENT TEAM

         Our success depends to a significant degree upon the continued contributions of our executive officers, both individually and as a group. Although we have entered into employment contracts with Yi Ping Chan, our Chief Operating Officer, April Green, our Chief Financial Officer and Jack Dromgold, our Executive Vice President of Sales and Marketing, the loss of the services of any of these individuals could prevent us from executing our business strategy. We also intend on entering into an employment agreement with Robert Weinberg, our new Chief Executive Officer. We cannot assure you that we will be able to find appropriate replacements for Mr. Weinberg, Mr. Chan, Ms. Green or Mr. Dromgold, if the need should arise, and any loss or interruption of their services could adversely affect our business, financial condition and results of operations.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE WHICH MAY CAUSE INVESTORS TO LOSE ALL OR A PORTION OF THEIR INVESTMENT

         Within the past 12 months from October 2, 2002 through October 2, 2003, our common stock has traded between a high of $13.49 and a low of $2.70. The market price of shares of our common stock has been and may continue to be highly volatile. The market prices of our common stock may be affected by many factors, including:

-        our ability to resell our excess inventory held as of the current date;

-        unpredictable consumer preferences and spending trends;

- the actions of our customers and competitors (including new product line announcements and introduction;

- changes in our pricing policies, the pricing policies of our competitors and general pricing trends in the consumer and electronics and toy markets;

-        regulations affecting our manufacturing operations in China;

- other factors affecting the entertainment and consumer electronics industries in general; and

-        sales of our common stock into the public market.

         In addition, the stock market periodically has experienced significant price and volume fluctuations, which may have been unrelated to the operating performance of particular companies.

OUR OBLIGATION TO MAKE SEVERANCE PAYMENTS COULD PREVENT OR DELAY TAKEOVERS

         Our employment agreements with April Green, Yi Ping Chan and Jack Dromgold require us, under certain conditions, to make substantial severance payments to them if they resign after a change of control. These provisions could delay or impede a merger, tender, offer or other transaction resulting in a change in control of the Company, even if such a transaction would have significant benefits to our shareholders. As a result, these provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

WE MAY BE SUBJECT TO CLAIMS FROM THIRD PARTIES FOR UNAUTHORIZED USE OF THEIR PROPRIETARY TECHNOLOGY, COPYRIGHTS OR TRADE SECRETS

         We believe that we independently developed the technology used in our electronic and audio software products and that it does not infringe on the proprietary rights, copyrights or trade secrets of others. However, we cannot assure you that we have not infringed on the proprietary rights of third parties or those third parties will not make infringement violation claims against us. Any infringement claims may have a negative effect on the ability of outside factories to manufacture our products.

A DISRUPTION IN THE OPERATION OF OUR WAREHOUSE CENTERS IN CALIFORNIA AND FLORIDA WOULD IMPACT OUR ABILITY TO DELIVER MERCHANDISE TO OUR STORES, WHICH COULD ADVERSELY IMPACT OUR REVENUES AND HARM OUR BUSINESS AND FINANCIAL RESULTS

         A significant amount of our merchandise is shipped to our customers from one of our three warehouses, which are located in Compton, California, Rancho Dominguez, California and Coconut Creek, Florida. Events such as fire or other catastrophic events, any malfunction or disruption of our centralized information systems or shipping problems may result in delays or disruptions in the timely distribution of merchandise to our customers, which could adversely impact our revenues and our business and financial results.

OUR BUSINESS OPERATIONS COULD BE DISRUPTED IF THERE ARE LABOR PROBLEMS ON THE WEST COAST

         During fiscal 2003, approximately 48% of our sales were domestic sales, which were made from our warehouses in California and Florida. During the third quarter of fiscal 2003, the dock strike on the West Coast affected sales of two of our karaoke products and we estimate that we lost between $3 and $5 million in orders because we couldn't get the containers of these products off the pier. If another strike or work slow-down were to occur and we do not have a sufficient level of inventory, a strike or work slow-down would result in increased costs to our company and may reduce our profitability. However, we expect that this risk will be less significant in the future. As part of our new business strategy for fiscal 2004, we intend on shipping more products directly from Hong Kong.

YOUR INVESTMENT MAY BE DILUTED

         If additional funds are raised through the issuance of equity securities, your percentage ownership in our equity will be reduced. Also, you may experience additional dilution in net book value per share, and these equity securities may have rights, preferences, or privileges senior to those of yours.

RISKS ASSOCIATED WITH OUR CAPITAL STRUCTURE

OUR OUTSTANDING CONVERTIBLE SECURITIES MAY DEPRESS OUR STOCK PRICE

         As of September 15, 2003, there were outstanding stock options to purchase an aggregate of 1,089,400 shares of common stock at exercise prices ranging from $2.04 to $14.00 per share, not all of which are immediately exercisable. The weighted average exercise price of the outstanding stock options is approximately $5.46 per share. As of September 15, 2003, there were outstanding immediately exercisable warrants to purchase an aggregate of 561,039 shares of our common stock, which warrants are covered by this Prospectus. In addition, we have issued $4,000,000 of convertible debentures, which are initially convertible into an aggregate of 1,038,962 shares of common stock, which shares are covered by this Prospectus. To the extent that the aforementioned convertible securities are exercised or converted, dilution to our stockholders will occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of outstanding options, warrants and debentures can be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise and conversion terms provided by the outstanding options, warrants and convertible debentures.

FUTURE SALES OF OUR COMMON STOCK HELD BY CURRENT STOCKHOLDERS MAY DEPRESS OUR STOCK PRICE

         As of September 15, 2003, there were 8,682,596 shares of our common stock outstanding. We have filed three registration statements registering an aggregate 6,549,564 shares of our common stock (this registration statement to register the resale of 2,755,314 shares, a registration statement on Form S-8 to register 1,844,250 shares underlying options granted under our 1994 Stock Option Plan and a registration statement on Form S-8 to register 1,950,000 shares of our common stock underlying options granted under our Year 2001 Stock Option
Plan). The market price of our common stock could drop due to the sale of large number of shares of our common stock, such as the shares sold pursuant to the registration statements or under Rule 144, or the perception that these sales could occur.

ADVERSE EFFECT ON OUR STOCK PRICE FROM FUTURE ISSUANCES OF ADDITIONAL SHARES

         Our Certificate of Incorporation authorizes the issuance of 18,900,000 million shares of common stock. As of September 15, 2003, we had 8,682,596 shares of common stock issued and outstanding and an aggregate of 1,089,400 outstanding options, 561,039 warrants and 1,038,962 shares issuable upon the conversion of the debentures. As such, our Board of Directors has the power, without stockholder approval, to issue up to 7,228,003 shares of common stock.

         Any issuance of additional shares of common stock, whether by us to new stockholders or the exercise of outstanding warrants or options, may result in a reduction of the book value or market price of our outstanding common stock. Issuance of additional shares will reduce the proportionate ownership and voting power of our then existing stockholders.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY AND COULD DEPRESS THE PRICE OF OUR COMMON STOCK

         Delaware law and our certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of our company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions of our restated certificate of incorporation include: authorizing our board of directors to issue additional preferred stock, limiting the persons who may call special meetings of stockholders, and establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

         We are also subject to certain provisions of Delaware law that could delay, deter or prevent us from entering into an acquisition, including the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a business combination with an interested stockholder unless specific conditions are met. The existence of these provisions could limit the price that investors are willing to pay in the future for shares of our common stock and may deprive you of an opportunity to sell your shares at a premium over prevailing prices.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
                -------------------------------------------------

         This Prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this Prospectus or incorporated by reference.

         Because the factors discussed in this Prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of our company, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                 USE OF PROCEEDS
                                 ---------------

         We will not receive any proceeds from the sale of shares by the selling stockholders. Although we may receive proceeds if the warrants are exercised, these proceeds, if any, will be used for working capital purposes or any other purpose approved by the Board of Directors.

                              SELLING STOCKHOLDERS
                              --------------------

         The following table sets forth information as of September 15, 2003 with respect to the beneficial ownership of our common stock both before and immediately following the offering by each of the selling stockholders.

         Calculation of the percent of outstanding shares owned is based on shares of our common stock issued and outstanding as of September 15, 2003. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the table, we believe each holder possesses sole voting and investment power with respect to all of the shares of common stock owned by that holder, subject to community property laws where applicable. In computing the number of shares beneficially owned by a holder and the percentage ownership of that holder, shares of common stock underlying options, warrants, debentures, notes or preferred stock by that holder that are currently exercisable or convertible or are exercisable or convertible within 60 days after the date of the table are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group.

         The terms of the debentures and warrants owned by Omicron Master Trust, SF Capital Partners, Ltd, Bristol Investment Fund, Ltd., Ascend Offshore Fund, Ltd., Ascend Partners, LP and Ascend Partners Sapient LP prohibit conversion of those debentures or exercise of those warrants to the extent that a conversion of those debentures would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of its common stock, and to the extent that exercise of the warrants would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 60 days prior written notice to us. Also, these limitations do not preclude a holder from converting or exercising a debenture or warrant and selling shares underlying that debenture or warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amounts. In light of the limitations contained in the debentures and warrants, the number of shares shown in the table as beneficially owned by each holder of those debentures and warrants prior to this offering has been limited to 4.99% of the share of our common stock outstanding as of the date of the table. However, the number of shares being offered by each holder under this

Prospectus in excess of the amount of shares issuable to that holder without such holder's waiver of the conversion and exercise limitations discussed above.

                                   SECURITIES OWNED                              SECURITIES AFTER OFFERING
                                   PRIOR TO OFFERING                             -------------------------
                                   -----------------           SHARES OF
                                                               COMMON STOCK      NUMBER OF
                                                               BEING OFFERED     SHARES        PERCENT OF
NAME OF                           SHARES OF     PERCENT OF     UNDER THIS        COMMON        COMMON
SELLING STOCKHOLDER               STOCK(1)      STOCK          PROSPECTUS(2)     STOCK         STOCK
-------------------               ---------     ----------     -------------     ---------     ----------
Omicron Master Trust              434,034         4.99           1,637,662(3)      0               *
SF Capital Partners, Ltd.         187,013         2.15             327,521(4)      0               *
Bristol Investment Fund, Ltd.     112,208         1.29             196,520(5)      0               *
Ascend Offshore Fund, Ltd.        178,785         2.05             313,122(6)      0               *
Ascend Partners Sapient, LP        61,266          *               107,301(7)      0               *
Ascend Partners, LP                21,768          *                38,124(8)      0               *
Roth Capital Partners, LLC        103,896         1.18             135,064(9)      0               *

----------
(1) The debentures and warrants contractually limit each selling stockholder's right to convert the debentures or exercise of the warrants, as the case may be, to the extent such selling stockholder's beneficial ownership exceeds 4.99% of the Company's then issued and outstanding shares of common stock. Represents shares of common stock issuable upon conversion of the debentures and exercise of the warrants, which the holders have the right to acquire within sixty (60) days of September 15, 2003.

(2) Listed shares represent shares issuable upon conversion of the debentures, exercise of the warrants and shares which we may issue as payment of interest on debentures or pursuant to certain anti-dilution provisions of the debentures (collectively, the "Registrable Securities"). Also includes an additional 30% of the Registrable Securities, which we are required to register pursuant to a registration rights agreement.

(3) Shares offered pursuant to this Prospectus consist of 649,351 shares issuable upon conversion of the debentures; 285,714 shares issuable upon exercise of warrants; up to 129,870 shares which we may issued as interest payable on the debentures; 194,805 shares we may issue under the anti-dilution provisions of the debentures and 377,922 shares, an additional 30% of the registrable securities. Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital") serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"). Omicron Capital, Inc., a Delaware corporation ("OCI") serves as general partner of Omicron Capital and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power of the shares of our common stock owned by Omicron and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omnicron and as of September 15, 2003, Mr. Oliver H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Merssrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such power with respect to shares of our common stock offered by Omicron, as those terms as used for purposes of the Securities Exchange Act of 1934, as amended.

(4) Shares offered pursuant to this Prospectus consist of 129,870 shares issuable upon conversion of the debentures; 57,143 shares issuable upon exercise of warrants, up to 25,974 shares which we may issued as interest payable on the debentures, 38,952 shares we may issue under the anti-dilution provisions of the debentures and 75,582 shares, an additional 30% of the Registrable Securities.

(5) Shares offered pursuant to this Prospectus consist of 77,922 shares issuable upon conversion of the debentures; 34,286 shares issuable upon exercise of warrants, up to 15,584 shares which we may issued as interest payable on the debentures, 23,377 shares we may issue under the anti-dilution provisions of the debentures and 45,351 shares, an additional 30% of the Registrable Securities.

(6) Shares offered pursuant to this Prospectus consist of 124,156 shares issuable upon conversion of the debentures; 54,629 shares issuable upon exercise of warrants, up to 24,831 shares which we may issued as interest payable on the debentures, 37,247 shares we may issue under the anti-dilution provisions of the debentures and 72,259 shares, an additional 30% of the Registrable Securities.

(7) Shares offered pursuant to this Prospectus consist of 42,546 shares issuable upon conversion of the debentures; 18,720 shares issuable upon exercise of warrants, up to 8,509 shares which we may issued as interest payable on the debentures, 12,764 shares we may issue under the anti-dilution provisions of the debentures and 24,672 shares, an additional 30% of the Registrable Securities.

(8) Shares offered pursuant to this Prospectus consist of 15,117 shares issuable upon conversion of the debentures; 6,651 shares issuable upon exercise of warrants, up to 3,023 shares which we may issued as interest payable on the debentures, 4,535 shares we may issue under the anti-dilution provisions of the debentures and 8,789 shares, an additional 30% of the Registrable Securities..

(9) Shares offered pursuant to this Prospectus consist of 103,896 shares issuable upon exercise of warrants and 31,168, an additional 30% of the Registrable Securities.

         Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling stockholders sell all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, any selling stockholder may have sold, transferred or otherwise disposed or, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the shares beneficially owned by them, all or a portion of the shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

CIRCUMSTANCES UNDER WHICH SELLING STOCKHOLDERS ACQUIRED SECURITIES

         Set forth below is a summary of the circumstances that led to the issuance to the listed sellng stockholders of shares of our common stock and the securities, which are exercisable or convertible into shares of our common stock.

PRIVATE PLACEMENT

         On August 20, 2003, we entered into a Securities Purchase Agreement ("Purchase Agreement") with Omicron Master Trust, SF Capital Partners Ltd., Bristol Investment Fund, Ltd., Ascend Offshore Fund, Ltd., Ascend Sapient Partners, Ltd. and Ascend Partners, LP., for the sale to these investors of 8% debentures, convertible into shares of our common stock at a conversion price equal to $3.85 per share, for an aggregate amount of $4 million. We closed this offering on September 8, 2003. The investors also each received a warrant to purchase up to, in the aggregate 457,143 shares of our common stock with an exercise price equal to $4.025 per share.

         The debentures accrue interest at the rate of 8% per annum, and they provide for interest only payments on a quarterly basis, at our option, in cash or in shares of common stock. In order to use shares of our common stock to make the interest payments, we must meet certain requirements specified in the debentures. The debentures mature on February 20, 2006. If certain conditions are met, we have the right, but not the obligation to redeem the debentures at 100% of their face value, plus accrued interest. The warrants are exercisable for a period of three years from the date of issuance until September 7, 2006 and the initial exercise price is $4.025 per share. The conversion price of the debentures and the exercise price of the warrants are subject to adjustment in the event we issue additional shares of our common stock or securities convertible into shares of our common stock at a price per share of common stock less than the conversion price or exercise price on the basis of a weighted average formula. In addition, the conversion price of the debentures and exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split, combination of shares or capitalization.

         We will account for this transaction in accordance with the Emerging Issues Task Force Consensus on Issue 00-27 ("EITF 00-27"). The fair value of the stock purchase warrants, as determined by a third party, will be allocated from the proceeds of the debt issuance and recorded as a debt discount to be amortized over the life of the debt to interest expense. The Company will then calculate the effective conversion price of the debt to determine whether any beneficial conversion feature exists. The results of the application of EITF 00-27 could have a material impact on our financial results.

         The investors and Roth Capital Partners, LLC ("Roth Capital"), the placement agent in this transaction ("Roth Capital"), were also given certain registration rights in a registration rights agreement with the Company. We agreed to register:

         - an aggregate of 1,038,962 shares issuable upon conversion of the convertible debentures,
         - an aggregate of 561,039 shares issuable upon exercise of warrants,
         - an aggregate of 207,791 shares issuable as interest payments on the debentures;
         - an aggregate of 311,680 shares of common stock issuable pursuant to the weighted average anti-dilution provisions of the debentures.

All of these shares are collectively referred to as the "Registrable Securities." In addition, we agreed that we would register 130% of the Registrable Securities. As such, we are registering an additional 635,842 shares. In total, we are registering 2,755,314 shares for resale by the selling stockholders.

         The investors were granted a right of first refusal to participate in our future offerings of our common stock or equivalent securities for a period of one year until September 8, 2004. The investors will have the right to participate in an any such financing in an amount equal to the greater of 50% of the financing offered to the third party and/or the principal amount of the debentures. Furthermore, the Purchase Agreement prevents us from issuing or selling any capital stock or capital stock equivalents for a period of 90 days after the effective date of this registration statement and from entering into certain types of variable rate transactions until February 20, 2006.

         In connection with this financing, we paid Roth Capital, as placement agent, cash compensation of 5.5% of the proceeds raised in this offering and granted it a warrant to purchase 103,896 shares of our common stock at an exercise price of $4.025 per share. We also agreed to register the resale of the shares underlying the warrant issued to Roth.

                              PLAN OF DISTRIBUTION
                              --------------------

         The selling stockholders and any of their pledgees, assignees, transferees, donees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o        settlement of short sales;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale; and

         o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter markets or otherwise at pries and on terms then prevailing at the time of sale, at prices than related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers such shares commissions as described above.

         The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares or common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

         The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed the Company that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         The Company is required to pay all fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                          MARKET PRICES OF COMMON STOCK
                          -----------------------------

         Our common stock currently trades on the American Stock Exchange under the symbol "SMD." We began trading on the AMEX on March 8, 2001. From January 26, 1996 through March 7, 2001, we traded on the National Association of Securities Dealers, Inc.'s OTC Bulletin Board under the symbol "SING". Set forth below is the range of high and low information for our common stock as traded on the American Stock Exchange from March 8, 2001 through March 31, 2003, as reported by Commodity Systems, Inc. This information regarding trading on AMEX represents prices between dealers and does not reflect retail mark-up or markdown or commissions, and may not necessarily represent actual market transactions. This information contained in this table has been restated to give effect to our 3-for-2 stock split to stockholders of record on March 4, 2002.

              FISCAL PERIOD                       HIGH        LOW
              -------------                       ----        ---
2003:
First quarter (April 1 - June 30, 2002)          $16.89     $12.06
Second quarter (July 1 - September 30, 2002       12.74       8.05
Third quarter (October 1 - December 31, 2002)     13.49       8.50
Fourth quarter (January 1 - March 31, 2003)        9.19       5.30

2002:
First Quarter (April 1 - June 30, 2001)          $ 4.45     $ 2.90
Second Quarter (July 1 - September 30, 2001)       5.02       3.70
Third Quarter (October 1 - December 31, 2001)     16.19       4.30
Fourth Quarter (January 1 - March 31, 2002)       17.80      12.53

         As of September 15, 2003, there were approximately 311 record holders of our outstanding common stock. On March 14, 2002, the Company affected a 3-for-2 stock split for all stockholders of record on March 4, 2002.

                                 DIVIDEND POLICY
                                 ---------------

         We do not anticipate the declaration or payment of any dividends in the foreseeable future. The Company has never declared or paid cash dividends on its common stock and the Company's Board of Directors intends to continue its policy for the foreseeable future. Furthermore, the Company's credit facility with LaSalle Business Credit, LLC., restricts us from paying any dividends to our shareholders, unless we obtain prior written consent from LaSalle. Future dividend policy will depend upon the Company's earnings, financial condition, contractual restrictions and other factors considered relevant by the Company's Board of Directors and will be subject to limitations imposed under Delaware law.

                  SELECTED FINANCIAL INFORMATION AND OTHER DATA
                  ---------------------------------------------

         The selected financial information set forth below is derived from, and should be read in conjunction with, the more detailed financial statements (including the notes thereto) appearing elsewhere in this Prospectus. See "Consolidated Financial Statements."

Income Statement Items
----------------------
                                                                                         THREE MONTHS ENDED
                                                  YEAR ENDED MARCH 31,                   JUNE 30 (UNAUDITED)
                                   2003       2002*      2001*      2000      1999       2003       2002*
                                   -------------------------------------------------     -----------------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net Sales                          95,614     62,476     34,875     19,032     9,548      7,628      4,292
Cost of Sales                      72,329     40,853     22,159     13,727     7,029      5,902      2,990
Total Operating                    21,671     13,388      7,689      3,779     1,545      3,860      2,639
  Expenses
Earnings (Loss)
From Operations                     1,614      8,235      5,028      1,526       974     (2,134)    (1,333)
Net Other
(Expenses) Income                    (198)       (51)      (840)       948       220       (181)        24
Provision for Income Tax              199      1,895        492        160       170      2,315      1,309
Net Earnings (Loss)                 1,218      6,289      3,696        738       924     (2,317)    (1,427)
Net Earnings (Loss) per common
  share basic                         .15        .88        .59        .23       .37       (.28)      (.18)
Net Earnings (Loss) per common
  share diluted                       .14        .79        .50        .19       .36       (.28)      (.18)
Shares used in computing net
  earnings (loss) per common
  share - basic                     8,114      7,159      6,292      2,726     2,475      8,278      8,061
Shares used in computing net
  earnings (loss) per common
  share - diluted                   8,931      7,943      7,457      3,342     2,592      8,278      8,061

----------
*As Restated

Balance Sheet Items
-------------------
                                                                                          THEE MONTHS
                                                     YEAR ENDED MARCH 31                  ENDED JUNE 30
                                     2003       2002*       2001*     2000      1999 1    2003      2002
                                     -------------------------------------------------    -----------------
                                                        (IN THOUSANDS)                    (UNAUDITED)
Cash (including restricted cash)        268      5,520      1,016       379        49         86      1,465
Total current assets                 36,565     19,947      9,016     3,789     1,813     35,074     20,152
Working capital                      15,315     14,770      7,425     3,348       399     13,084     15,386
Total Assets                         38,936     21,403     10,511     4,347     2,379     37,566     22,008
Current liabilities                  21,450      5,178      1,591       441     1,415     21,990      4,765
Long term obligations                     0          0          0        --        --         --         --
Total shareholders' equity           17,685     16,225      8,918     3,900       965     15,576     17,243

----------
*As Restated

SELECTED QUARTERLY FINANCIAL DATA

QUARTERLY FISCAL 2004

                                         UNAUDITED
                                         3 MONTHS
                                           ENDED
                                       JUNE 30, 2003
                                     ---------------
Net Sales                              $ 7,627,975
Gross Profit                           $ 1,726,109
Net Loss                               $(2,317,352)
Net Loss
Per Share (basic)                            (0.28)
Per Share (diluted)                          (0.28)
                                       -----------

QUARTERLY FISCAL 2003

                          UNAUDITED         UNAUDITED               UNAUDITED            UNAUDITED
                           3 MONTHS          3 MONTHS                3 MONTHS             3 MONTHS
                             ENDED             ENDED                   ENDED                ENDED
                        JUNE 30, 2002     SEPTEMBER 30, 2002     DECEMBER 31, 2002     MARCH 31, 2003
                        -------------     ------------------     -----------------     --------------
Net Sales                $ 4,264,203        $33,044,306             $49,102,372         $ 9,202,885
Gross Profit             $ 1,273,322        $ 9,754,954             $14,525,191         $(2,268,736)
Net Earnings (loss)      $(1,358,780)       $ 4,837,926             $ 3,846,894         $(6,108,228)
Net Earnings (loss)
Per Share (basic)              (0.17)              0.60                    0.47               (0.75)
Per Share (diluted)            (0.18)              0.55                    0.48               (0.75)

QUARTERLY FISCAL 2002

                          UNAUDITED         UNAUDITED               UNAUDITED            UNAUDITED
                           3 MONTHS          3 MONTHS                3 MONTHS             3 MONTHS
                             ENDED             ENDED                   ENDED                ENDED
                        JUNE 30, 2001*    SEPTEMBER 30, 2001*    DECEMBER 31, 2001*    MARCH 31, 2002
                        --------------    -------------------    ------------------    --------------
Net Sales                $5,523,228         $15,797,752             $34,324,556         $6,780,217
Gross Profit             $1,923,199         $ 5,408,430             $11,884,855         $2,406,429
Net Earnings (loss)      $ (470,447)        $ 1,881,321             $ 5,444,081         $ (565,890)
Net Earnings (loss)
Per Share (basic)             (0.07)               0.28                    0.74              (0.07)
Per Share (diluted)           (0.07)               0.25                    0.65              (0.07)

----------
*As Restated

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                     ---------------------------------------
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                  ---------------------------------------------

OVERVIEW

         We are engaged in the development, production, distribution, marketing and sale of consumer karaoke audio equipment, accessories and music. We also produce and market karaoke music, including CD plus graphics ("CD+G's"), and audiocassette tapes containing music and lyrics of popular songs for use with karaoke recording equipment. We sell our products under our Company(R) trademark and with have licensing agreements with MTV Networks, Nickelodeon, Hardrock Academy and Motown Records.

         We faced several challenges during our fiscal year ended March 31, 2003. Although our net sales increased to $95,613,766 in the twelve months ended March 31, 2003 ("fiscal 2003") compared to net sales of $62,475,753 in the twelve months ended March 31, 2002 ("fiscal 2002), our net income decreased to $1,217,812 or $.15 per share in fiscal 2003 compared with net income of $6,289,065 in fiscal 2002 or $.88 per share. Several factors contributed to this decrease in net income, including but not limited to a loss on a guaranteed sales contract of approximately $2.5 million, an inventory reserve charge of approximately $3.7 million, higher than expected operating expenses of $21.6 million in fiscal 2003 and an income tax expense of $198,772.

         As a result of these factors, our net worth declined to a level which took us out of compliance with a tangible net worth requirement contained in our credit facility with our commercial lender, LaSalle Business Credit, LLC ("LaSalle," "commercial lender" or "lender"). In March 2003, LaSalle notified us that we were in default of this requirement and that it could accelerate our loan at any time. Due to the liquidity difficulties associated with the excess inventory exposure and our lender's notice of default, we received a going concern uncertainty paragraph on our audited financial statements for fiscal 2003. In their report dated June 24, 2003, our independent certified public accountants stated that our event of default under our credit agreement with our commercial lender raised substantial doubt about our ability to continue as a going concern.

         Since June 24, 2003, the date of the audit report, we have taken several steps to increase our liquidity. In July 2003, we raised $1 million in subordinated debt financing from an investment group composed of an officer, directors and an associate of a director and secured a $1 million standby letter of credit from an unrelated third party. In August 2003, our commercial lender extended our credit facility until March 31, 2004. Effective as of September 8, 2003, we raised $3.75 million in net proceeds in a private offering from certain institutional investors. These funds were submitted directly to our lender to pay down our outstanding line of credit. For more information about this private offering, please see "Selling Stockholders - Circumstances in which Selling Stockholders Acquired the Shares."

         We also made a decision to restate our financial statements for the fiscal year ended March 31, 2002 and 2001 to increase the accrual for income taxes. The restatement did not change reported revenue, gross margin or pre-tax income for fiscal 2002 or fiscal 2001.

RESTATEMENT OF FINANCIAL STATEMENTS FOR FISCAL 2002 AND 2001

         In July 2003, management revised its position on taxation of its subsidiary's income by the United States and by the Hong Kong tax authorities.

Taxation by Hong Kong Authorities

         With regard to taxation in Hong Kong, the Company's subsidiary had previously applied for a Hong Kong offshore claim income tax exemption based on the locality of profits of the Hong Kong subsidiary. Management believed that the exemption would be approved because the source of all profits of the Hong Kong subsidiary was from exporting to customers outside of Hong Kong. Accordingly, no provision for income taxes was provided in the consolidated financial statements as of March 31, 2002 and 2001. However, full disclosure was previously reflected in the audited financial statements for years ended March 31, 2002 and 2001 of the estimated amount that would be due to the Hong Kong tax authority should the exemption be denied. Management is continuing its exemption application process. However, due to the extended period of time that the application has been outstanding, as well as management's reassessment of the probability that the application will be approved, management has determined to restate the 2002 and 2001 consolidated financial statements to provide for such taxes. The effect of such restatement is to increase income tax expense by $748,672 and $468,424 in fiscal 2002 and 2001, respectively and by $0 in the three months ended June 30, 2002. However, the Company can claim United States foreign tax credits in 2002 for these Hong Kong taxes, which is reflected in the final restated amounts.

Taxation of Hong Kong Income by the United States

         With regard to United States taxation of foreign income, the Company had originally taken the position that the foreign income of the Hong Kong subsidiary qualified for a deferral under the Internal Revenue Code allowing for such income to be indefinitely deferred and not taxed in the United States until such income is repatriated. Full disclosure of the amount and nature of the indefinite deferral for fiscal year 2002 was reflected in the income tax footnote of the consolidated financial statements for that year. The Internal Revenue Code, regulations and case law regarding international income taxation is quite complex and subject to interpretation. Each case is determined based on the individual facts and circumstances. Due to certain inter-company loans made in 2002 and 2003, the profits, previously considered to be indefinitely deferred, became partially taxable as "deemed dividends" under Section 956 of the Internal Revenue Code. Although certain arguments against the imposition of a "deemed dividend" may be asserted, management has determined to restate the fiscal year 2002 consolidated financial statements based on its reassessment of its original position. The effect of such restatement is to increase income tax expense by $1,027,545 in fiscal year 2002 and $0 in the three months ended June 30, 2002.

         Summary

         The net effect of the above two adjustments is to decrease our net income by $1,776,217 and $468,424 in fiscal 2002 and 2001 and increase net income by $118,334 in the three months ended June 30, 2002. The net effect on basic and diluted earnings per share is a decrease of $0.25 and $0.23, respectively for fiscal 2002; decrease of $0.07 and $0.06, respectively for the fiscal year 2001, and increase $0.01 and $0.01, respectively for the three months ended June 30, 2002.

         As restated, our income taxes increased from $119,277 in fiscal 2002 to $1,895,494 and from $23,320 in fiscal 2001 to $491,744 and consequently our net income decreased correspondingly. Our income taxes in the three months ended June 30, 2003 were $2,315. The restatements do not change our reported revenue, gross margin or pre-tax income for fiscal 2002 or fiscal 2001.

RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2003 COMPARED TO
--------------------------------------------
THE THREE MONTHS ENDED JUNE 30, 2002
------------------------------------

Net Sales

         Net sales for the quarter ended June 30, 2003 increased 77.5% to $7,627,975 compared to $4,296,841 for the quarter ended June 30, 2002. The increase in the Company's sales for this quarter is due to the addition of new customers in Europe, as well as increased sales to existing customers. Sales in European countries increased $2.6 million over the same period in the prior year. The Company believes that sales in this segment will continue to increase over the remaining fiscal year.

Gross Profit

         Gross profit for the quarter ended June 30, 2003 was $1,726,109 or 22.6% of sales as compared to $1,305,960 or 32.2% of sales for the quarter ended June 30, 2002. The decrease in gross margin percentage compared to the prior year is due primarily to increased sales from our Hong Kong subsidiary to international customers. International sales were primarily in Europe for the quarter. Sales to international customers historically maintain lower selling prices, and thus a lower gross profit margin. Due to the increased inventory levels at June 30, 2003, which was carried from the prior year, the Company anticipates that the gross profit percentage for the remainder of the fiscal year will fall below last year.

Operating Expenses

         Operating expenses were $3,860,347 or 50.6% of total revenues for the quarter ended June 30, 2003. The expenses increased over prior year by $1,221,344, but as a percentage of sales, decreased from 61.4% at June 30, 2002. This decreased percentage is a result of a higher revenue base over which to spread fixed operating costs. The primary factors that contributed to the increase of approximately $1.2 million in operating expenses for the quarter ended June 30, 2003 are:

         (i) increased advertising expenses of $105,000, due primarily to increased sales
         (ii)     compensation and related expenses in the amount of $341,000.
         (iii) increased expenses of $300,000 due to the increased need for space to hold our high level of inventory in California.
         (iv)     increased accounting and legal fees of $214,000
         (v) various other smaller expenses contributed to the remainder of the increase.

As a result of the merchandise license agreements and minimum guarantee requirements, the Company expects royalty expense to increase in fiscal 2004.

Other Expenses

         Other expenses were $180,799 for the quarter ended June 30, 2003, as compared with net other income of $23,956 at June 30, 2002. Our interest expense increase is due to the increased use of our credit facility at the default rate of interest during this period. For the quarter ended June 2003, the Company had cash reserves to fund operations and did not need to borrow on the revolving credit facility. The Company expects interest expense to continue to increase for the remainder of fiscal 2004 due to the credit facility accruing interest at the default rate of prime plus 2.5% (6.75% at June 30, 2003).

Income Tax Expense (Benefit)

         The Company's tax expense is based on an aggregation of the taxes on earnings of its Hong Kong and domestic operations on an annualized basis. Income tax rates in Hong Kong are approximately 16%, while the statutory income tax rate in the United States is 34%. The Company's effective tax rate during the first quarter of fiscal 2004 was 0% as compared to 19% during the first quarter of fiscal 2003. This decrease in the effective tax rate is a result of estimated tax benefits for fiscal 2004 resulting from estimated United States pretax loss for fiscal 2004 offset by estimated tax expense related to the estimated Hong Kong pretax income for fiscal 2004. As the effective tax rates are based on estimates, the Company's future effective income tax rate will fluctuate based on the changes in the estimates

FISCAL YEAR ENDED MARCH 31, 2003 COMPARED WITH FISCAL YEAR  ENDED MARCH 31, 2002
--------------------------------------------------------------------------------

Net Sales

         Net sales for the fiscal year ended March 31, 2003 increased 53.0% to $95,613,766 compared to $62,475,753 for the fiscal year ended March 31, 2002. The Company's growth was driven in large part by the addition of International sales in Europe, Asia, and Australia. This new market area is in its infant stage and the Company expects continued future growth in this area. We also generated $30,884,344 million or 32.3% of our net sales from products sold under the MTV license in fiscal 2003.

         Strong sales of the Company's licensed merchandise and the introduction of new karaoke machines and music titles were also driving forces in our revenue growth for fiscal 2003. In fiscal 2003, our sales of music increased to $8,894,743 or 9.3% of sales as compared to $6,306,547 or 10.2% in fiscal 2002.

         Sales in fiscal 2003 were reduced by a charge against sales of $2.5 million as a result of the end of a guaranteed margin agreement with a customer.

Gross Profit

         Gross profit for the fiscal year ended March 31, 2003 was $23,284,731 or 24.4% of sales as compared to $21,622,913 or 34.6% of sales for the fiscal year ended March 31, 2002. The decrease in gross margin compared to the prior year is due primarily to the following factors: (i) increased sales from our Hong Kong subsidiary both to domestic and international customers; (ii) a write down of the value of inventory and (iii) a reduction of sales due to a guaranteed margin contract.

         International sales were primarily in Europe, Canada and Australia. Sales to international customers historically maintain lower selling prices, and thus, a lower gross profit margin. The main reason for this is that the sales are made to distributors in those countries and there are no additional variable expenses. Other variable expenses that are seen in conjunction with U.S. sales are advertising allowances, handling charges, returns and commissions.

         The Company also undertook a revaluation of its current inventory. It was determined that due to liquidation sales, inventory would be sold at a loss; therefore, a decrease in the value of these specific items was made. The total amount of the provision for inventory was $3,715,357.

         In fiscal 2003, the Company entered into a guaranteed gross margin contract which completed on January 15, 2003. The Company entered into an agreement with a retail customer in April 2002 whereby it guaranteed the customer a minimum gross margin of $3,573,000 from the sale of the Company's products during the period from September 1, 2002 through January 15, 2003. Under the agreement, the Company agreed to reimburse the customer for the difference between the customer's gross margin on sales and the minimum guarantee. As of the settlement date of the contract, January 15, 2003, the net loss on the agreement was $2,570,047. The Company also realized the consignment sales made by this customer at January 15, 2003, in the amount of $2,441,483. As of March 31, 2003 the total amount due under this agreement has been paid.

Operating Expenses

         Operating expenses were $21,670,501 or 22.7% of total revenues in fiscal 2003, up from $13,387,533 or 16.1% of total revenues, in fiscal 2002. The primary factors that contributed to the increase of approximately $8.3 million in operating expenses for the fiscal year 2003 are:

         (i) increased advertising expenses of $2,654,729 due to increases with our outside firm, the production of a television commercial, as well as cooperative advertising with customers, which is variable based on the level of sales
         (ii) the increase in depreciation in the amount of $239,686 due to the addition of molds for new product additions for fiscal year 2003,
         (iii) compensation expense in the amount of $1,151,012 due to the addition of key personnel in Florida, in our California facility and at our Hong Kong subsidiary,
         (iv) increased freight and handling charges to customers in the amount of $869,525, (v) expansion of the California warehouse and its associated expenses in the amount of $873,919,
         (vi) expansion of International SMC's operations and its related expenses, in the amount of $580,906.
         (vii) increases in product development fees for development of future product $571,370.

         Other increases in operating expenses were to selling expenses, which are considered variable. These expenses are based directly on the level of sales and include royalty expenses, show expenses, and other selling expenses.

         As a result of the merchandise license agreements and minimum guarantee requirements, the Company expects royalty expense to increase in fiscal 2004.

         Our advertising expense, as discussed in (i) above, increased $2,654,729 for the fiscal year ended March 31, 2003 as compared to fiscal 2002. Advertising expense consists of two components: co-operative advertising and direct advertising expense. Co-operative advertising is paid directly to the customer and is based directly on the amount of sales. The customer has complete discretion as to the use of these funds. Co-operative advertising expenses accounted for $2,320,705 of the increase in advertising expenses. In fiscal 2002, the Company embarked on its first television advertising and continued with the use of print advertising, radio spots, sponsorships, promotions and other media. The increased costs for our advertising firm were $334,024 over the prior year.

Depreciation and Amortization

         The Company's depreciation and amortization expenses were $634,142 for the fiscal year ended March 31, 2003 as compared to $394,456 for the fiscal year ended March 31, 2002. The increase in depreciation and amortization expenses can be attributed to the Company's acquisition of new molds and tooling for our expanded product line, as well as minimal costs for additional computer equipment and furniture for additional personnel.

Other Expenses

         Other expenses were $197,646 for the fiscal year ended March 31, 2003 as compared with net expenses of $50,821 for the fiscal year ended March 31, 2002. Our interest expense increased during the fiscal year ended March 31, 2003 compared to the same period of the prior year primarily due to our increased use of our credit facility with LaSalle during this period. Prior to August 2002, the Company had cash reserves to fund operations and did not need to borrow on the revolving credit facility. Our interest income increased from $2,475 during the fiscal year 2002 to $11,943 during the fiscal year 2003 because we earned income on our cash balances held by our lender by investing in 24 hour commercial paper investments. The Company expects interest expense to increase in fiscal 2004 due to the credit facility accruing interest at the default rate of prime plus 2.5% (6.75% at March 31, 2003).

Income Tax Expense

            The Company's tax expense is based on an aggregation of the taxes on earnings of its Hong Kong and domestic operations. Income tax rates in Hong Kong are approximately 16%, while the statutory income tax rate in the United States is 34%. The Company's effective tax rate in fiscal 2003 was 14% as compared to 23% in fiscal 2002. This decrease in the effective tax rate is a result of the Company generating a pretax loss in the United States in fiscal 2003, resulting in a tax benefit, as compared to pretax income in the United States in fiscal 2002. The Company's future effective income tax rate will fluctuate based on the level of earnings of its Hong Kong and domestic operations.

FISCAL YEAR  ENDED MARCH 31, 2002 COMPARED TO FISCAL YEAR  ENDED MARCH 31, 2001
-------------------------------------------------------------------------------

Net Sales

         Net sales for the fiscal year ended March 31, 2002 increased 80.2% to $62,475,753 compared to $34,875,351 for the fiscal year ended March 31, 2001. The Company's growth was driven by strong sales of the Company's MTV licensed merchandise and the introduction of new karaoke machines and music titles. We generated $23,354,270 million or 37.8% of our net sales from products sold under the MTV license in fiscal 2002. Our sales of music increased to $6,306,547 or 10.2% of our net sales in fiscal 2002 compared with $3,087,615 or 9% of our net sales in fiscal 2001.

Gross Profit

         Gross profit for the fiscal year ended March 31, 2002 was $21,622,913 or 35% of sales compared to $12,716,300 or 36% of sales for the fiscal year ended March 31, 2001. The decrease in gross margin compared to the prior year is due to the realization of volume discounts by our largest customers. This was offset to some degree by reduced prices that we paid our manufacturers for our karaoke machines because of our increased purchases.

Operating Expenses

         Operating expenses increased to $13,387,533, or 21% of sales, for the year ended March 31, 2002 from $7,688,707, or 22% of sales, for the year ended March 31, 2001. This increase in operating expenses was primarily attributed to the increase in expenses associated with: (1) the opening of the Company's Hong Kong office, (2) the Company's first advertising campaign and (3) certain expenses which are considered variable as they relate directly to the level of sales.

         In December 2000, the Company's wholly owned subsidiary, International SMC, opened a Hong Kong office. For the fiscal year ended March 31, 2002, this office incurred SG&A expenses of approximately $1,144,734 compared to $418,618 in the prior year. By opening this office, the Company saved the manufacturers agency fees, which were paid on each shipment in prior years. The Hong Kong office has fixed overhead expenses every month, as opposed to per shipment agency fees. We realized the greatest benefit from our Hong Kong office in the third quarter of fiscal 2002, when we purchased the largest amount of inventory.

         Our advertising expense increased to $2,377,638 for the fiscal year ended March 31, 2002 compared to $921,359 for the fiscal year ended March 31, 2001. Advertising expense consists of primarily two components: Co-operative advertising and direct advertising expense. Co-operative advertising is paid directly to the customer and is based directly on the amount of sales. The customer has complete discretion as to the use of these funds. Co-operative advertising expenses accounted for $972,000 of the increase in advertising expenses. In fiscal 2002, the Company embarked on its first formal advertising campaign, which used print advertising, radio spots, sponsorships, promotions and other media. The cost for this advertising campaign was approximately $484,000 and this is a direct advertising expense.

         Other expenses, termed variable expenses, contributed to the increase in operating expenses. These expenses included royalty expense, sales commissions, warehouse expenses, and travel. The largest increase can be seen in royalty expense, which increased approximately $1,713,000 over the prior year, primarily from the sale of items under the MTV licensing agreement. Our commissions payable to our independent sales representatives increased by $457,000 during fiscal 2002, because of increased sales. Our warehouse related expenses also increased by $478,000. These expenses are due to the increased importing of the Company's karaoke machines from Hong Kong. Compensation expenses increased $569,935. We grew from 22 employees at March 31, 2001 to 47 employees at March 31, 2002.

Depreciation and Amortization

         The Company's depreciation and amortization expenses were $394,456 for the fiscal year ended March 31, 2002, up from $301,064 in the prior year. The increase in depreciation and amortization expenses can be attributed to the Company's acquisition of new fixed assets during fiscal 2002, which included computers, furniture and other equipment in all of the Company's locations in Florida, California and Hong Kong. It also included the addition of new molds for our expanded product line. The amortization expense includes the amortization of a fee paid to LaSalle Bank for our line of credit facility and the amortization of remaining deferred guarantee fees related to the factoring agreement we terminated in April 2001.

Other Expenses

         Other expenses were $50,821 for the fiscal year ended March 31, 2002 compared with net expenses of $839,572 for the fiscal year ended March 31, 2001. The Company had a large decrease in these miscellaneous items primarily because of the elimination of factoring fees and a decrease in interest expense resulting in a net decrease of $543,279. The Company terminated its factoring agreement in April 2001 and no longer incurs the fees and interest associated with it. The Company replaced the factoring agreement with a lower cost credit facility with LaSalle Business Credit in April 2001. The Company has also begun to generate income from royalty payments received in Hong Kong for the use of Company owned molds by other parties.

Income Before Income Tax Expense

         The Company's income before income taxes increased 95.4% to $8,184,559 for the fiscal year ended March 31, 2002, compared to $4,188,021 for the fiscal year ended March 31, 2001. This increase in profit is due primarily to the increase in sales.

Income Tax Expense

         Our income tax expense was restated for fiscal 2002. Our accrual for income taxes is based on primarily two components: (i) taxes of $1,027,545 which we are paying pursuant to Section 956 of the Internal Revenue Code on an intercompany loans and (ii) taxes of $748,672 for International SMC's business operations in Hong Kong. The total income tax expense for fiscal 2002 was $1,895,494.

LIQUIDITY AND CAPITAL RESOURCES

         As of August 31, 2003, we had cash on hand of approximately $830,000, compared to cash on hand of $86,413 on June 30, 2003 and a bank overdraft of $46,652. As of August 31, we owed approximately $7 million to LaSalle under our revolving credit facility. On or about September 8, 2003, we raised approximately $3.75 million in net proceeds of the private offering of 8% convertible debentures. These funds were used to decrease our outstanding balance with LaSalle. As such, our outstanding credit line with LaSalle was approximately $3.2 million as of September 9, 2003.

         Historically, the Company's operations have been seasonal, with the highest net sales occurring in the second and third quarters (reflecting increased orders for equipment and music merchandise during the Christmas selling months) and to a lesser extent the first and fourth quarters of the fiscal year. Sales in the Company's fiscal second and third quarter, combined, accounted for approximately 85% of net sales in fiscal 2003, 81% of net sales in fiscal 2002 and 75% of net sales in fiscal 2001. We intend on paying the remaining balance of our credit facility with LaSalle and fund our continuing operations by utilizing cash collected from sales of our products.

         On July 10, 2003, we obtained $1 million in subordinated debt financing from a certain officer, directors and an associate of a director ("management group"). On July 28, 2003, an unrelated party posted a $1 million standby letter of credit as further collateral for our credit facility. It is presently expected that these capital infusions will be payable on or after March 31, 2004, the day on which our credit agreement with LaSalle expires. The interest rate on the $1 million loan from the management group is 9.5% per annum. We also may grant additional compensation to this management group for advancing the $1 million to our company in the form of warrants or some other consideration. Prior to granting any compensation to the management group, we will obtain a fairness opinion from a third party.

         As of August 31, 2003, the Company had current assets of approximately $42.7 million, which consisted primarily of accounts receivable and inventory; and current liabilities of approximately $28.8 million. Our inventory levels decreased approximately $3 million between June 30, 2003 and September 15, 2003. The most significant current liabilities include (i) approximately $14.5 million in accounts payable, of which approximately $12.4 million are amounts payable to the factories in China. The majority of these payables are current. Over the past few months, the Company has had discussions with the factories in China and they have indicated that they are willing to extend the payment dates for the Company's obligations.

         Our Hong Kong subsidiary, International SMC, has letters of credit and other various credit facilities available to finance its inventory purchases. International SMC also has a short term loan with the Hong Kong Shanghai Banking Corporation for $2 million which is due by October 31, 2003. Additionally, one of our directors advanced $400,000 to International SMC in March 2003. As of June 30, 2003, the remaining balance of the loan was $200,000 and is due on or before October 31, 2003, bearing interest at the rate of 8% per annum.

         During fiscal 2004, we plan on significantly decreasing our capital expenditures. We currently expect to order $8-$12 million in new inventory for domestic stock. During fiscal 2004, we will attempt to liquidate the excess inventory from fiscal 2003. We believe this inventory is highly marketable and saleable; however, there can be no assurances that we will be able to liquidate this inventory during our upcoming fiscal year.

         The Company's commitments for debt and other contractual arrangements as of March 31, 2003 are summarized as follows:

----------------------------------------------------------------------------------------------------
                                                            Years ending March 31,
----------------------------------------------------------------------------------------------------
                           Total          2004          2005         2006         2007        2008
----------------------------------------------------------------------------------------------------
Revolving Credit
Facility                $6,782,824             --           --           --           --          --
----------------------------------------------------------------------------------------------------
Merchandise License
Guarantee               $1,595,000     $1,395,000     $150,000      $50,000           --          --
----------------------------------------------------------------------------------------------------
Property Leases         $3,638,771     $1,330,158     $924,338     $517,071     $495,545    $371,659
----------------------------------------------------------------------------------------------------
Equipment Leases           $86,016        $46,525      $19,965      $10,322       $7,969      $1,235
----------------------------------------------------------------------------------------------------

         Except for the foregoing, we do not have any present commitment that is likely to result in our liquidity increasing or decreasing in any material way. In addition, except for the Company's need for additional capital to finance inventory purchases, the Company knows of no trend, additional demand, event or uncertainty that will result in, or that is reasonably likely to result in, the Company's liquidity increasing or decreasing in any material way.

         Cash flows used in operating activities were $10,949 for the quarter ended June 30, 2003. Cash flows were used in operating activities primarily due to decreases in accounts receivable in the amount of $1.5 million and increases in accounts payable of $1.3 million. Cash flows used in operating activities were $11,532,761 during the fiscal year ended March 31, 2003. Cash flows were used in operating activities primarily due to increases in accounts receivable in the amount of $2,619,778 and inventory in the amount of $19,635,351 during fiscal 2003. We purchased a higher level of inventory in fiscal 2003 as we had anticipated a higher demand for our products.

         Cash used in investing activities for the quarter ended June 30, 2003 was $299,186. Cash used in investing activities resulted from the purchase of fixed assets in the amount of $299,186. The purchase of fixed assets consists of the tooling and molds required for production of new machines for this fiscal year. Tooling and molds are depreciated over five years. Cash used in investing activities during the fiscal year ended March 31, 2003 was $1,144,064. Cash used in investing activities resulted primarily from the purchase of fixed assets in the amount of $1,144,064. The purchase of fixed assets consists primarily of the tooling and molds required for production of new machines for this fiscal year. Tooling and molds are depreciated over three years.

         Cash flows provided by financing activities were $128,282 for the quarter ended June 30, 2003. This consisted of proceeds from the exercise of options in the amount of $207,735. The Company also had a short-term loan with a director with a balance of $200,000 at June 30, 2003 and a short-term note with a bank for $2 million. The remainder of cash provided from financing activities was provided by net borrowings on the credit line at LaSalle National Bank in the amount of $1.9 million to fund ongoing operations. Cash flows provided by financing activities were $7,424,943 during the fiscal year ended March 31, 2003. This consisted of proceeds from the exercise of warrants and options in the amount of $242,119. The Company also had a short-term loan with a director in the amount of $400,000 during fiscal 2003. The remainder of cash provided from financing activities was provided by net borrowings on the credit line at LaSalle National Bank in the amount of $6,782,824 primarily for the financing of the inventory buildup.

Exchange Rates

         We sell all of our products in U.S. dollars and pay for all of our manufacturing costs in either U.S. or Hong Kong dollars. Operating expenses of the Hong Kong office are paid in Hong Kong dollars. We cannot assure you that the exchange rate fluctuations between the United States and Hong Kong currencies will not have a material adverse effect on our business, financial condition or results of operations.

Seasonal and Quarterly Results

         Historically, the Company's operations have been seasonal, with the highest net sales occurring in the second and third quarters (reflecting increased orders for equipment and music merchandise during the Christmas selling months) and to a lesser extent the first and fourth quarters of the fiscal year. Sales in the Company's fiscal second and third quarter, combined, accounted for approximately 85% of net sales in fiscal 2003, 81% of net sales in fiscal 2002 and 75% of net sales in fiscal 2001.

         The Company's results of operations may also fluctuate from quarter to quarter as a result of the amount and timing of orders placed and shipped to customers, as well as other factors. The fulfillment of orders can therefore significantly affect results of operations on a quarter-to-quarter basis.

Inflation

         Inflation has not had a significant impact on the Company's operations. The Company has historically passed any price increases on to its customers since prices charged by the Company are generally not fixed by long-term contracts.

CRITICAL ACCOUNTING POLICIES

         The U.S. Securities and Exchange Commission defines critical accounting policies as "those that are both most important to the portrayal of a company's financial condition and results, and require management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The management of the Company believes that a high degree of judgment or complexity is involved in the following areas:

         Collectibility of Accounts Receivable. The Company's allowance for doubtful accounts is based on management's estimates of the creditworthiness of its customers, current economic conditions and historical information, and, in the opinion of management, is believed to be an amount sufficient to respond to normal business conditions. Management sets 100% reserves for customers in bankruptcy and other reserves based upon historical collection experience. Should business conditions deteriorate or any major customer default on its obligations to the Company, this allowance may need to be significantly increased, which would have a negative impact on operations.

         Reserves on Inventories. The Company establishes a reserve on inventory based on the expected net realizable value of inventory on an item-by-item basis when it is apparent that the expected realizable value of an inventory item falls below its original cost. A charge to cost of sales results when the estimated net realizable value of specific inventory items declines below cost. Management regularly reviews the Company's investment in inventories for such declines in value.

         Income Taxes. Significant management judgment is required in developing the Company's provision for income taxes, including the determination of foreign tax liabilities, deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. At March 31, 2003 and 2002, the Company had net deferred tax assets of $1.9 million and $191 thousand, respectively. Management evaluates its ability to realize its deferred tax assets on a quarterly basis and adjusts its valuation allowance as necessary. There is no related valuation allowance at March 31, 2003 and 2002.

         The Company's Hong Kong subsidiary has applied for an exemption of income tax in Hong Kong. Therefore, no taxes have been expensed or provided for at the Subsidiary level. Although the governing body has reached no decision to date, the U.S. parent company has reached the decision to provide for the possibility that the exemption could be denied and accordingly has recorded a provision in fiscal 2003, 2002, and 2001.

         The Company may be deemed to have constructively repatriated approximately $5.6 million, $5.7 million and $0 from its foreign operations in 2003, 2002 and 2001, respectively. Accordingly, these earnings were taxed as a deemed dividend based on U.S. statutory rates. No provision has been made for U.S. taxes on the remaining undistributed earnings of the Company's foreign subsidiaries of approximately $3.6 million at March 31, 2003 and $1.9 million at March 31, 2002, as it is anticipated that such earnings would be permanently reinvested in their respective operations in accordance with section 956 of the Internal Revenue Code.

         The Company operates within multiple taxing jurisdictions and is subject to audit in those jurisdictions. Because of the complex issues involved, any claims can require an extended period to resolve. In management's opinion, adequate provisions for income taxes have been made.

         Other Estimates. The Company makes other estimates in the ordinary course of business relating to sales returns and allowances, warranty reserves, and reserves for promotional incentives. Historically, past changes to these estimates have not had a material impact on our financial condition. However, circumstances could change which may alter future expectations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Market risk represents the risk of loss that may impact our financial position, results of operations or cash flows due to adverse changes in financial and commodity market prices and rates. We are exposed to market risk in the areas of changes in United States and international borrowing rates and changes in foreign currency exchange rates. In addition, we are exposed to market risk in certain geographic areas that have experienced or remain vulnerable to an economic downturn, such as China. We purchase substantially all of our inventory from companies in China, and, therefore, we are subject to the risk that such suppliers will be unable to provide inventory at competitive prices. While we believe that, if such an event were to occur we would be able to find alternative sources of inventory at competitive prices, we cannot assure you that we would be able to do so. These exposures are directly related to our normal operating and funding activities. Historically and as of June 30, 2003, we have not used derivative instruments or engaged in hedging activities to minimize market risk.

Interest Rate Risk

         Our exposure to market risk resulting from changes in interest rates relates primarily to debt under our credit facility with LaSalle. Under our credit facility, our interest rate is LaSalle's prime rate plus 1/2 of 1% per annum ("current interest rate"). As of September 15, 2003, our interest rate is 6.5% per annum. We do not believe that near-term changes in the interest rates, if any, will result in a material effect on our future earnings, fair values or cash flows.

Foreign Currency Risk

         We have a wholly owned subsidiary in Hong Kong. Sales by these operations made on a FOB China or Hong Kong basis are dominated in U.S. dollars.

However, purchases of inventory and Hong Kong operating expenses are typically denominated in Hong Kong dollars, thereby creating exposure to changes in exchange rates. Changes in the Hong Kong dollar/U.S. dollar exchange rates may positively or negatively affect our gross margins, operating income and retained earnings. We do not believe that near-term changes in the exchange rates, if any, will result in a material effect on our future earnings, fair values or cash flows, and therefore, we have chosen not to enter into foreign currency hedging transactions. We cannot assure you that this approach will be successful, especially in the event of a significant and sudden change in the value of the Hong Kong dollar.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                  ---------------------------------------------
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE
                     --------------------------------------

         On March 24, 2003, we dismissed Salberg & Company, P.A. ("Salberg & Company"), as our independent certified public accountant. On March 27, 2003, we engaged Grant Thornton, LLP ("Grant Thornton"), as our independent certified public accountant. The Company's decision to change accountants was approved by its Audit Committee on March 24, 2003.

         The report of Salberg & Company on our consolidated financial statements for fiscal 2002, fiscal 2001 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. Furthermore, Salberg & Company did not advise the Company that:

         1) internal controls necessary to develop reliable consolidated financial statements do not exist, or
         2) information has come to the attention of Salberg & Company which made in unwilling to rely upon management's representations or made it unwilling to be associated with the consolidated financial statements prepared by management, or
         3) the scope of the audit should be expanded significantly, or information has come to the attention of Salberg & Company that they have concluded will, or if further investigated might, materially impact the fairness or reliability of a previously issued audit report or the underlying consolidated financial statements, or the consolidated financial statements issued or to be issued covering the fiscal periods subsequent to March 31, 2002 (including information that may prevent it from rendering an unqualified audit report on those consolidated financial statements) or made in unwilling to rely on management's representations or to be associated with the consolidated financial statements prepared by management or,
         4) information has come to the attention of Salberg & Company that they have concluded will, or if further investigated might, materially impact the fairness or reliability of a previously issued audit report or the underlying consolidated financial statements or the consolidated financial statements issued or to be issued covering the fiscal periods subsequent to March 31, 2002 through March 28, 2003, the date of the Form 8-K filing reporting our change in accountants, that had not been resolved to the satisfaction of Salberg & Company or which would have prevented Salberg & Company from rendering an unqualified audit report on such consolidated financial statements.

         During the Company's two most recent fiscal years and all subsequent interim periods through March 24, 2003 , there were no disagreements with Salberg & Company on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Salberg & Company would have caused it to make reference to the subject matter of the disagreements in connection with its reports on these financial statements for those periods.

         The Company did not consult with Grant Thornton regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written or oral advice was provided by Grant Thornton that was a factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issues.

RESTATEMENT

         In July 2003, we revised our position on the taxation of the income of our Hong Kong subsidiary by the United States and Hong Kong tax authorities, which was contained in our audited financial statements for fiscal 2002. We discussed these issues with Salberg & Company and it agreed to opine on the restated financial statements.

                                    BUSINESS
                                    --------

OVERVIEW

         We are engaged in the development, production, distribution, marketing and sale of consumer karaoke audio equipment, accessories and music. We contract for the manufacture of all electronic equipment products with factories located in Asia. We also produce and market karaoke music, including CD plus graphics ("CD+G's"), and audiocassette tapes containing music and lyrics of popular songs for use with karaoke recording equipment. All of our recordings include two versions of each song; one track offers music and vocals for practice and the other track is instrumental only for performance by the participant. Virtually all of the cassettes sold by us are accompanied by printed lyrics, and our karaoke CD+G's contain lyrics, which appear on the video screen. We contract for the reproduction of music recordings with independent studios.

         We were incorporated in California in 1982. We originally sold our products exclusively to professional and semi-professional singers. In 1988, we began marketing karaoke equipment for home use. We believe we were the first company to offer karaoke electronic recording equipment and music for home use in the United States.

         In May 1994, we merged into a wholly owned subsidiary incorporated in Delaware with the same name. As a result of that merger, the Delaware Corporation became the successor to the business and operations of the California Corporation and retained the name The Singing Machine Company, Inc. In July 1994, we formed a wholly owned subsidiary in Hong Kong, now known as International SMC (HK) Ltd. ("International SMC" or "Hong Kong subsidiary"), to coordinate our production and finance in Asia.

         In November 1994, we closed an initial public offering of 2,070,000 shares of our common stock and 2,070,000 warrants. In April 1997, we filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. On March 17, 1998, the U.S. Bankruptcy Court approved our plan of reorganization. On June 10, 1998, our plan of reorganization had been fully implemented. Our common stock currently trades on the American Stock Exchange under the symbol "SMD." We were listed on the AMEX on March 8, 2001. Our principal executive offices are located in Coconut Creek, Florida.

PRODUCT LINES

         We currently have a product line of 34 different models of karaoke machines plus 12 accessories such as microphones, incorporating such features as CD plus graphics player, sound enhancement, echo, tape record/playback features, and multiple inputs and outputs for connection to compact disc players, video cassette recorders, and home theater systems. Our machines sell at retail prices ranging from $30 for basic units to $400 for semi-professional units. We currently offer our music in two formats - multiplex cassettes and CD+G's with retail prices ranging from $6.99 to $19.99. We currently have a song library of over 3,500 recordings, which we license from publishers. Our library of master recordings covers the entire range of musical tastes including popular hits, golden oldies, country, rock and roll, Christian, Latin music and rap. We even have backing tracks for opera and certain foreign language recordings.

MARKETING, SALES AND DISTRIBUTION

MARKETING

         We rely on management's ability to determine the existence and extent of available markets for our products. Our management has considerable marketing and sales background and devotes a significant portion of its time to marketing related activities. We achieve both domestic and direct sales by marketing our hardware and music products primarily through our own sales force and various independent sales representatives. Our representatives are located across the United States and are paid a commission based upon sales in their respective territories. The sales representative agreements are generally one (1) year agreements, which automatically renew on an annual basis, unless terminated by either party on 30 days' notice. At March 31, 2003, we worked with 18 independent sales representatives. We work closely with our major customers to determine marketing and advertising plans.

         We also market our products at various national and international trade shows each year. We regularly attend the following trade shows and conventions: the Consumer Electronics Show each January in Las Vegas; the American Toy Fair each February in New York and the Hong Kong Electronics Show each October in Hong Kong. We spent approximately $674,925, $181,866 and $55,376 on research and development in fiscal 2003, 2002 and 2001, respectively. The primary purpose of our research and development expenses is to develop prototypes and working samples.

         Our karaoke machines and music are marketed under the Company(R) trademark throughout the United States, primarily through mass merchandisers, department stores, direct mail catalogs and showrooms, music and record stores, national chains, specialty stores, and warehouse clubs. Our karaoke machines and karaoke music are currently sold in such stores as Best Buy, Circuit City, J.C. Penney, Target and Toys R Us.

         Our licensing agreements with MTV Networks and Nickelodeon have further expanded our brand name and our customer base. Through our license with MTV, we have begun to focus on the 12 to 24 year old market and through our agreement with Nickelodeon, we have reached an even younger age group between the ages of 3-6. We also expanded our licensed product lines in fiscal 2003 with the addition of Hard Rock Academy(R) and Motown(R) (Universal Music Entertainment) agreements. We believe that the addition of these agreements will help us to reach demographic areas covering all ages.

         In November 2001, we signed an international distributorship agreement with Arbiter Group, PLC ("Arbiter"). Arbiter is the exclusive distributor of Company(R) karaoke machines and music products in the United Kingdom and a non-exclusive distributor in all other European countries. The agreement terminates on December 31, 2003, subject to an automatic renewal provision.

         In March 2003, we signed an international distributorship agreement with Top-Toy (Hong Kong) Ltd. Top-Toy is the exclusive distributor of Company(R) karaoke machines and music products in Denmark, Norway, Sweden, Iceland and Faeroe Islands. The agreement is for three years, from January 1, 2003 until December 31, 2005.

SALES

         As a percentage of total revenues, our net sales in the aggregate to our five largest customers during the fiscal years ended March 31, 2003, 2002 and 2001, respectively, were approximately 67%, 87% and 78% respectively. In fiscal 2003, 2002 and 2001, Best Buy and Toys R Us each accounted for more than 10% of our revenues. In fiscal 2003 Target and in fiscal 2002 Costco also accounted for more than 10% of our revenues. Although we have long-established relationships with all of our customers, we do not have long-term contractual arrangements with any of them. A decrease in business from any of our major customers could have a material adverse effect on our results of operations and financial condition.

         During the last three years, our revenues from international sales have increased. Sales by customer geographic regions were as follows:

                              2003                2002                2001
                          -----------         -----------        -----------
United States             $76,777,138         $62,333,801        $34,391,540
Asia                           21,310              49,314                 --
Australia                     814,334                  --                 --
Canada                        919,642              47,565             11,420
Central America                96,836               5,756                 --
Europe                     15,714,846                  --            433,821
Mexico                      1,225,111                  --                 --
South America                  44,549              39,317             38,570
                          -----------         -----------        -----------
                          $95,613,766         $62,475,753        $34,875,351
                          ===========         ===========        ===========

         Returns of electronic hardware and music products by our customers are generally not permitted except in approved situations involving quality defects, damaged goods, goods shipped in error or goods that are shipped on a consignment basis. Our policy is to give credit to our customers for the returns in conjunction with the receipt of new replacement purchase orders. Our credit policies are tailored to our customer base. We have not suffered significant credit losses to date.

DISTRIBUTION

         We distribute hardware products to retailers and wholesale distributors through two methods: shipments of product from inventory (domestic sales), and shipments of product directly through our Hong Kong subsidiary and manufacturers in Asia (direct sales). Domestic sales, which account for substantially all of our music sales, are made to customers located throughout the United States from inventories maintained at our warehouse facilities in Florida or California.

         Domestic Sales. Our strategy of selling products from a domestic warehouse enables us to provide timely delivery and serve as a "domestic supplier of imported goods." We purchase karaoke machines overseas from certain factories in China for our own account, and warehouse the products in leased facilities in Florida and California. We are responsible for costs of shipping, insurance, customs clearance, duties, storage and distribution related to such products and, therefore, warehouse sales command higher sales prices than direct sales. We generally sell from our own inventory in less than container-sized lots. In the fiscal year ended March 31, 2003, approximately 48% of our consolidated sales were domestic sales.

         Direct Sales. We ship some hardware products sold by us directly to customers from Asia through International SMC, our Subsidiary. Sales made through International SMC are completed by either delivering products to the customers' common carriers at the shipping point or by shipping the products to the customers' distribution centers, warehouses, or stores. Direct sales are made in larger quantities (generally container sized lots) to customers world wide, who pay International SMC pursuant to their own international, irrevocable, transferable letters of credit or on an open account. In the fiscal year ended March 31, 2003, approximately 52% of our consolidated sales were direct sales.

MANUFACTURING AND PRODUCTION

         Our karaoke machines are manufactured and assembled by third parties pursuant to design specifications provided by us. Currently, we have ongoing relationships with six factories, located in the Shenzhen Special Economic Zone and Guangdong Province of the People's Republic of China, who assemble our karaoke machines and related products. In manufacturing our karaoke machines and related products, these factories use molds and certain other tooling, most of which are owned by International SMC. Our products contain electronic components manufactured by other companies such as Panasonic, Sanyo, Toshiba, and Sony. Our manufacturers purchase and install these electronic components in our karaoke machines and related products. The finished products are packaged and labeled under our Company(R) trademarks.

         We have obtained copyright licenses from music publishers for all of the songs in our music library. We contract with outside studios on a work-for hire basis to produce recordings of these songs. After the songs have been recorded, the Company authors the CD+G's in our in-house studio. We use outside companies to mass-produce the CD+G's and audiocassettes, once the masters have been completed.

         While our equipment manufacturers purchase our supplies from a small number of large suppliers, all of the electronic components and raw materials used by them are available from several sources of supply, and we do not anticipate that the loss of any single supplier would have a material long-term adverse effect on our business, operations, or financial condition. Similarly, although we primarily use six factories to manufacture our karaoke machines and accessories, and a small number of studios to record our music (including our in-house production), we do not anticipate that the loss of any single manufacturer or single studio would have a material long-term adverse effect on our business, operations or financial condition. To ensure that our high standards of product quality and factories meet our shipping schedules, we utilize Hong Kong based employees of International SMC as our representatives. These employees include product inspectors who are knowledgeable about product specifications and work closely with the factories to verify that such specifications are met. Additionally, key personnel frequently visit our factories for quality assurance and to support good working relationships.

         All of the electronic equipment sold by us is warranted to the end user against manufacturing defects for a period of ninety (90) days for labor and parts. All music sold is similarly warranted for a period of 30 days. During the fiscal years ended March 31, 2003, 2002 and 2001, warranty claims have not been material to our results of operations.

MERCHANDISE LICENSE AGREEMENTS

         In November 2000, we entered into a multi-year merchandise license agreement with MTV Networks, a division of Viacom International, Inc., to create the first line of MTV karaoke machine and compact disks with graphics ("CD+G's") featuring music for MTV's core audience. Under the licensing agreement, we originally produced two MTV-branded machines for the fiscal 2002 year: (1) a large format karaoke machine with a built in, fully functional television that enables users to view song lyrics and (2) a small karaoke system that connects to a television. We also produced exclusive CD+G's featuring music catering to MTV's core audience, that were distributed with the MTV branded karaoke machines. We have amended the agreement three times since November 2000. For fiscal 2004, our line will consist of nine MTV branded machines and a wide assortment of MTV branded music. Our license covers the sale of MTV products in the United States, Canada and Australia. In December 2002, we entered into an amendment, which adjusted some of the financial aspects of the agreement and added an additional minimum guarantee of royalty payments of $1,500,000. The MTV license expires on December 31, 2003 and management is currently in negotiations to extend this agreement beyond that date. We do not believe that the payment of these guaranteed fees will adversely affect our ongoing operations.

         In December 2001, we entered into a multi-year license agreement with the Nickelodeon division of MTV Networks. Under this license, we originally created a line of two Nickelodeon branded machines and music for the fiscal 2003 year. This has expanded to five machines, plus a line of Nickelodeon music. These products are distributed through our established distribution channels. Over the term of this license agreement, we are obligated to make guaranteed minimum royalty payments of $450,000. We do not believe that the payment of these guaranteed fees will adversely affect our ongoing operations. The Nickelodeon license expires on December 31, 2004.

         In December 2002, we entered into a multi-year license agreement with Hard Rock Academy, a division of Hard Rock Cafe. This agreement allows the Company to produce and market a line of its karaoke machines and complementary music through its distribution channels. The first branded machine was introduced in the fourth quarter of fiscal 2003 and a line of music is currently under development. Over the term of this license agreement, we are obligated to make guaranteed minimum royalty payments over a specified period of time in the total amount of $250,000. We do not believe that the payment of these guaranteed fees will adversely affect our ongoing operations. The Hard Rock Academy license expires on December 31, 2005.

         In February 2003, we entered into a multi-year license agreement with Universal Music Entertainment to market a line of Motown karaoke machines and music. This agreement and its subsidiary agreement signed in March 2003, allow The Company to be the first to use original artist recordings for our CD+G formatted karaoke music. The original introduction will be one machine and six CD+G discs. Over the term of this license agreement, we are obligated to make guaranteed minimum royalty payments over a specified period of time in the amount of $300,000. We do not believe that the payment of these guaranteed fees will adversely affect our ongoing operations. The Universal Music Entertainment license expires on March 31, 2006.

         We distribute all of our licensed products through our established distribution channels, including Best Buy, Costco, JC Penny, Sam's Club, Target and Toys R Us. Our distribution network also includes the online versions of these retail customers.

COMPETITION

         Our business is highly competitive. Our major competitors for karaoke machines and related products are Craig, Curtis, Grand Prix and Memorex. We believe that competition for karaoke machines is based primarily on price, product features, reputation, delivery times, and customer support. Our primary competitors for producing karaoke music are Pocket Songs, UAV, Sybersound and Sound Choice. We believe that competition for karaoke music is based primarily on popularity of song titles, price, reputation, and delivery times.

         We try to stay ahead of our competition by introducing new products each year and upgrading our existing products. We believe that we were one of the first companies to introduce CD+G technology to karaoke machines. In fiscal 2004, we will be introducing more than 20 new models of karaoke machines.

         In addition, we compete with all other existing forms of entertainment including, but not limited to, motion pictures, video arcade games, home video games, theme parks, nightclubs, television and prerecorded tapes, CD's, and videocassettes. Our financial position depends, among other things, on our ability to keep pace with changes and developments in the entertainment industry and to respond to the requirements of our customers. Many of our competitors have significantly greater financial, marketing, and operating resources and broader product lines than we do.

TRADEMARKS

         We have registered various trademarks with the United States Patent & Trademark Office for our Company(R) products and also have common law rights in these trademarks. We have also registered our trademarks in Germany, the Benelux countries, Switzerland and the United Kingdom. In fiscal 2003, we filed an application to obtain a European Community Trademark for the 15 European Community countries and filed registrations in certain Asian countries.

         Our trademarks are a significant asset because they provide product recognition. We believe that our intellectual property is significantly protected, but there are no assurances that these rights can be successfully asserted in the future or will not be invalidated, circumvented or challenged.

COPYRIGHTS AND LICENSES

         We hold federal and international copyrights to substantially all of the music productions comprising our song library. However, since each of those productions is a re-recording of an original work by others, we are subject to contractual and/or statutory licensing agreements with the publishers who own or control the copyrights of the underlying musical compositions. We are obligated to pay royalties to the holders of such copyrights for the original music and lyrics of all of the songs in our library that have not passed into the public domain. We are currently a party to more than 3,500 different written copyright license agreements.

         The majority of the songs in our song library are subject to written copyright license agreements, oftentimes referred to as synchronization licenses. Our written licensing agreements for music provide for royalties to be paid on each song. The actual rate of royalty is negotiable, but typically ranges from $0.09 to $0.18 per song on each CD that is sold. Our written licenses typically provide for quarterly royalty payments, although some publishers require reporting on a semi-annual basis.

         We currently have compulsory statutory licenses for certain songs in our song library, which are reproduced on audiocassettes. The Federal Copyright Act creates a compulsory statutory license for all non-dramatic musical works, which have been distributed to the public in the United States. Royalties due under compulsory licenses are payable quarterly and are based on the statutory rate. The statutory rate is the greater of $0.08 per song for five minutes of playing time or $0.0155 per minute of playing time or fraction thereof with respect to each item of music produced and distributed by us. We also have written license agreements for substantially all of the printed lyrics, which are distributed with our audiocassettes, which licenses also typically provide for quarterly payments of royalties at the statutory rate.

GOVERNMENT REGULATION

         Our karaoke machines must meet the safety standards imposed in various national, state, local and provincial jurisdictions. Our karaoke machines sold in the United States are designed, manufactured and tested to meet the safety standards of Underwriters Laboratories, Inc. or Electronic Testing Laboratories. Our production and sale of music products is subject to federal copyright laws.

         The manufacturing operations of our foreign suppliers in China are subject to foreign regulation. China has permanent "normal trade relations" ("NTR") status under US tariff laws, which provides a favorable category of US import duties. China's NTR status became permanent on January 1, 2002, following enactment of a bill authorizing such status upon China's admission to the World Trade Organization ("WTO") effective as of December 1, 2001. This substantially reduces the possibility of China losing its NTR status, which would result in increasing costs for the Company.

SEASONALITY AND SEASONAL FINANCING

         Our business is highly seasonal, with consumers making a large percentage of karaoke purchases around the traditional holiday season in our third quarter. A significant portion of our customers place orders in our second and third quarter in anticipation of such holiday buying. These seasonal purchasing patterns and requisite production lead times cause risk to our business associated with the underproduction or overproduction of products that do not match consumer demand. Retailers also attempt to manage their inventories more tightly, requiring the Company to ship products closer to the time that retailers expect to sell the products to consumers. These factors increase the risk that the Company may not be able to meet demand for certain products at peak demand times, or that the Company's own inventory levels may be adversely impacted by the need to pre-build products before orders are placed. In fiscal 2003, we overestimated the demand for our products and had $25 million of inventory as of March 31, 2003.

         In fiscal 2003 and 2002, our financing of seasonal working capital grew in the first quarter and peaked in the second and third quarter, consistent with the industry taken as a whole. We are currently in the process of seeking to amend our existing line of credit. If these efforts are unsuccessful, we will need to seek alternative facilities. To finance seasonal working capital requirements of our Hong Kong subsidiary, we expect to use short-term foreign credit lines with a number of banks. Our foreign credit lines total approximately $5.5 million. As of July 10, 2003, we expect to spend approximately $15 million on inventory, in addition to the $25 million on hand as of March 31, 2003. However, we may change this amount depending on business requirements.

BACKLOG

         We ship our products in accordance with delivery schedules specified by our customers, which usually request delivery within three months. In the consumer electronics industry, orders are subject to cancellation or change at any time prior to shipment. In recent years, a trend toward just-in-time inventory practices in the toy industry has resulted in fewer advance orders and therefore less backlog of orders for the Company. We believe that backlog orders at any given time may not accurately indicate future sales.

EMPLOYEES

         As of September 15, 2003, we employed 57 persons, all of whom are full-time employees, including four executive officers. Fourteen of our employees are located at International SMC's corporate offices in Hong Kong. The remaining thirty-four employees are based in the United States, including the four executive positions; sixteen are engaged in warehousing and technical support, and fourteen in accounting, marketing, sales and administrative functions.

PROPERTIES

         Our corporate headquarters are located in Coconut Creek, Florida in an 18,000 square foot office and warehouse facility. Our four leases for this office space expire on August 31, 2004. We sublease showroom space at the International Toy Center in New York City. We have leased 9,393 square feet of office and showroom space in Hong Kong from which we oversee our China based manufacturing operations. Our two leases for this space in the Ocean Center building expire on April 30, 2005 and May 31, 2005, respectively.

         We have two warehouse facilities in southern California. The Compton facility has 69,000 square feet and the lease expires on February 23, 2008. The Rancho Dominguez location has 94,650 square feet, predominately warehouse. This lease expires June 30, 2005. We have also subleased warehouse space in Carson, California, that we previously leased for warehouse space to an unrelated third party until the expiration of the lease, January 2004. We intend to consolidate our operations by October of 2003 and sublease one of the remaining facilities for the term of its lease.

         We believe that the facilities are well maintained, are in substantial compliance with environmental laws and regulations, and are adequately covered by insurance. We also believe that these leased facilities are not unique and could be replaced, if necessary, at the end of the term of the existing leases.

LEGAL PROCEEDINGS

         We filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Florida, case number 97-22199-BKC-RBR, on April 11, 1997. On March 17, 1998, the U.S. Bankruptcy Court confirmed our First Amended Plan of Reorganization. As of June 10, 1998, our plan has been fully implemented.

         From July 2, 2003 through October 2, 2003, seven securities class action lawsuits and a shareholder's derivative action were filed against the Company and certain of its officers and directors in the United States District Court for the Southern District of Florida on behalf of all persons who purchased the Company's securities during the various class action periods specified in the complaints. On September 18, 2003, United States District Judge William J. Zlock entered an order consolidating the seven (7) purported class action law suits and one (1) purported shareholder derivative action into a single action case styled Frank Bielanski v. Salberg & Company, P.A., et al - Case Number: 03-80596 - CIV - ZLOCK. The complaints that were filed allege violations of Section 10(b) and Section 20(a) of the Securities Exchange Act of 1934 and Rule 10(b)-5. The complaints seek compensatory damages, attorney's fees and injunctive relief. While the specific factual allegations vary slightly in each case, the complaints generally allege that defendants falsely represented the Company's financial results during the relevant class periods. We believe the allegations in these cases are without merit and we intend to vigorously defend these actions.

         We are also involved in certain routine litigation matters incidental to our business and operations, which we do not believe are material to our business. In September 2003, we had a disagreement with AG Edwards & Sons, Inc. ("AG Edwards") regarding the terms of our investment banking relationship. We believed that AG Edwards had waived its right of first refusal to assist us in raising capital in a private offering and retained Roth Capital Partners, LLC to raise $4 million in the convertible debenture offering. However, AG Edwards did not believe that it had waived its right of first refusal. Although we believe that our position is correct, for business reasons we have decided to settle this potential claim. We have had discussions with AG Edwards about this matter and tentatively both parties have agreed to enter into a settlement agreement in which we have agreed to pay AG Edwards $100,000 in cash over a five month period and $100,000 in stock valued at the current market price. However, as of October 7, 2003, we have not yet finalized a definitive settlement agreement with them.

                                   MANAGEMENT
                                   ----------

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information with respect to our executive officers and directors as of September 15, 2003.

NAME                      AGE    POSITION
----                      ---    --------
Robert J. Weinberg        54     Chief Executive Officer & Director
Yi Ping Chan              39     Chief Operating Officer, Secretary
April J. Green            39     Chief Financial Officer
Jack Dromgold             59     Executive Vice President of Sales
                                 And Marketing
Josef A. Bauer            65     Director
Howard W. Moore           72     Chairman of the Board

         Robert Weinberg has served as our Chief Executive Officer since August 3, 2003 and has served as a director since March 9, 2001. Mr. Weinberg has considerable experience in toy products, marketing, licensing, merchandising and packaging. He is currently the founder and president of Value Creations Group, a toy company based in Saddle River, New Jersey. Previously, he served in various positions of increasing responsibility with Toys `R Us, rising through the ranks from buyer trainee in 1971 to Senior Vice President - General Merchandise Manager in 1997. In these later positions, he was responsible for purchasing advertising/marketing, imports, product development, store planning and allocations. He retired from Toys `R' Us in March 2000.

         Yi Ping Chan has served as our Chief Operating Officer since May 2, 2003. Prior to this appointment, Chan was a consultant to Company. Mr. Chan was a founder of MaxValue Capital Ltd., a Hong Kong-based management consulting and investment firm, and co-founder of E Technologies Ltd., Hong Kong, which specialized in health care technology transfer from April 1996 to March 2003. Prior to that, he was Chief Strategist and Interim CFO from January 2000 to June 2002, of a Hong Kong-based IT and business process consulting firm with operations in Hong Kong, China and the US. He also held a senior management position with a Hong Kong-based venture capital and technology holding company with operations in Hong Kong, China and the US. From 1994 to 1997, Mr. Chan was Business Development Manager for AlliedSignal Inc. (now part of Honeywell International, inc.) and Knorr-Bremse Far East Ltd., where he focused on joint ventures and acquisitions in China and Japan. Earlier, he was Senior Associate Engineer for IBM in New York, and began his career as a member of the technical staff of TRW Corporation in Redondo Beach, California. Under IBM sponsorship, Mr. Chan earned an MBA in 1994 and a MSEE in 1990 from Columbia University, and a BSEE with Magna Cum Laude in 1987 from Polytechnic University, New York. Mr. Chan is a member of the Young Entrepreneurs' Organization, serving as a board member of the Hong Kong chapter in 2002 and 2003. He also served as a development advisor and associate for the Global Chinese Business Initiative at the Wharton School, University of Pennsylvania from 1998 to 2001.

         April Green has served as our Chief Financial Officer since March 15, 2002. Ms. Green joined our company in June 1999 as our controller and was promoted to the position of Director of Finance & Administration in January 1, 2000. Prior to joining us, Ms. Green held various positions of increasing responsibility with Monogram International, a large, Florida-based novelty and toy company from February 1993 to June 1999. At Monogram, Ms. Green rose from Staff Accountant to Controller. Prior to June 1999, she served in a variety of financial positions in the automotive industry in the Tampa area. Ms. Green is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants (AICPA) and a member of the AWSCPA (American Woman's Society of CPA's).

         Jack Dromgold has served as our Executive Vice President of Sales and Marketing since April 16, 2002. Prior to joining us, Mr. Dromgold served as Vice President of Sales for Hasbro Games from 1993 through April 2002. Mr. Dromgold is a 35-year veteran of the toy and game industry and has been involved in the development of sales programs to support the launch of many new products over the years.

         Josef A. Bauer has served as a director since October 15, 1999. Mr. Bauer previously served as a director of the Company from February 1990 until September 1991 and from February 1995 until July 1997, when we began our Chapter 11 proceeding. Mr. Bauer presently serves as the Chief Executive Officer of the following three companies: Banisa Corporation, a privately owned investment company, since 1975; Trianon, a jewelry manufacturing and retail sales companies since 1978 and Seamon Schepps, also a jewelry manufacturing and retail sales company since 1999.

         Howard Moore has served as a director since August 2000. Mr. Moore served in various capacities for Toys R Us from 1984 through June 2000. From 1984, when Mr. Moore joined Toys 'R Us as executive vice president and general merchandise manager, until 1990, when he retired, sales increased from $480 million to $4.8 billion. Mr. Moore served on the Toys 'R' Us board of directors from 1984 until June 2000. He is also founder and president of Howard Moore Associates, a company, which provides marketing, product licensing, packaging and merchandising consulting to the toy industry. Previously, he was president and CEO of Toy Town, USA, Inc. after founding and operating two other toy chain stores. Mr. Moore is currently serving as the Chairman of the Advisory Board of Leapfrog Enterprises, Inc.

         Our directors serve for a term of one year, or until their successors shall have been elected and qualified. Our executive officers are appointed and serve at the discretion of the Board of Directors. There are no family relationships among any of our directors and executive officers. However, one of our key personnel, John Steele, our Director of Sales - International, is the son of Edward Steele, our former Chief Executive Officer and Director.

Board Committees

         We have an audit committee, an executive compensation/stock option committee and a nominating committee. The audit committee consists of Messrs. Bauer, Moore and Weinberg. The audit committee recommends the engagement of independent auditors to the board, initiates and oversees investigations into matters relating to audit functions, reviews the plans and results of audits with our independent auditors, reviews our internal accounting controls, and approves services to be performed by our independent auditors. The executive compensation/stock option committee consists of Messrs. Bauer, Moore and Weinberg. The executive compensation/stock option committee considers and authorizes remuneration arrangements for senior management and grants options under, and administers our employee stock option plan. The entire Board of Directors operates as a nominating committee. The nominating committee is responsible for reviewing the qualifications of potential nominees for election to the Board of Directors and recommending the nominees to the Board of Directors for such election.

Director's Compensation

         It is the general policy of the Board that compensation for independent directors should be a mix of cash and equity-based compensation. Employee directors are not paid for Board service in addition to their regular compensation. In fiscal 2003, each independent director was paid an annual directors fee of $10,000 in shares of our common stock.

         In addition, it is our policy to grant options to each of our outside independent directors and reimburse each director for our of-pocket-expenses for each Board meeting attended. Each independent director will receive 10,000 options for each year of service on our Board. The exercise price of the options will be equal to the fair market value of our common stock on the day before our annual or special shareholders meeting. The options will be exercisable for a period of five years after the vesting date. During fiscal 2002, we granted each of our three outside director an option to purchase a total of 10,000 share at an exercise price of $11.09 per share.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain compensation information for the fiscal years ended March 31, 2003, 2002, and 2001 with regard to Edward Steele, our Chief Executive Officer, and each of our other executive officers whose compensation exceeded $100,000 on an annual basis (the "Named Officers"):

--------------------------------------------------------------------------------------------------------------------------------
                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------------------------
                                           ANNUAL COMPENSATION                           LONG TERM COMPENSATION
--------------------------------------------------------------------------------------------------------------------------------
NAME OF INDIVIDUAL AND    YEAR      SALARY     BONUS      OTHER ANNUAL      RESTRICTED   SECURITIES    LTIP      ALL OTHER
PRINCIPAL POSITION                                        COMPENSATION(1)   STOCK        UNDERLYING/   PAYOUTS   COMPENSATION(2)
                                                                            AWARD(S)     OPTIONS/
                                                                                         SAR'S
--------------------------------------------------------------------------------------------------------------------------------
Edward Steele, CEO(3)     2003     $382,352   $      0        $8,671            0          30,000         0       $ 17,969
--------------------------------------------------------------------------------------------------------------------------------
                          2002     $364,145   $192,133        $8,258            0          15,000         0       $ 17,908
--------------------------------------------------------------------------------------------------------------------------------
                          2001     $320,865   $256,289        $7,938            0         315,000         0       $ 10,515
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
John Klecha,              2003     $300,117   $      0        $6,555            0          24,000                 $ 13,264
President, COO(4)
--------------------------------------------------------------------------------------------------------------------------------
                          2002     $286,111   $157,200        $6,242            0          15,000         0       $ 11,725
--------------------------------------------------------------------------------------------------------------------------------
                          2001     $255,777   $205,031        $6,000            0         300,000         0       $  6,007
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
April Green, CFO (5)      2003     $122,200   $ 25,000        $3,900            0          20,000         0       $ 13,551
--------------------------------------------------------------------------------------------------------------------------------
                          2002     $ 88,825   $ 25,000        $3,900            0          30,000         0       $  7,091
--------------------------------------------------------------------------------------------------------------------------------
                          2001     $ 83,658   $ 17,000        $3,900            0           7,500         0       $  3,321
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
Jack Dromgold,            2003     $210,277   $ 50,000(7)     $5,538            0         100,000         0       $154,072(8)
Executive Vice
President, Sales &
Marketing (6)
--------------------------------------------------------------------------------------------------------------------------------

(1) The amounts disclosed in this column for fiscal 2003, 2002 and 2001 include automobile expense allowances, which are provided pursuant to the executive's employment agreements.
(2) Includes the Company's matching contributions under its 401(k) savings plan and medical insurance pursuant to the executive's employment agreements.
(3) Mr. Steele resigned as our Chief Executive Officer and as a director effective as of August 3, 2003.
(4) Mr. Klecha resigned as our President and Chief Operating Officer effective as of May 2, 2003.
(5) Ms. Green has served as our Chief Financial Officer since March 15, 2002. She served as the Director of Finance and Administration from January 1, 2000 through March 14, 2002 and as our controller from June 1999 through December 2000.
(6)      Mr. Dromgold joined our company on April 15, 2003.
(7) Mr. Dromgold received $50,000 as a signing bonus when he joined our company pursuant to his employment agreement.
(8) Includes relocation expenses of $45,529, the Company matching contributions of 8,543 under its 401(k) savings plan and medical insurance and a $100,000 value attributed to options granted to Mr. Dromgold. After one year of employment, Mr. Dromgold had the right to sell 50,000 options that were granted to him under his employment agreement back to the Company at a price of $100,000. Mr. Dromgold did not elect to exercise this right during fiscal 2003 and the Company extended this right for another year.

OPTION GRANTS IN FISCAL 2003

         The following table sets forth information concerning all options granted to our officers and directors during the year ended March 31, 2003. No stock appreciation rights ("SAR's") were granted.

                                                                                            POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF STOCK
                                         TOTAL OPTIONS                                      PRICE APPRECIATION
                  SHARES                 GRANTED TO                                         FOR OPTION TERM(2)
                  UNDERLYING             EMPLOYEES IN     EXERCISE PRICE     EXPIRATION
NAME              OPTIONS GRANTED(1)     FISCAL YEAR      PER SHARE          DATE           5%          10%
------------------------------------------------------------------------------------------------------------------
Edward Steele     30,000                     5.25%          $14.30           7/15/08        $118,525    $261,908

John Klecha       24,000                     4.28%          $14.30           7/15/08        $ 94,800    $209,520

Jack Dromgold     50,000(3)                  8.76%          $ 8.61           8/14/07        $ 92,775    $199,795
                  50,000(4)                                 $ 9.00          12/31/08        $124,327    $274,730

April Green       20,000(4)                  3.50%          $ 9.00          12/31/08        $ 49,731    $109,891

----------
(1) All options were granted pursuant to the Year 2001 Stock Option Plan. Option exercise prices were at the market when granted.

(2) The dollar amounts under these columns are the result of calculations based on the market price on the date of grant at an assumed annual rate of appreciation over the maximum term of the option at 5% and 10% as required by applicable regulations of the SEC and, therefore, are not intended to forecast possible future appreciation, if any of the common stock price. Assumes all options are exercised at the end of their respective terms. Actual gains, if any, on stock option exercises depend on the future performance of the common stock.

(3) Half of these options, 25,000 vested on April 15, 2003 and the remaining 25,000 vest on April 15, 2004.

(4) Twenty percent of the options are exercisable on January 1, 2004 and 20% exercisable each January 1st thereafter with the last 20% becoming exercisable on January 1, 2008. These options expire with varying expiration dates from December 31, 2009 through December 31, 2013.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED MARCH 31, 2003
AND OPTION VALUES

         The following table sets forth information as to the exercise of stock options during the fiscal year ended March 31, 2002 by our officers listed in our Summary Compensation Table and the fiscal year-end value of unexercised options.

                                                                             VALUE OF
                                                         NUMBER OF           UNEXERCISED
                                                         UNEXERCISED         IN-THE-MONEY
                                                         OPTIONS AT          OPTIONS AT
                                                         FISCAL YEAR END     FISCAL YEAR END(2)
                                         -----------     ---------------     ------------------
                       SHARES ACQUIRED   VALUE           EXERCISABLE/        EXERCISABLE/
NAME OF INDIVIDUAL     UPON EXERCISE     REALIZED(1)     UNEXERCISABLE       UNEXERCISABLE
-----------------------------------------------------------------------------------------------
Edward Steele                     0             0          352,500/0          $2,251,050/0
John Klecha                       0             0          382,500/0          $2,502,330/0
Jack Dromgold                     0             0           25,000/75,000     $0/0
April Green                   1,000        $3,940           26,000/20,000     $  128,440/0

----------
(1) Value realized is based on the difference between the closing price of our common stock on the date of exercise and the option exercise prices times the number of outstanding options.

(2) Value of unexercised options equals $6.98, the average of the high and low trading prices on March 31, 2003, less the option exercise price multiplied by the number of shares exercisable or unexercisable.

EMPLOYMENT AGREEMENTS

         Robert Weinberg. Mr. Weinberg became our Chief Executive Officer effective as of August 3, 2003. After we closed our private offering on September 8, 2003, we began paying Mr. Weinberg a salary equal to $300,000 per annum in accordance with our normal payroll practices. We intend to enter into an employment agreement with Mr. Weinberg in the near future. However, as of September 15, 2003, we have not finalized the terms of Mr. Weinberg's employment with our company.

         April Green. On March 15, 2002, we entered into a three-year employment agreement with April Green, our Chief Financial Officer. Pursuant to Ms. Green's employment agreement, she is entitled to receive base compensation of $122,200 per year, which amount automatically increases during the second and third fiscal years by not less than the greater of 5% or the annual increase in the consumer price index. The agreement also provides for discretionary bonuses based on a percentage of the Company's current bonus pool. In the event of a termination of her employment following a change of control, Ms. Green would be entitled to a lump sum payment of 50% of the amount of her total compensation in the twelve months preceding such termination. During the term of her employment agreement and for a period of one year after her termination for cause, Ms. Green cannot directly or indirectly compete with our company in the karaoke industry in the United States.

         Yi Ping Chan Effective as of May 2, 2003, we entered into a three-year employment agreement with Yi Ping Chan, our Chief Operating Officer. Mr. Chan is entitled to receive an annual salary equal to $250,000 per year, plus bonuses and increases in his annual salary, at the sole discretion of the Company's Board of Directors. In July 2003, Mr. Chan agreed to accept 15% of his salary during nine-month period between July 1, 2003 through March 31, 2004 in the form of stock rather than cash. We also agreed to grant Mr. Chan options to purchase 150,000 shares of the Company's common stock, of which 50,000 options will vest each year and to reimburse him for moving expenses of up to $40,000.

         In the event of a termination of his employment following a change of control, Mr. Chan would be entitled to a lump sum payment of 100% of the amount of his total compensation in the twelve months preceding such termination. During the term of his employment agreement and for a period of two year after his termination for cause, Mr. Chan cannot directly or indirectly compete with our company in the karaoke industry in the United States.

         Jack Dromgold. On April 15, 2002, we entered into a three-year employment agreement with Jack Dromgold, expiring on April 14, 2005. We hired Mr. Dromgold to be our Executive Vice President of Sales and Marketing. Mr. Dromgold's employment agreement will be automatically be extended for an additional year, unless either party gives written notice at least sixty days prior to the end of the three-year term. Pursuant to Mr. Dromgold's employment agreement, he is entitled to receive base compensation of $220,000 per year, which amount automatically increases during the second and third fiscal years by not less than the greater of 5% or the annual increase in the consume price index. In July 2003, Mr. Dromgold agreed to accept 15% of his salary during nine-month period between July 1, 2003 through March 31, 2004 in the form of stock rather than cash.

         As a signing bonus, we agreed to pay Mr. Dromgold a signing bonus in the amount of $50,000 and options to purchase 50,000 shares of our common stock. We also gave Mr. Dromgold the right to sell the 50,000 options back to us for $100,000 after his first year of employment with the company. Mr. Dromgold did not exercise this right after his first year of employment and in May 2003 we verbally extend his put option for another year until April 15, 2004. We also agreed to grant Mr. Dromgold a minimum of 50,000 options for each year of his employment with the company. During his first year of employment, Mr. Dromgold's bonus is equal to 1% of new accounts shipped, but will be equal to a minimum of $50,000. During the second year of his employment, Mr. Dromgold's bonus will be switched to 10% of the Company's then current bonus plan. We also agreed to pay Mr. Dromgold's certain moving expenses in connection with his move from Massachusetts to Florida. Mr. Dromgold's moving expenses were $39,000.

         In the event of a termination of Mr. Dromgold's employment in the event of a change in control, Mr. Dromgold would be entitled to a lump sum payment of 50% of the amount of his total compensation in the twelve months preceding such termination. During the term of his employment agreement and for a period of one year after his termination for cause or his voluntary termination of his employment, Mr. Dromgold can not directly or indirectly compete with our company in the karaoke industry in the United States.

         Edward Steele. Mr. Steele resigned as our Chief Executive Officer and as a Director effective as of August 3, 2003. Mr. Steele continues to be employed as an employee of the Company under his employment dated March 1, 1998 and as amended on May 5, 2000. Mr. Steele's employment agreement expires on February 28, 2004. Under this agreement, his annual compensation was $367,500 for fiscal 2003. In July 2003, Mr. Steele agreed to accept 15% of his salary during eight month period between July 1, 2003 through February 28, 2004 in the form of stock rather than cash. The agreement also provides for a discretionary bonuses determined by our Board of Directors. Mr. Steele did not receive a discretionary bonus for fiscal 2003. In the event of a termination of Mr. Steele's employment in the event of a change in control, Mr. Steele would be entitled to a lump sum payment of 300% of the amount of his total compensation in the twelve months preceding such termination. During the term of his employment agreement and for a period of one year after his termination for cause or his voluntary termination of his employment, Mr. Steele can not directly or indirectly compete with our company in the karaoke industry in the United States.

         John Klecha. Mr. Klecha was employed as our Chief Operating Officer pursuant to an employment agreement dated July 1, 2000. Mr. Klecha's employment agreement was to expire on May 31, 2003 and would automatically extend for an additional year, until May 31, 2004, unless either party gave written notice at least sixty days prior to the end of the three-year term. We gave Mr. Klecha notice that we would not renew his employment agreement in February 2003. Mr. Klecha resigned as our Chief Operating Officer and President, effective as of May 2, 2003. In connection with his resignation, we entered into a separation and release agreement. Under this agreement, we agreed to provide Mr. Klecha with a severance payment equal to $183,707, which consisted of (i) salary and auto allowance through May 31, 2003, (ii) four weeks of accrued vacation time,
(iii) four months of salary and automobile allowance payments and (iv) seven months COBRA reimbursement payments. In exchange, Mr. Klecha agreed to release the Company from any liability in connection with termination of employment.

EQUITY COMPENSATION PLANS AND 401(K) PLAN

         The Company has two stock option plans: the 1994 Amended and Restated Stock Option Plan ("1994 Plan") and the Year 2001 Stock Option Plan ("Year 2001 Plan"). Both the 1994 Plan and the Year 2001 Plan provide for the granting of incentive stock options and non-qualified stock options to our employees, officers, directors and consultants As of March 31, 2001, we had 970,225 options issued and outstanding under our 1994 Plan and 81,750 options are issued and outstanding under our Year 2001 Plan.

         The following table gives information about equity awards under our 1994 Plan, the Year 2001 Plan.

                            NUMBER OF SECURITIES TO BE     WEIGHTED-AVERAGE         NUMBER OF SECURITIES REMAINING
                            ISSUED UPON EXERCISE           EXERCISE PRICE OF        AVAILABLE FOR FUTURE ISSUANCE UNDER
                            OR OUTSTANDING OPTIONS,        OUTSTANDING OPTIONS,     EQUITY COMPENSATION PLANS
PLAN CATEGORY               WARRANTS AND RIGHTS            WARRANTS AND RIGHTS      (EXCLUDING SECURITIES IN COLUMN (A))
-------------               --------------------------     --------------------     ------------------------------------
Equity Compensation
Plans approved by
Security holders                    1,513,250                     $4.38                         716,975

Equity Compensation Plans
Not approved by Security
Holders                                     0                         0                               0

1994 PLAN

         Our 1994 Plan was originally adopted by our Board of Directors in May 1994 and it was approved by our shareholders on June 29, 1994. Our shareholders approved amendments to our 1994 Plan in March 1999 and September 2000. The 1994 Plan reserved for issuance up to 1,950,000 million share of our common stock pursuant to the exercise of options granted under the Plan. As of September 15, 2003, we had granted all the options that are available for grant under our 1994 Plan. As of September 15, 2003, we had 394,900 options issued and outstanding under the 1994 Plan and all of these options are fully vested as of March 31, 2003.

YEAR 2001 PLAN

         On June 1, 2001, our Board of Directors approved the Year 2001 Plan and our shareholders at a special meeting held September 6, 2001 subsequently approved it. The Year 2001 Plan was developed to provide a means whereby directors and selected employees, officers, consultants, and advisors of the Company may be granted incentive or non-qualified stock options to purchase common stock of the Company. The Year 2001 Plan authorizes an aggregate of 1,950,000 shares of the Company's common stock and a maximum of 450,000 shares to any one individual in any one fiscal year. The shares of common stock available under the Year 2001 Plan are subject to adjustment for any stock split, declaration of a stock dividend or similar event. At September 15, 2003, we have granted 694,500 options under the Year 2001 Plan, 168,333 of which are fully vested.

         The Year 2001 Plan is administered by our Stock Option Committee ("Committee"), which consists of two or more directors chosen by our Board. The Committee has the full power in its discretion to (i) grant options under the Year 2001 Plan, (ii) determine the terms of the options (e.g. - vesting, exercise price), (iii) to interpret the provisions of the Year 2001 Plan and
(iv) to take such action as it deems necessary or advisable for the administration of the Year 2001 Plan.

         Options granted to eligible individuals under the Year 2001 Plan may be either incentive stock options ("ISO's"), which satisfy the requirements of Code
Section 422, or non-statutory options ("NSO's"), which are not intended to satisfy such requirements. Options granted to outside directors, consultants and advisors may only be NSO's. The option exercise price will not be less than 100% of the fair market value of the Company's common stock on the date of grant. ISO's must have an exercise price greater to or equal to the fair market value of the shares underlying the option on the date of grant (or, if granted to a holder of 10% or more of our common stock, an exercise price of at least 110% of the under underlying shares fair market value on the date of grant). The maximum exercise period of ISO's is 10 years from the date of grant (or five years in the case of a holder with 10% or more of our common stock). The aggregate fair market value (determined at the date the option is granted) of shares with respect to which an ISO are exercisable for the first time by the holder of the option during any calendar year may not exceed $100,000. If that amounts exceeds $100,000, our Board of the Committee may designate those shares that will be treated as NSO's.

         Options granted under the Year 2001 Plan are not transferable except by will or applicable laws of descent and distribution. Except as expressly determined by the Committee, no option shall be exercisable after thirty (30) days following an individual's termination of employment with the Company or a subsidiary, unless such termination of employment occurs by reason of such individual's disability, retirement or death. The Committee may in its sole discretion, provide in a grant instrument that upon a change of control (as defined in the Year 2001 Plan) that all outstanding option issued to the grantee shall automatically, accelerate and become full exercisable. Additionally, the obligations of the Company under the Year 2001 Plan are binding on (1) any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company or (2) any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company. In the event of any of the foregoing, the Committee may, at its discretion, prior to the consummation of the transaction, offer to purchase, cancel, exchange, adjust or modify any outstanding options, as such time and in such manner as the Committee deems appropriate.

401(K) PLAN

         Effective January 1, 2001, we adopted a voluntary 401(k) plan. All employees with at least one year of service are eligible to participate in our 401(k) plan. In fiscal 2002, we made a matching contribution of 100% of salary deferral contributions up to 3% of pay, plus 50% of salary deferral contributions from 3% to 5% of pay for each payroll period. The amounts charged to earnings for contributions to this plan and administrative costs during the years ended March 31, 2003, 2002 and 2001 totaled $61,466, $41,733 and $8,682, respectively.


                              CERTAIN TRANSACTIONS
                              --------------------

         On or about July 10, 2003, certain officers and directors of our company advanced $1 million to the Company. The officer was Yi Ping Chan and the directors were Jay Bauer and Howard Moore. Additionally, Maureen LaRoche, a business associate of Mr. Bauer, participated in the financing. This loan bears interest at the rate of 9.5% per annum. It is presently expected that the loan will be repaid on or after March 31, 2004, when our credit agreement with LaSalle expires. We also may grant additional compensation to this management group for advancing the $1 million to our company in the form of warrants or some other consideration. Prior to granting any compensation to the management group, we will obtain a fairness opinion from a third party.

         On about March 4, 2003, Jay Bauer, one of our directors advanced $400,000 to our Hong Kong subsidiary, which used the funds to pay a debt with a trade creditor. We were to repay Mr. Bauer's loan in two months on or about May 4, 2003 and the loan bore interest at the rate of 8% per annum. We repaid $200,000 on the loan on or about May 4, 2002 and we intend on paying the remaining balance on or before October 31, 2003.

         On July 1, 1999, we loaned $55,000 to each of Eddie Steele and John Klecha to purchase 2 units in our private placement. These loans bore interest at the rate of 9% per annum and were due on June 28, 2001. Mr. Klecha and Mr. Steele repaid these loans and all accrued interest in June 2001.

         In June 1999, we arranged a credit facility with Main Factors, whereby Main Factors purchased certain of our accounts receivable. To secure the credit facility, John Klecha, our Chief Operating Officer and Chief Financial Officer, provided his personal payment guaranty. In July 1999, we entered into an agreement with EPK Financial Corporation ("EPK") whereby EPK provided letters of credit with our factories to import inventory for distribution to our customers. To secure the EPK facility, Edward Steele and John Klecha provided their personal guarantees. In consideration for providing their personal guarantees of these credit facilities, we issued 200,000 shares of our common stock to Mr. Steele and 150,000 shares of our common stock to Mr. Klecha in June 1999. Both agreements with Main Factors and EPK were terminated in April 2001. We amortized the value of these deferred guarantee fees over a two year period, which was completed in the first quarter of fiscal 2002.

                             PRINCIPAL STOCKHOLDERS
                             ----------------------

         The following table set forth as of September 20, 2003, certain information concerning beneficial ownership of our common stock by:

         -all directors of the Company,
         -all executive officers of the Company.
         -persons known to own more than 5% of our common stock;

         Unless otherwise indicated, the address for each person is The Singing Machine Company, Inc., 6601 Lyons Road, Building A-7, Coconut Creek, Florida 33073. As of September 20, 2003, we had 8,687,596 shares of our common stock issued and outstanding.

         As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights.

                                            SHARES OF          PERCENTAGE OF
                                            COMMON             COMMON
NAME                                        STOCK              STOCK
----                                        ---------          -------------
Robert Weinberg
Chief Executive Officer and Director           68,300(1)            *

Y.P. Chan                                       8,152(2)            *
Chief Operating Officer

April Green                                    27,050(3)            *
Chief Financial Officer

Jack Dromgold                                  45,176(4)            *
Executive Vice President

Joseph Bauer                                  971,171(5)        11.15%
Director

Howard Moore                                  332,376(6)         3.91%
Director

Eddie Steele                                1,029,910(7)         11.4%
Former Chief Executive Officer
And Director(7)

John Klecha                                   810,811(8)         9.33%
Former Officer and Director(8)

Wellington Management
Company, LLP                                  945,000(9)        11.39%

All Directors and
Executive Officers
as a Group                                  1,452,223(10)       16.44%

----------
Less than 1%.

(1) Includes 55,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 20, 2003.

(2) Mr. Chan owns options to purchase 150,000 shares of the Company's common stock, with 1/3 of the options vesting on December 31, 2003. Because these options are not exercisable within 60 days, Mr. Chan is not deemed to be the beneficial owner under the Exchange Act.

(3) Includes 26,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 20, 2003.

(4) Includes 25,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 20, 2003.

(5) Includes 17,596 shares which are held by Mr. Bauer directly, 360,000 shares held by Mr. Bauer's pension plan, 179,600 shares held by the Bauer Family Limited Partnership, 200,000 shares held by Mr. Bauer's wife, 193,975 shares held by Mr. Bauer and his wife directly and 20,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 20, 2003.

(6) Includes 256,049 shares held by the Howard & Helen Moore Living Trust, 49,250 shares held by Howard Moore Associates, Inc. Defined Benefit Pension Plan, 2,077 shares held by the Howard & Helen Moore Insurance Trust and 25,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 20, 2003.

(7) Effective as of August 3, 2003, Mr. Steele resigned as our Chief Executive Officer and as a director. Mr. Steele will continue to be an employee of the Company until February 28, 2004. Includes 152,910 shares held by Mr. Steele's wife and 352,500 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 20, 2003.


(8) Mr. Klecha resigned as Chief Operating Officer effective as of May 2, 2003 and as a director effective as of July 28, 2003.

(9) The address of Wellington Management Company, LLP is 78 State Street, Boston, Massachusetts 02109. All of the information presented in this item with respect to this beneficial owner was extracted solely from their Scheduled 13G filed on February 14, 2003.

(10) Includes 145,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 20, 2003.

                            DESCRIPTION OF SECURITIES
                            -------------------------

         We are authorized to issue:

         *18,900,000 shares of common stock,
         *100,000 shares of Class A common stock, and *1,000,000 shares of convertible preferred stock.

As of September 15, 2003, we have 8,682,596 shares of our common stock issued and outstanding and no shares of Class A common stock or convertible preferred stock are issued and outstanding.

COMMON STOCK

         The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available. In the event of liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and, except as noted herein, there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and nonassessable.

CLASS A COMMON STOCK

         Our Certificate of Incorporation authorizes the issuance of 100,000 shares of Class A Common Stock. In connection with our public offering in 1994, all issued shares of our Class A common stock were converted into shares of our common stock. We do not plan on issuing any shares of our Class A common stock and will delete this provision from our Certificate of Incorporation when we file the next amendment to our Certificate of Incorporation.

CONVERTIBLE PREFERRED STOCK

         Our Board of Directors has the authority, without further action by our stockholders, to issue up to 1,000,000 shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. In April 1999, we authorized the issuance of 1,000,000 shares of our convertible preferred stock in connection with a private offering of our units. All of these shares of convertible preferred stock were converted into shares of our common stock automatically on April 1, 2000.

         We do not plan on issuing any shares of our convertible preferred stock in the near future and will delete this provision from our Certificate of Incorporation when we file the next amendment to our Certificate of Incorporation.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OR OUR ARTICLES OF INCORPORATION, BYLAWS AND DELAWARE LAW

         Certain provisions of our amended certificate of incorporation, bylaws and Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

CUMULATIVE VOTING

         Our amended certificate of incorporation does not permit our stockholders the right to cumulate votes in the election of directors.

SPECIAL MEETING OF STOCKHOLDERS

         Our bylaws provided that special meetings of our stockholders may only be called by (1) resolution of the Board or the president or (2) the president or the secretary upon the written request (stating the purpose of the meeting of a majority of the directors then in office or the holders of a majority of the outstanding shares entitled to vote.

AUTHORIZED BUT UNISSUED SHARES

         The authorized but unissued shares of common stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including public or private offerings to raise capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us, by means of a proxy contest, tender offer, merger or otherwise.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

         We have adopted provisions in our amended certificate of incorporation and bylaws that limit the liability of our directors to the fullest extent permitted by the by the Delaware General Corporation Law. Pursuant to such provisions, no director will be liable to the Company or its stockholders for monetary damages for breaches of certain fiduciary duties as a director of the Company. The limitation of liability will not affect a director's liability for
(1) a breach of the director's duty of loyalty to the Company or its stockholders, (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) any unlawful distributions, or (4) a transaction from which the director receives an improper personal benefit. The limitation of liability also will not affect the availability of equitable remedies such as injunctive relief or rescission.

         Our amended certificate of incorporation and bylaws require us to indemnify our officers and directors to the fullest extent permitted by Delaware law. We intend to enter into indemnification agreements with our directors and executive officers. These agreements, among other things, indemnify our directors and executive officers for certain expenses, judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or in the right of the Company, arising out of the person's services as a director or executive officer of the Company or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling person based on the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

DELAWARE LAW

         Under Delaware law, a corporation may not engage in any "business combination" (as defined in the Delaware General Corporation Law) with an "interested stockholder" for three years after such stockholder becomes an interested stockholder. An interested stockholder is any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation. A corporation may enter into a business combination with an interested stockholder if:

         (a) the Board of Directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder before the date on which the stockholder becomes an interested stockholder;

         (b) upon consummation of the transaction resulting in the stockholder reaching the 15% threshold, the stockholder owned 85% of the outstanding voting shares at the time the transaction commenced, excluding those shares held by directors who are also officers or employee stock plans in which the participants do not have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer; or

         (c) on or subsequent to becoming an interested stockholder, the business combination is approved by the Board of Directors and is authorized at a meeting by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

TRANSFER AGENT

         The transfer agent for our common stock is Continental Stock Transfer & Trust Co., 2 Broadway New York, New York 10004.

                         SHARES ELIGIBLE FOR FUTURE SALE
                         -------------------------------

         As of September 15, 2003, we have 8,682,596 shares of our common stock issued and outstanding. If the 2,755,314 shares registered in this Prospectus are issued, we will have 11,437,910 shares issued and outstanding. Of these shares, all of the 2,755,314 shares registered in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Shares that cannot be traded without restriction are referred to as "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered of if they qualify for an exemption from registration under Rule 144 of the Securities Act.

Rule 144

         In general, under Rule 144 as currently in effect, a person (or group of person whose shares are aggregated), including affiliates of the Company, who have beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period, an amount of restricted securities that does not exceed the greater of:

         *1% of the number of shares of common stock then outstanding (approximately 86,825 shares as of September 15, 2003; or

         *the average weekly trading volume in the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

         Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

         Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

         No prediction can be made as to the effect, if any that market sales of the Company's common stock, or the availability of the common stock for sale, will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of a significant number of shares of the Company's common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and impair our future ability to raise capital through an offering of equity securities. See "Risk Factors - Future sales of our common stock may depress our stock price."

                                  LEGAL MATTERS
                                  -------------

         The validity of the securities being offered hereby will be passed upon by Adorno & Yoss, P.A., 700 S. Federal Highway, Suite 200, Boca Raton, Florida 33432.

                                     EXPERTS
                                     -------

         Our financial statements for the year ended March 31, 2003 appearing in this Prospectus and registration statement have been audited by Grant Thornton LLP, as independent certified public accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon the report given on the authority of the firm as experts in accounting and auditing. Our financial statements for the years ended March 31, 2002 and 2001 appearing in this Prospectus and registration statement have been audited by Salberg & Company, P.A., as independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon the report given on the authority of the firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION
                    -----------------------------------------

         We have filed with the Securities and Exchange Commission a registration statement on Form S-1 pursuant to the Securities Act of 1933, as amended, with respect to the offer, issuance and sale of 2,755,314 shares of our common stock. This Prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us, and the shares of our common stock to be sold in this offering, we make reference to the registration statement. Although this Prospectus contains all material information regarding us, statements contained in this Prospectus as the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance we make reference to the copy of the contract, agreement, or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the reference.

         You may read and copy all or any portion of the registration statement or any other information, which we filed at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. The address for the SEC's public reference room in Washington, D.C. is Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. You can request copies of these documents, upon payment of a duplicating filing fee, by writing to the SEC. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to you free or charge at the SEC's web site at http://www.sec.gov.

                        THE SINGING MACHINE COMPANY, INC.

                          INDEX TO FINANCIAL STATEMENTS

                           UNAUDITED FINANCIAL STATEMENTS FOR THE
                    THREE MONTHS ENDED JUNE 30, 2003 AND 2002


Consolidated Balance Sheets - June 30, 2003 (Unaudited) and
March 31, 2003

Consolidated Statements of Operations - Three Months Ended
June 30, 2003 and 2002 (Unaudited)

Consolidated Statements of Cash Flows . - Three Months Ended
June 30, 2003 and 2002 (Unaudited)

Notes to Consolidated Financial Statements


    AUDITED FINANCIAL STATEMENTS AS OF MARCH 31, 2003 AND 2002 AND THE FISCAL
                   YEARS ENDED MARCH 31, 2003, 2002 AND 2001


Independent Auditors' Reports

Consolidated Balance Sheets as of March 31, 2003 and 2002

Consolidated Statements of Earnings
for the Years Ended March 31, 2003, 2002 and 2001

Consolidated Statements of Changes in Stockholders' Equity for the Years Ended March 31, 2003, 2002 and 2001

Consolidated Statements of Cash Flows
for the Years ended March 31, 2003,  2002 and 2001

Notes to Consolidated Financial Statements as of March 31, 2003, 2002 and 2001

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                         JUNE 30,     MARCH 31,
                                                                           2003         2003
                                                                       -----------   -----------
                                                                       (unaudited)
                                  ASSETS
                                  ------
CURRENT ASSETS

Cash and cash equivalents                                              $    86,413   $   268,265
Restricted Cash                                                            862,122       838,411
Accounts Receivable, less allowances of $171,411
  and $405,759, respectively                                             4,236,488     5,762,944
Due from manufacturer                                                       60,272     1,091,871
Inventories                                                             25,959,760    25,194,346
Prepaid expense and other current assets                                 1,943,844     1,483,602
Deferred tax asset                                                       1,925,612     1,925,612
                                                                       -----------   -----------
                             TOTAL CURRENT ASSETS                       35,074,511    36,565,051
PROPERTY AND EQUIPMENT, at cost less accumulated
  depreciation of $1,648,369 and $1,472,850, respectively                2,149,919     2,026,252
OTHER NON-CURRENT ASSETS                                                   341,530       343,991
                                                                       -----------   -----------
       TOTAL PROPERTY, EQUIPMENT AND OTHER ASSETS                        2,491,449     2,370,243
                                                                       -----------   -----------
                                     TOTAL ASSETS                      $37,565,960   $38,935,294
                                                                       ===========   ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES
Bank overdraft                                                              46,652       316,646
Accounts payable                                                       $ 9,785,339   $ 8,486,009
Accrued expenses                                                         1,231,491     1,443,406
Due to related party                                                       200,000       400,000
Notes payable                                                            2,000,000             0
Revolving credit facility                                                4,903,371     6,782,824
Income taxes payable                                                     3,823,360     3,821,045
                                                                       -----------   -----------
                          TOTAL CURRENT LIABILITIES                     21,990,213    21,249,930
                                                                       -----------   -----------
SHAREHOLDERS' EQUITY

Preferred stock, $1.00 par value; 1,000,000 shares
   authorized, no shares issued and outstanding                                 --            --
Common stock, Class A, $.01 par value;  100,000 shares
   authorized; no shares issued and outstanding                                 --            --
Common stock, $0.01 par value;  18,900,000 shares
   authorized; 8,300,178 and 8,171,678 shares issued and outstanding        83,002        81,717
Additional paid-in capital                                               5,049,880     4,843,430
Retained earnings                                                       10,442,865    12,760,217
                                                                       -----------   -----------
                         TOTAL SHAREHOLDERS' EQUITY                     15,575,747    17,685,364
                                                                       -----------   -----------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $37,565,960   $38,935,294
                                                                       ===========   ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                  THREE MONTHS ENDED
                                                 JUNE 30,      JUNE 30,
                                                  2003          2002
                                             -------------   -----------
                                                            (as restated)
NET SALES                                    $   7,627,975   $ 4,296,841

COST OF SALES                                    5,901,866     2,990,881
                                             -------------   -----------

GROSS PROFIT                                     1,726,109     1,305,960

OPERATING EXPENSES
Advertising                                        270,770       165,765
Compensation                                     1,111,579       770,898
Freight & handling                                 225,866       245,490
Royalty expense                                     83,964        67,830
Selling, general & administrative expenses       2,168,168     1,389,020
                                             -------------   -----------
TOTAL OPERATING EXPENSES                         3,860,347     2,639,003
                                             -------------   -----------

LOSS FROM OPERATIONS                            (2,134,238)   (1,333,043)

OTHER INCOME (EXPENSES)
Other income                                         7,669        13,901
Interest expense                                  (188,468)       (1,549)
Interest income                                         --        11,604
                                             -------------   -----------
NET OTHER EXPENSES                                (180,799)       23,956

NET LOSS BEFORE INCOME TAX                      (2,315,037)   (1,309,087)

INCOME TAX EXPENSE                                   2,315       118,334

NET LOSS                                     $  (2,317,352)  $(1,427,421)
                                             =============   ===========

LOSS PER SHARE:
                    Basic & Diluted          $       (0.28)  $     (0.18)

WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT
SHARES OUTSTANDING:

                    Basic & Diluted              8,278,469     8,061,277

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                                  FOR THE QUARTER ENDED JUNE 30,
                                                                  -----------  ------------------
                                                                     2003      2002 (AS RESTATED)
                                                                  -----------  ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net Loss                                                     $(2,317,352)   $(1,309,087)
     Adjustments to reconcile net loss to net cash
        used in operating activities
     Depreciation and amortization                                    175,519        121,047
     Changes in assets and liabilities:
     (Increase) decrease in:
     Restricted cash                                                  (23,711)             0
     Accounts Receivable                                            1,526,456        924,688
     Due from manufacturer                                                  0       (251,909)
     Inventories                                                      266,185     (3,666,981)
     Prepaid Expenses and other assets                               (457,782)        87,483
     Increase (decrease) in:
     Accounts payable                                               1,299,330      2,413,542
     Accrued expenses                                                (211,914)      (784,259)
     Bank Overdraft                                                  (269,994)             0
     Income taxes payable                                               2,315        (58,542)

                                                                  -----------    -----------
                     Net Cash used in Operating Activities            (10,948)    (2,524,018)
                                                                  -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of property and equipment                              (299,186)      (612,141)
     Deposit for credit line                                                0           (650)
                                                                  -----------    -----------
                     Net cash used in Investing Activities           (299,186)      (612,791)
                                                                  -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Net revolving credit facility                                 (1,879,453)             0
     Payments on related party loan                                  (200,000)             0
     Proceeds from note payable                                     2,000,000
     Proceeds from exercise of stock options and warrants             207,735         81,785
                                                                  -----------    -----------
                      Net cash provided by Financing Activities       128,282         81,785
                                                                  -----------    -----------

DECREASE IN CASH AND CASH EQUIVALENTS                                (181,852)    (3,055,024)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                      268,265      5,520,147
                                                                  -----------    -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                        $    86,413    $ 2,465,123
                                                                  ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest                            $   188,469    $     1,549
                                                                  ===========    ===========
Cash paid during the year for income taxes                        $         0    $    58,542
                                                                  ===========    ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                 THE SINGING MACHINE COMPANY, INC AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

BASIS OF PRESENTATION

         The accompanying unaudited consolidated financial statements include the accounts of The Singing Machine Company, Inc. and its subsidiary (the "Company", "The Singing Machine"). All significant intercompany transactions and balances have been eliminated. The unaudited consolidated financial statements have been prepared in conformity with Rule 10-01 of Regulation S-X of the Securities and Exchange Commission and therefore do not include information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America. However, all adjustments (consisting of normal recurring accruals), which, in the opinion of management, are necessary for a fair presentation of the financial statements, have been included. Operating results for the period ended June 30, 2003 are not necessarily indicative of the results that may be expected for the remaining quarters or the year ending March 31, 2004 due to seasonal fluctuations in The Singing Machine's business, changes in economic conditions and other factors. For further information, please refer to the Consolidated Financial Statements and Notes thereto contained in The Singing Machine's Annual Report on Form 10-K for the year ended March 31, 2003.

INVENTORIES

         Inventories are comprised of electronic karaoke audio equipment, accessories, and compact discs and are stated at the lower of cost or market, as determined using the first in, first out method. The following table represents the major components of inventory at the dates specified.

                                   June 30, 2003  March 31, 2003
                                   -------------  --------------
          Finished goods           $ 27,991,580    $ 27,807,763
          Inventory in transit        1,568,870       1,101,940
          Less Inventory reserve     (3,600,690)     (3,715,357)
                                   ------------    ------------
          Total Inventory          $ 25,959,760    $ 25,194,346
                                   ============    ============

RECLASSIFICATIONS

         Certain prior year amounts have been reclassified to conform to the current year presentation.

STOCK BASED COMPENSATION

         The Company accounts for stock options issued to employees using the intrinsic value method in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the respective vesting periods of the option grant. The Company applied the disclosure provisions of Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure an amendment of FASB Statement No. 148", which permits entities to provide pro forma net earnings (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied to options granted.

         Had compensation cost for the Company's stock-based compensation plan been determined using the fair value method for awards under that plan, consistent with Statement of Financial Accounting Standards (SFAS) No 123, "Accounting for Stock Based Compensation" (Statement No. 123), the Company's net earnings would have been changed to the pro-forma amounts indicated below.

                                                                   JUNE 30, 2003   JUNE 30, 2002
                                                                   -------------   -------------
          Net loss                                   As reported   $ (2,317,352)   $ (1,427,421)
                                                     Pro forma     $ (2,518,804)   $ (1,456,293
          Net loss per share - basic & diluted       As reported   $      (0.28)   $      (0.18)
                                                     Pro forma     $      (0.30)   $      (0.18)

         The effect of applying Statement No. 123 is not likely to be representative of the effects on reported net earnings for future years due to, among other things, the effects of vesting.

         For stock options and warrants issued to consultants, the Company applies the fair value method of accounting as prescribed by SFAS 123. There were no consulting expenses relating to grants for the quarters ended June 30, 2003 and 2002.

         For financial statement disclosure purposes and for purposes of valuing stock options and warrants issued to consultants, the fair market value of each stock option granted was estimated on the date of grant using the Black-Scholes Option-Pricing Model in accordance with SFAS 123 using the following weighted-average assumptions:

             First Quarter 2004:       expected dividend yield 0%, risk-free
                                       interest rate of 4%, volatility 79.9% and
                                       expected term of five years.
             First Quarter 2003:       expected dividend yield 0%, risk-free
                                       interest rate of 6.8%, volatility 42%
                                       and expected term of two years.

RECENT ACCOUNTING PRONOUNCEMENTS

         SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003 (with a few exceptions) and for hedging relationships designated after June 30, 2003. The Company does not expect the provisions of SFAS 149 to have a material impact on its financial position or results of operations.

         SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). SFAS 150 improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new Statement requires that those instruments be classified as liabilities in statements of financial position. This statement is effective at the beginning of the second quarter of fiscal 2004. The Company does not expect the provisions of SFAS 150 to have a material impact on its financial position or results of operations.

NOTE 2 - GOING CONCERN

         The accompanying unaudited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.

         On March 14, 2003, the Company was notified of its violation of the net worth covenant of its Loan and Security Agreement (the "Agreement") with its commercial lender and the Company was declared in default under the Agreement. The lender amended the Agreement on July 31, 2003, extending the loan until August 20, 2003, but did not waive the condition of default. This condition of default raises substantial doubt about the Company's ability to continue as a going concern.

         The Company is attempting to restructure and extend its revolving credit facility. Based upon cash flow projections, the Company believes the anticipated cash flow from operations will be sufficient to finance the Company's operating needs until inventory is sold and the receivables subsequently collected, provided that the bank does not call the loan. There can be no assurances that forecasted results will be achieved or that additional financing will be obtained. The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

         Although the Company had a larger than normal amount of currently saleable inventory at June 30, 2003 and March 31, 2003 (based on the Company's recent sales trends and industry turnover standards), the Company has developed a fiscal 2004 sales plan that it believes will allow it to sell such inventory and recover its costs in the normal course of business.

NOTE 3 - RESTATEMENT OF FINANCIAL STATEMENTS FOR THE FISCAL YEARS 2002 AND 2001

         In June 2003, management revised its position on taxation of its subsidiary's income by the United States and by the Hong Kong tax authorities.

         With regard to taxation in Hong Kong, the Company's subsidiary had previously applied for a Hong Kong offshore claim income tax exemption based on the locality of profits of the Hong Kong subsidiary. Management believed that the exemption would be approved because the source of all profits of the Hong Kong subsidiary is from exporting to customers outside of Hong Kong. Accordingly, no provision for income taxes was provided in the consolidated financial statements as of March 31, 2002 and 2001. However, full disclosure was previously reflected in the audited financial statements for years ended March 31, 2002 and 2001 of the estimated amount that would be due to the Hong Kong tax authority should the exemption be denied. Management is continuing its exemption application process. However, due to the extended period of time that the application has been outstanding, as well as management's reassessment of the probability that the application will be approved, management has determined to restate the 2002 and 2001 consolidated financial statements to provide for such taxes. The effect of such restatement is to increase income tax expense by $748,672 and $468,424 in fiscal 2002 and 2001, respectively. However, the Company can claim United States foreign tax credits in 2002 for these Hong Kong taxes, which is reflected in the final restated amounts.

         With regard to United States taxation of foreign income, the Company had originally taken the position that the foreign income of the Hong Kong subsidiary qualified for a deferral under the Internal Revenue Code allowing for such income to be indefinitely deferred and not taxed in the United States until such income is repatriated. Full disclosure of the amount and nature of the indefinite deferral for fiscal year 2002 was reflected in the income tax footnote of the consolidated financial statements for that year. The internal revenue code, regulations and case law regarding international income taxation is quite complex and subject to interpretation. Each case is determined based on the individual facts and circumstances. Due to certain inter-company loans made in 2002 and 2003, the profits previously considered to be indefinitely deferred became partially taxable as "deemed dividends" under section 956 of the Internal Revenue Code. Although certain arguments against the imposition of a "deemed dividend" may be asserted, management has determined to restate the fiscal year 2002 consolidated financial statements based on its reassessment of its original position. The effect of such restatement is to increase income tax expense by $1,027,545 in fiscal year 2002, which includes the utilization of the foreign tax credits referred to above.

         The net effect of the above two adjustments for the quarter ended June 30, 2002 is to decrease net income by $118,334. The net effect on net income per share is to decrease net income per share basic and diluted by $0.01 for the quarter ended June 30, 2002.

NOTE 4 - LOANS AND LETTERS OF CREDIT

CREDIT FACILITY

         The Company's Hong Kong Subsidiary maintains separate credit facilities at two international banks.

         The Company maintains a facility with a maximum credit available of $5.5 million U.S. dollars. The primary purpose of the facilities is to provide the Subsidiary with the following abilities:

     o    Overdraft facilities
     o Issuance and negotiation of letters of credit, both regular and discrepant
     o    Trust receipts
     o    A Company credit card

         The facilities are secured by a corporate guarantee from the U.S. Company, maintain restricted cash on deposit with the lender and maintain net worth as outlined in the agreement.

         The Company executed a short term loan with an international bank in May of 2003. The $2,000,000 loan carries interest at a SIBOR (Singapore Interbank Money Offer Rate) rate plus 2.75%. The rate at June 30, 2003 was 4.02%. The loan must be paid in full by October 31, 2003 and a deposit of $350,000 must be retained in a restricted depository account with the lender until such time as the loan is paid in full.

LOAN AND SECURITY AGREEMENT

         On April 26, 2001, the Company executed a Loan and Security Agreement (the "Agreement") with a commercial lender (the "Lender"). On July 31, 2003, this loan was amended through August 20, 2003. The following is a description of the terms as amended.

         The Lender will advance up to 70% of the Company's eligible accounts receivable, plus up to 20% of the eligible inventory up to $6,000,000, plus up to 40% of the commercial letters of credit opened for the purchase of eligible inventory up to $3 million, less reserves at the discretion of the lender.

         The outstanding loan limit varies between zero and $10,000,000, as stipulated in the Agreement. The Lender also provides the Company the ability to issue commercial letters of credit up to $3,000,000, which shall reduce the loan limits above. The loans bear interest at the commercial lender's prime rate plus 0.5% and an annual fee equal to 1% of the maximum loan amount or $100,000 is payable. All amounts under the loan facility are due within 90 days of demand. The loans are secured by a first lien on all present and future assets of the Company except for certain tooling located at a vendor in China. This amendment expires August 20, 2003.

         The Agreement contains covenants including a restriction on the payment of dividends as well as a financial covenant stipulating a minimum tangible net worth of $30,000,000 as of December 31, 2002 with escalations as defined in the Agreement. On March 15, 2003, the lender notified the Company that they are in default of this covenant and the agreement. The balance outstanding at March 31, 2003 was $6,782,824 and was classified as a current liability under revolving credit facility on the balance sheet. At March 31, 2003, the Company was over advanced under the agreement by approximately $3 million. The June 30, 2003 amendment gave the Company an additional $4.5 million in availability which gave the Company working capital and cured the over advance; however, the Amendment requires the Company to raise $2 million in subordinated debt.

         The Company is currently negotiating a restructuring of the agreement with the lender.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

LEGAL MATTERS

         CLASS ACTION. From July 2, 2003 through August 11, 2003, ten securities class action lawsuits were filed against The Singing Machine and certain of its officers and directors in the United States District Court for the Southern District of Florida on behalf of all persons who purchased The Singing Machine's securities during the various class action periods specified in the complaints. The Company expects that all of these actions will be consolidated in the United States District Court for the Southern District of Florida.

         The complaints that have been filed allege violations of Section 10(b) and Section 20(a) of the Securities Exchange Act of 1934 and Rule 10(b)-5. The complaints seek compensatory damages, attorney's fees and injunctive relief. While the specific factual allegations vary slightly in each case, the complaints generally allege that defendants falsely represented the Company's financial results for the years ended March 31, 2002 and 2001.

         The Company believes that the allegations in these cases are without merit and the Company intends to vigorously defend these actions. However, as the outcome of litigation is difficult to predict, significant changes in the estimated exposures could occur which could have a material affect on the Company's operations.

         In July 2003, a shareholder filed a derivative action against the Company, its board of directors and senior management purporting to pursue the action on behalf of the Company and for its benefit. No pre-lawsuit demand to investigate the allegations or bring action was made on the board of directors. The Company is named as a nominal defendant in this case.

         The Complaint alleges claims for breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. The complaint alleges that the individual defendants breached their fiduciary duties and engaged in gross mismanagement by allegedly ignoring indicators of the lack of control over the Company's accounting and management practices, allowing the Company to engage in improper conduct and otherwise failing to carry out their duties and obligations to the Company. The plaintiff's seek damages for breach of fiduciary duties, punitive and compensatory damages, restitution, and bonuses or other incentive-based or equity based compensation received by the CEO and CFO under the Sarbanes-Oxley Act of 2002.

         The Company believes that the allegations in this derivative lawsuit are without merit and intends to vigorously defend this action.

         OTHER MATTERS. The Company is also subject to various other legal proceedings and other claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, in excess of applicable insurance coverage, is not likely to have a material effect on the financial condition, results of operations or liquidity of the Company. However, as the outcome of litigation or other legal claims is difficult to predict, significant changes in the estimated exposures could occur, which could have a material impact on the Company's operations.

NOTE 6 - STOCKHOLDERS' EQUITY

COMMON STOCK ISSUANCES

         During the first quarter of fiscal 2004 and 2003, the Company issued the following shares of stock upon exercise of outstanding options and warrants.

------------- ------------------------------ --------------------------
June 30,      Number of Shares Issued        Proceeds to Company
------------- ------------------------------ --------------------------
2004                          128,500                   $207,735
------------- ------------------------------ --------------------------
2003                           69,000                    $81,785
------------- ------------------------------ --------------------------

EARNINGS PER SHARE

         In accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share," basic earnings per share are computed by dividing the net earnings for the period by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding including the effect of common stock equivalents.

         The following table presents a reconciliation of basic and diluted earnings per share:

                                                       JUNE 30,
                                                 2003           2002
                                                            (as restated)
Net loss                                      $(2,317,352)   $(1,427,421)
Loss available to common shares               $(2,317,352)   $(1,427,421)
Weighted average shares outstanding -
   basic & diluted                              8,278,469      8,061,277
Loss per share - Basic & Diluted              $     (0.28)   $     (0.18)

         For the quarter ended June 30, 2003 and 2002, 637,681 and 784,331 common stock equivalents were excluded from the computation of diluted earnings per share because their effect was antidilutive.

NOTE 7 - SEGMENT INFORMATION

         The Company operates in one segment and maintains its records accordingly. The majority of sales to customers outside of the United States are made by the Company's Subsidiary. Sales by geographic region for the quarters ended June 30 were as follows:

          SALES                       2003         2002
          United States            $3,863,002   $3,494,039

          France
                                    1,018,046           --
          Italy
                                      792,720           --
          United Kingdom            1,532,065      429,496

          Other                       422,142      373,306
                                   ----------   ----------
          Consolidated Net Sales   $7,627,975   $4,296,841
                                   ==========   ==========

The geographic area of sales is based primarily on the location where the product is delivered.

NOTE 8 - SUBSEQUENT EVENTS

As of July 10, 2003, the Company obtained $1 million in subordinated debt financing from a certain officer, directors and an associate of a director. The Company has not finalized the terms of this loan; however, the Company has immediate use and access to the $1 million of funding.

As of July 28, 2003, an unrelated party posted a $1 million standby letter of credit as further collateral on the revolving credit facility. The consideration to be paid in return for this has not been finalized.

                            [GRANT THORNTON LETTERHEAD]




                         REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS


Board of Directors
The Singing Machine Company, Inc.

We have audited the accompanying consolidated balance sheet of The Singing Machine Company, Inc. and subsidiary (the "Company") as of March 31, 2003 and the related consolidated statements of earnings, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Singing Machine Company, Inc. and subsidiary as of March 31, 2003 and the consolidated results of their operations and their consolidated cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

We have also audited Schedule II of The Singing Machine Company, Inc. and subsidiary for the year ended March 31, 2003. In our opinion, this schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information therein.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, on March 14, 2003, the Company was notified of its violation of the net worth covenant of its Loan and Security Agreement (the "Agreement") with its commercial lender (the "Lender") and the Company was declared in default under the Agreement. As of June 24, 2003, the Company has minimal liquidity. In June 2003, this Lender amended the Agreement through July 31, 2003 but did not waive the condition of default (see Note 9). This continuing condition of default raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to increasing liquidity and restructuring the Agreement are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Grant Thornton LLP

Miami, Florida
June 24, 2003 (except for Note 9, as to which the date is July 8, 2003 and Note
  15, as to which the date is July 10, 2003)

                          Independent Auditors' Report
                          ----------------------------


Board of Directors and Shareholders:
   The Singing Machine Company, Inc.
   and Subsidiary

We have audited the accompanying consolidated balance sheet of The Singing Machine Company, Inc., and Subsidiary as of March 31, 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended March 31, 2002 and 2001. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Singing Machine Company, Inc. and Subsidiary as of March 31, 2002, and the results of their operations and their cash flows for the years ended March 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note 3 of the fiscal 2003, 2002 and 2001 consolidated financial statements, subsequent to the issuance of the Company's 2002 and 2001 consolidated financial statements and our report thereon dated May 23, 2002, management determined to restate the 2002 and 2001 consolidated financial statements to reflect a change in their position regarding taxation of certain corporate income and a resulting increase in the income tax provision for years 2002 and 2001. In our related report, we expressed an unqualified opinion. Our opinion on the revised consolidated financial statements, as expressed herein, remains unqualified.

/s/ SALBERG & COMPANY, P.A.
---------------------------
SALBERG & COMPANY, P.A.
Boca Raton, Florida
May 23, 2002 (except for Note 3 as to which the date is July 14, 2003)

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                                        MARCH 31,
                                                                                -------------------------
                                                                                    2003          2002
                                                                                -----------   -----------
                                                                                             (as restated)
                                                                                               (Note 3)
                                     ASSETS
                                     ------

CURRENT ASSETS
Cash and cash equivalents                                                       $   268,265   $ 5,520,147
Restricted cash                                                                     838,411       513,684
Accounts receivable, less allowance for doubtful accounts of $405,759
in 2003 and $12,022 in 2002                                                       5,762,944     3,536,903
Due from manufacturer                                                             1,091,871       488,298
Inventories                                                                      25,194,346     9,274,352
Prepaid expenses and other current assets                                         1,449,505       422,314
Deferred tax asset                                                                1,925,612       191,418
Deposits                                                                             34,097            --
                                                                                -----------   -----------
                                                  TOTAL CURRENT ASSETS           36,565,051    19,947,116

PROPERTY AND EQUIPMENT, at cost less accumulated depreciation of
$1,472,850 in 2003 and $846,915 in 2002                                           1,096,423       574,657

OTHER ASSETS
Other non-current assets                                                          1,273,820       881,423
                                                                                -----------   -----------
                                                    TOTAL OTHER ASSETS            1,273,820       881,423
                                                                                -----------   -----------
                                                          TOTAL ASSETS          $38,935,294   $21,403,196
                                                                                ===========   ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES
Bank overdraft                                                                      316,646            --
Accounts payable                                                                $ 8,486,009   $ 1,846,238
Accrued expenses                                                                  1,443,406     1,289,597
Due to related party                                                                400,000            --
Revolving credit facility                                                         6,782,824            --
Income taxes payable                                                              3,821,045     2,041,928
                                                                                -----------   -----------
                                             TOTAL CURRENT LIABILITIES           21,249,930     5,177,763
                                                                                -----------   -----------

SHAREHOLDERS' EQUITY
Preferred stock, $1.00 par value; 1,000,000 shares
authorized, no shares issued and outstanding                                             --            --
Common stock, Class A, $.01 par value;  100,000 shares
authorized; no shares issued and outstanding                                             --            --
Common stock, $0.01 par value;  18,900,000 shares authorized;
8,171,678 and 8,020,027 shares issued and outstanding                                81,717        80,200
Additional paid-in capital                                                        4,843,430     4,602,828
Retained earnings                                                                12,760,217    11,542,405
                                                                                -----------   -----------
                                            TOTAL SHAREHOLDERS' EQUITY           17,685,364    16,225,433
                                                                                -----------   -----------
                            TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $38,935,294   $21,403,196
                                                                                ===========   ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF EARNINGS


                                                                    For the Years Ended
                                                          March 31,       March 31,       March 31,
                                                            2003            2002            2001
                                                        ------------    ------------    ------------
                                                                        (as restated)  (as restated)
                                                                          (Note 3)       (Note 3)
NET SALES                                               $ 95,613,766    $ 62,475,753    $ 34,875,351

COST OF SALES                                             72,329,035      40,852,840      22,159,051
                                                        ------------    ------------    ------------

GROSS PROFIT                                              23,284,731      21,622,913      12,716,300

OPERATING EXPENSES
Advertising                                                5,032,367       2,377,638         921,359
Commissions                                                  997,529       1,294,543         837,222
Compensation                                               3,637,559       2,486,547       1,916,612
Freight & Handling                                         2,112,435       1,242,910         882,610
Royalty Expense                                            2,257,653       1,862,116         148,643
Selling, general & administrative expenses                 7,632,958       4,123,779       2,982,261
                                                        ------------    ------------    ------------
TOTAL OPERATING EXPENSES                                  21,670,501      13,387,533       7,688,707
                                                        ------------    ------------    ------------

EARNINGS FROM OPERATIONS                                   1,614,230       8,235,380       5,027,593

OTHER INCOME (EXPENSES)
Other income                                                 196,537         215,840          32,617
Interest income                                               11,943          16,934          50,242
Interest expense                                            (406,126)       (112,123)       (424,104)

Stock based guarantee fees                                        --        (171,472)       (267,029)

Factoring fees                                                    --              --        (231,298)

                                                        ------------    ------------    ------------
NET OTHER EXPENSES                                          (197,646)        (50,821)       (839,572)

EARNINGS BEFORE INCOME TAX                                 1,416,584       8,184,559       4,188,021

PROVISION FOR INCOME TAX                                     198,772       1,895,494         491,744
                                                        ------------    ------------    ------------
NET EARNINGS                                            $  1,217,812    $  6,289,065    $  3,696,277
                                                        ============    ============    ============

EARNINGS PER COMMON SHARE:
                  Basic                                 $       0.15    $       0.88    $       0.59
                  Diluted                               $       0.14    $       0.79    $       0.50

WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES:
                  Basic                                    8,114,330       7,159,142       6,291,792
                  Diluted                                  8,931,385       7,943,473       7,457,173



   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                         PREFERRED STOCK                   COMMON STOCK
                                   ----------------------------    -----------------------------
                                      SHARES          AMOUNT          SHARES          AMOUNT
                                   ------------    ------------    ------------    ------------
BALANCE AT MARCH 31, 2000             1,000,000    $  1,000,000       4,541,430    $     45,414


Net earnings, as restated                    --              --              --              --

Conversion of preferred stock        (1,000,000)     (1,000,000)      1,500,000          15,000

Exercise of warrants                         --              --         570,000           5,700
Exercise of employee stock
options                                      --              --           2,250              23

Cancellation of shares                       --              --         (75,000)           (750)
Warrants issued for services and
as loan fees                                 --              --              --              --
Amortization of deferred
guarantee fees                               --              --              --              --
                                   ------------    ------------    ------------    ------------

BALANCE AT MARCH 31, 2001                    --              --       6,538,680          65,387


Net earnings, as restated                    --              --              --              --

Exercise of warrants                         --              --         581,100           5,811
Exercise of employee stock
options                                      --              --         900,525           9,005
Fractional share adjustment
pursuant to 3:2 stock split                  --              --            (278)             (3)
Amortization of deferred
guarantee fees                               --              --              --              --
                                   ------------    ------------    ------------    ------------

BALANCE AT MARCH 31, 2002                    --              --       8,020,027          80,200


Net earnings, as restated                    --              --              --              --

Exercise of warrants                         --              --          52,500             525
Exercise of employee stock
options                                      --              --          99,151             992
                                   ------------    ------------    ------------    ------------


BALANCE AT MARCH 31, 2003                    --    $         --       8,171,678    $     81,717
                                   ============    ============    ============    ============
[RESTUBBED]


                                                                    DEFERRED
                                     PAID IN         RETAINED       GUARANTEE
                                     CAPITAL         EARNINGS         FEES           TOTAL
                                   ------------    ------------   ------------    ------------
BALANCE AT MARCH 31, 2000          $  1,703,910    $  1,557,063   $   (400,101)   $  3,906,286


Net earnings, as restated                    --       3,696,277             --       3,696,277

Conversion of preferred stock           985,000              --             --              --

Exercise of warrants                    574,300              --             --         580,000
Exercise of employee stock
options                                     622              --             --             645

Cancellation of shares                      750              --             --              --
Warrants issued for services and
as loan fees                             38,400              --             --          38,400
Amortization of deferred
guarantee fees                               --              --        228,629         228,629
                                   ------------    ------------   ------------    ------------

BALANCE AT MARCH 31, 2001             3,302,982       5,253,340       (171,472)      8,450,237


Net earnings, as restated                    --       6,289,065             --       6,289,065

Exercise of warrants                    584,239              --             --         590,050
Exercise of employee stock
options                                 720,135              --             --         729,140
Fractional share adjustment
pursuant to 3:2 stock split              (4,528)             --             --          (4,531)
Amortization of deferred
guarantee fees                               --              --        171,472         171,472
                                   ------------    ------------   ------------    ------------

BALANCE AT MARCH 31, 2002,            4,602,828      11,542,405             --      16,225,433


Net earnings, as restated                    --       1,217,812             --       1,217,812

Exercise of warrants                     47,600              --             --          48,125
Exercise of employee stock
options                                 193,002              --             --         193,994
                                   ------------    ------------   ------------    ------------


BALANCE AT MARCH 31, 2003          $  4,843,430    $ 12,760,217   $         --    $ 17,685,364
                                   ============    ============   ============    ============


    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                 FOR THE YEARS ENDED MARCH 31,
                                                                         --------------------------------------------
                                                                             2003            2002            2001
                                                                         ------------    ------------    ------------
                                                                                        (as restated)   (as restated)
                                                                                          (Note 3)        (Note 3)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net earnings                                                        $  1,217,812    $  6,289,065    $  3,696,277
     Adjustments to reconcile net earnings to net cash (used in)
     provided by operating activities:
     Depreciation and amortization                                            622,298         394,456         301,064
     Stock based expenses                                                          --         171,472         267,029
     Bad debt                                                                 393,737          45,078          85,302
     Provision for inventory losses                                         3,715,357              --              --
     Deferred tax benefit                                                  (1,734,194)             --              --
     Changes in assets and liabilities:
     (Increase) decrease in:
     Accounts Receivable                                                   (2,619,778)     (2,626,329)       (312,916)
     Restricted cash                                                         (324,727)       (513,684)             --
     Due from manufacturer                                                   (603,573)        210,798        (699,096)
     Inventories                                                          (19,635,351)     (4,460,891)     (3,326,255)
     Prepaid Expenses and other assets                                     (1,453,685)       (444,004)       (394,176)
     Increase (decrease) in:
     Accounts payable                                                       6,639,771       1,364,158         467,491
     Accrued expenses                                                         153,809         199,445         672,342
     Bank Overdraft                                                           316,646              --              --
     Income taxes payable                                                   1,779,117       1,811,439         479,750
                                                                         ------------    ------------    ------------
                   Net Cash (Used in) Provided by Operating Activities    (11,532,761)      2,441,003       1,236,812
                                                                         ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of property and equipment                                    (1,144,064)       (613,691)       (373,409)
     Proceeds from investment in factor                                            --         933,407              --
     Proceeds from repayment of related party loans                                --         125,117         386,261
     Investment in and Advances in unconsolidated subsidiary                       --         298,900        (374,730)
                                                                         ------------    ------------    ------------
                   Net cash (used in) provided by Investing Activities     (1,144,064)        743,733        (361,878)
                                                                         ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from revolving credit facility                               47,825,725      21,856,653         600,000
     Repayments on revolving credit facility                              (41,042,901)    (21,856,653)       (600,000)
     Proceeds from related party loan                                         400,000              --              --
     Proceeds from exercise of stock options and warrants                     242,119       1,319,190         580,645
     Due from factor                                                               --              --        (818,206)
                                                                         ------------    ------------    ------------
                   Net cash provided by (used in) Financing Activities      7,424,943       1,319,190        (237,561)
                                                                         ------------    ------------    ------------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                           (5,251,882)      4,503,926         637,373

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                            5,520,147       1,016,221         378,848
                                                                         ------------    ------------    ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                               $    268,265    $  5,520,147    $  1,016,221
                                                                         ============    ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest                                   $    406,126    $    112,123    $    424,104
                                                                         ============    ============    ============
Cash paid during the year for income taxes                               $    153,849    $    102,415    $     11,994
                                                                         ============    ============    ============


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                 THE SINGING MACHINE COMPANY, INC AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

OVERVIEW

         The Singing Machine Company, Inc., a Delaware corporation, and Subsidiary (the "Company", or "The Singing Machine") are primarily engaged in the production, marketing, and sale of consumer karaoke audio equipment, accessories, and musical recordings. The products are sold directly to distributors and retail customers.

         The preparation of The Singing Machine's financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the period. Future events and their effects cannot be determined with absolute certainty; therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the Company's financial statements. Management evaluates its estimates and assumptions continually. These estimates and assumptions are based on historical experience and other factors that are believed to be reasonable under the circumstances. These estimates and The Singing Machine's actual results are subject to the risk factors listed in Quantitative and Qualitative Disclosures About Market Risk Section of the Form 10-K for the year ended March 31, 2003.

         The management of the Company believes that a higher degree of judgment or complexity is involved in the following areas:

     COLLECTIBILITY OF ACCOUNTS RECEIVABLE. The Singing Machine's allowance for doubtful accounts is based on management's estimates of the creditworthiness of its customers, current economic conditions and historical information, and, in the opinion of management, is believed to be an amount sufficient to respond to normal business conditions. Management sets 100% reserves for customers in bankruptcy and other reserves based upon historical collection experience. Should business conditions deteriorate or any major customer default on its obligations to the Company, this allowance may need to be significantly increased, which would have a negative impact on operations.

     RESERVES ON INVENTORIES. The Singing Machine establishes a reserve on inventory based on the expected net realizable value of inventory on an item by item basis when it is apparent that the expected realizable value of an inventory item falls below its original cost. A charge to cost of sales results when the estimated net realizable value of specific inventory items declines below cost. Management regularly reviews the Company's investment in inventories for such declines in value.

         INCOME TAXES. Significant management judgment is required in developing The Singing Machine's provision for income taxes, including the determination of foreign tax liabilities, deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. At March 31, 2003 and 2002, The Singing Machine had net deferred tax assets of $1.9 million and $191 thousand, respectively. Management evaluates its ability to realize its deferred tax assets on a quarterly basis and adjusts its valuation allowance when it believes that it is more likely than not that the asset will not be realized. There is no related valuation allowance at March 31, 2003 and 2002.

         The Company's Subsidiary has applied for an exemption of income tax in Hong Kong. Therefore, no taxes have been expensed or provided for at the Subsidiary level. Although no decision has been reached by the Hong Kong governing body, the Company has reached the decision to provide for the possibility that the exemption could be denied and accordingly has recorded a provision in fiscal 2003, 2002, and 2001.

         The Company constructively repatriated approximately $5.6 million, $5.7 million and $0 from its foreign operations in 2003, 2002 and 2001, respectively. Accordingly, these earnings were treated as a deemed dividend and were taxed using U.S. statutory rates. No provision has been made for U.S. taxes on the remaining undistributed earnings of the Company's foreign subsidiary of approximately $3.6 million at March 31, 2003 and $1.9 million at March 31, 2002, as it is anticipated that such earnings would be permanently reinvested in their operations.

         The Company operates within multiple taxing jurisdictions and is subject to audit in those jurisdictions. Because of the complex issues involved, any claims can require an extended period to resolve. In management's opinion, adequate provisions for income taxes have been made.

         OTHER ESTIMATES. The Singing Machine makes other estimates in the ordinary course of business relating to sales returns and allowances, and reserves for promotional incentives. Historically, past changes to these estimates have not had a material impact on the Company's financial condition. However, circumstances could change which may alter future expectations.

THE FOLLOWING ARE THE COMPANY'S REMAINING ACCOUNTING POLICIES.

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of The Singing Machine Company, Inc. and its wholly-owned Hong Kong Subsidiary, International SMC (HK) Limited ("Hong Kong Subsidiary"). All intercompany accounts and transactions have been eliminated in consolidation.

STOCK SPLITS

         On March 15, 2002, the Company effected a 3 for 2 stock split. All share and per share data have been retroactively restated in the accompanying consolidated financial statements to reflect the split.

FOREIGN CURRENCY TRANSLATION

         The functional currency of the Company's Hong Kong Subsidiary is the local currency. The financial statements of the subsidiary are translated to United States dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the year for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of earnings and were not material during the periods presented. The effect of exchange rate changes on cash at March 31, 2003, 2002 and 2001 were not material.

CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. Cash balances at March 31, 2003 and 2002 include approximately $73,000 and $154,000, respectively, held in foreign banks by the Hong Kong Subsidiary.

COMPREHENSIVE EARNINGS

         Other comprehensive earnings (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments and unrealized gains and losses on derivatives designated as cash flow hedges. For the years ended March 31, 2003, 2002 and 2001 comprehensive earnings was equal to net earnings.

INVENTORIES

         Inventories are comprised of electronic karaoke audio equipment, accessories, and compact discs and are stated at the lower of cost or market, as determined using the first in, first out method. Inventory reserves were $3,715,357 and $0 for March 31, 2003 and 2002, respectively. Inventory consigned to one customer at March 31, 2003 and 2002 was $56,695 and $2,020,172, respectively. The following table represents the major components of inventory at March 31.

                                        2003           2002
                                   ------------    ------------

          Finished goods           $ 27,807,763    $  7,476,237
          Inventory in transit        1,101,940       1,798,115
          Less Inventory reserve     (3,715,357)             --
                                   ------------    ------------

          Total Inventory          $ 25,194,346    $  9,274,352
                                   ============    ============

LONG-LIVED ASSETS

         The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. If the undiscounted future cash flows attributable to the related assets are less than the carrying amount, the carrying amounts are reduced to fair value and an impairment loss is recognized in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

SHIPPING AND HANDLING COSTS

         Shipping and handling costs are classified as a separate operational expense and those billed to customers are recorded as revenue on the statement of earnings.

PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost, less accumulated depreciation and amortization. Expenditures for repairs and maintenance are charged to expense as incurred. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to their estimated useful lives using accelerated and straight-line methods.

RECLASSIFICATIONS

         Certain prior year amounts have been reclassified to conform to the current year presentation.

DUE TO RELATED PARTY

         On March 4, 2003, one of the Company's directors advanced $400,000 to the Company's Hong Kong subsidiary, which used the funds to pay a debt with a trade creditor. The Company was to repay this loan by May 4, 2003 and the loan bore interest at the rate of 8% per annum. The Company repaid $200,000 of the loan on May 4, 2003 and the director has agreed to extend the remaining balance until October 31, 2003.

REVENUE RECOGNITION

         Revenue from the sale of equipment, accessories, and musical recordings are recognized upon the later of (a) the time of shipment or (b) when title passes to the customers, all significant contractual obligations have been satisfied and collection of the resulting receivable is reasonably assured. Revenues from sales of consigned inventory are recognized upon sale of the product by the consignee. Net sales are comprised of gross sales net of a provision for actual and estimated future returns, discounts and volume rebates.

DUE FROM MANUFACTURER

         The Company's Hong Kong Subsidiary operates as an intermediary to purchase karaoke hardware from factories located in China on behalf of the Company. A manufacturer affiliated with a former director of the Company credited the Company for returns of machines to the factory for rework. The manufacturer also credited the Company for volume incentive rebates on purchases in fiscal 2003. The balance as of March 31, 2003 was $1,091,871.

STOCK BASED COMPENSATION

         The Company accounts for stock options issued to employees using the intrinsic value method in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the respective vesting periods of the option grant. The Company applied the disclosure provisions of Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure an amendment of FASB Statement No. 148", which permits entities to provide pro forma net earnings (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied to options granted.

         Had compensation cost for the Company's stock-based compensation plan been determined using the fair value method for awards under that plan, consistent with Statement of Financial Accounting Standards (SFAS) No 123, "Accounting for Stock Based Compensation" (Statement No. 123), the Company's net earnings would have been changed to the pro-forma amounts indicated below for the years ended March 31:

                                                              2003          2002              2001
                                                              ----          ----              ----
                                                                        (as restated)    (as restated)
Net earnings                           As reported         $1,217,812      $6,289,065       $3,696,277
                                       Pro forma            ($522,812)     $6,173,576       $3,696,277
Net earnings per share - basic         As reported              $0.15           $0.88            $0.59
                                       Pro forma               ($0.06)          $0.86            $0.59
Net earnings per share - diluted       As reported              $0.14           $0.79            $0.50
                                       Pro forma               ($0.06)          $0.78            $0.50

         The effect of applying Statement No. 123 is not likely to be representative of the effects on reported net earnings for future years due to, among other things, the effects of vesting.

         For stock options and warrants issued to consultants, the Company applies the fair value method of accounting as prescribed by SFAS 123. Accordingly, consulting expense of $38,400 was charged to operations in 2001. There was no consulting expense relating to grants in 2003 and 2002.

         For financial statement disclosure purposes and for purposes of valuing stock options and warrants issued to consultants, the fair market value of each stock option granted was estimated on the date of grant using the Black-Scholes Option-Pricing Model in accordance with SFAS 123 using the following weighted-average assumptions:

                  Fiscal 2003: expected dividend yield 0%, risk-free interest rate of 4%, volatility 71% and expected term of three years.
                  Fiscal 2002: expected dividend yield 0%, risk-free interest rate of 6.08% to 6.81%, volatility 42% and expected term of two years.
                  Fiscal 2001: no options were issued; therefore there would be no change in net earnings

ADVERTISING

         Costs incurred for producing and communicating advertising of the Company, are charged to operations as incurred. The Company has cooperative advertising arrangements with its vendors and accrues the cost of advertising as a selling expense, calculated on the related revenues. Advertising expense for the years ended March 31, 2003, 2002 and 2001 was $5,032,367, $2,377,638 and
$921,359, respectively.

RESEARCH AND DEVELOPMENT COSTS

         All research and development costs are charged to the results of operations when they are incurred. These expenses are shown in the selling, general & administrative expenses on the consolidated statements of earnings. For the years ended March 31, 2003, 2002 and 2001, the amounts expensed were $674,925, $181,866 and $55,376, respectively.

EARNINGS PER SHARE

         In accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share", basic earnings per share is computed by dividing the net earnings for the period by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding including the effect of common stock equivalents.

         The following table presents a reconciliation of basic and diluted earnings per share:

                                                      2003             2002          2001
                                                      ----             ----          ----
                                                                  (as restated)   (as restated)
Net earnings                                       $1,217,812      $6,289,065      $3,696,277

Income available to common shares                  $1,217,812      $6,289,065      $3,696,277
Weighted average shares outstanding - basic         8,114,330       7,159,142       6,291,792
Earnings per share - Basic                         $     0.15      $     0.88      $     0.59
                                                   ==========      ==========      ==========

Income available to common shares                  $1,217,812      $6,289,065      $3,696,277
Weighted average shares outstanding - basic         8,114,330       7,159,142       6,291,792
Effect of dilutive securities:
Stock options                                         817,055         784,331       1,127,555
Warrants                                                   --              --          37,826
                                                   ----------      ----------      ----------
Weighted average shares outstanding - diluted       8,931,385       7,943,473       7,457,173
Earnings per share - Diluted                       $     0.14      $     0.79      $     0.50
                                                   ==========      ==========      ==========

         In 2003, 2002 and 2001, 90,000, 0 and 2,529,000 common stock equivalents (as restated for the 3 for 2 stock split) with exercise prices greater than $10.66 in fiscal 2003 and $4.11 in fiscal 2001 were not included in the computation of diluted earnings per share as their effect would have been antidilutive.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

         The carrying amounts of the Company's short-term financial instruments, including accounts receivable, accounts payable, accrued expenses, revolving credit facility and income taxes payable, approximate fair value due to the relatively short period to maturity for these instruments.

RECENT ACCOUNTING PRONOUNCEMENTS

         In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 144 retained substantially all of the requirements of SFAS No. 121 while resolving certain implementation issues. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The impact of adopting SFAS No. 144 was not material.

         In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statement No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Under Statement No. 4, all gains and losses from extinguishments of debt were required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. This Statement eliminates Statement No. 4 and as a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." Additionally, this Statement amends SFAS No. 13, "Accounting for Leases," such that lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in a similar manner as a sale- leaseback. This Statement is generally effective for financial statements issued on or after May 15, 2002. The impact of adopting SFAS No. 145 was not material to the Company.

         In July 2002, the FASB issued Statement No. 146, "Accounting for Restructuring Costs," ("SFAS 146"). SFAS 146 applies to costs associated with an exit activity (including restructuring) or with a disposal of long-lived assets. Those activities can include eliminating or reducing product lines, terminating employees and contracts and relocating plant facilities or personnel. SFAS 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. The adoption of this standard did not a material impact on the financial statements.

         In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure an amendment of FASB Statement No. 123" ("SFAS 143"). SFAS 148 amends FASB Statement No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation and to require prominent disclosures about the effects on reported net earnings of an entity's accounting policy decisions with respect to stock-based employee compensation. SFAS 148 also amends APB Opinion No. 28, "Interim Financial Reporting," to require disclosures about those effects in interim financial information. The Singing Machine currently accounts for its stock-based compensation awards to employees and directors, under accounting prescribed by Accounting Principles Board Opinion No. 25 and provides the disclosures required by SFAS No. 148. The Singing Machine currently intends to continue to account for its stock-based compensation awards to employees and directors using the intrinsic value method of accounting as prescribed by Accounting Principles Board Opinion No. 25.

         In December 2002, the FASB issued Interpretation 45 (FIN 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. For a guarantee subject to FASB Interpretation 45, a guarantor is required to:

 o measure and recognize the fair value of the guarantee at inception (for many guarantees, fair value will be determined using a present value method); and

 o provide new disclosures regarding the nature of any guarantees, the maximum potential amount of future guarantee payments, the current carrying amount of the guarantee liability, and the nature of any recourse provisions or assets held as collateral that could be liquidated and allow the guarantor to recover all or a portion of its payments in the event guarantee payments are required.

         The disclosure requirement of this Interpretation is effective for financial statements for fiscal years ending after December 15, 2002 and did not have a material effect on the Company's financial statements. The initial recognition and measurement provision are effective prospectively for guarantees issued or modified on or after January 1, 2003 and the Company does not believe that the adoption of these provisions will have a material impact on the Company's financial statements.

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities (and Interpretation of ARB No. 51)" ("FIN 46"). FIN 46 addresses consolidation by business enterprises of certain variable interest entities, commonly referred to as special purpose entities. The adoption of FIN 46 did not have a material effect on the Company's financial statement presentation or disclosure.

NOTE 2 - GOING CONCERN

         The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.

         On March 14, 2003, the Company was notified of its violation of the net worth covenant of its Loan and Security Agreement (the "Agreement") with its commercial lender and the Company was declared in default under the Agreement. The lender amended the Agreement on June 30, 2003, extending the loan until July 31, 2003, but did not waive the condition of default. This condition of default raises substantial doubt about the Company's ability to continue as a going concern.

         The Company is attempting to restructure and extend its revolving credit facility. Based upon cash flow projections, the Company believes the anticipated cash flow from operations will be sufficient to finance the Company's operating needs until inventory is sold and the receivables subsequently collected, provided that the bank does not call the loan. There can be no assurances that forecasted results will be achieved or that additional financing will be obtained. The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

         Although the Company had a larger than normal amount of currently saleable inventory at March 31, 2003 (based on the Company's recent sales trends and industry turnover standards), the Company has developed a fiscal 2004 sales plan that it believes will allow it to sell such inventory and recover the majority of its costs in the normal course of business. The Company has reduced selling prices on certain inventory items and accordingly, in the fourth quarter of fiscal 2003, the Company has taken a provision for loss against this inventory.

NOTE 3 - RESTATEMENT OF FINANCIAL STATEMENTS FOR THE FISCAL YEARS 2002 AND 2001

         In June 2003, management revised its position on taxation of its subsidiary's income by the United States and by the Hong Kong tax authorities.

         With regard to taxation in Hong Kong, the Company's subsidiary had previously applied for a Hong Kong offshore claim income tax exemption based on the locality of profits of the Hong Kong subsidiary. Management believed that the exemption would be approved because the source of all profits of the Hong Kong subsidiary is from exporting to customers outside of Hong Kong. Accordingly, no provision for income taxes was provided in the consolidated financial statements as of March 31, 2002 and 2001. However, full disclosure was previously reflected in the audited financial statements for years ended March 31, 2002 and 2001 of the estimated amount that would be due to the Hong Kong tax authority should the exemption be denied. Management is continuing its exemption application process. However, due to the extended period of time that the application has been outstanding, as well as management's reassessment of the probability that the application will be approved, management has determined to restate the 2002 and 2001 consolidated financial statements to provide for such taxes. The effect of such restatement is to increase income tax expense by $748,672 and $468,424 in fiscal 2002 and 2001, respectively. However, the Company can claim United States foreign tax credits in 2002 for these Hong Kong taxes, which is reflected in the final restated amounts.

         With regard to United States taxation of foreign income, the Company had originally taken the position that the foreign income of the Hong Kong subsidiary qualified for a deferral under the Internal Revenue Code allowing for such income to be indefinitely deferred and not taxed in the United States until such income is repatriated. Full disclosure of the amount and nature of the indefinite deferral for fiscal year 2002 was reflected in the income tax footnote of the consolidated financial statements for that year. The internal revenue code, regulations and case law regarding international income taxation is quite complex and subject to interpretation. Each case is determined based on the individual facts and circumstances. Due to certain inter-company loans made in 2002 and 2003, the profits previously considered to be indefinitely deferred became partially taxable as "deemed dividends" under section 956 of the Internal Revenue Code. Although certain arguments against the imposition of a "deemed dividend" may be asserted, management has determined to restate the fiscal year 2002 consolidated financial statements based on its reassessment of its original position. The effect of such restatement is to increase income tax expense by $1,027,545 in fiscal year 2002, which includes the utilization of the foreign tax credits referred to above.

         The net effect of the above two adjustments is to decrease net income by $1,776,217 and $468,424 in fiscal 2002 and 2001. The net effect on net income per share is to decrease net income per share basic and diluted by $0.25 and $0.23, respectively in fiscal 2002 and decrease net income per share basic and diluted by $0.07 and $0.06, respectively in fiscal 2001.

NOTE 4 - ACCOUNTS RECEIVABLE AND FACTOR AGREEMENT

         During 2001, the Company sold certain trade accounts receivable, primarily without recourse, pursuant to a factoring agreement. The Company terminated the factoring agreement in April 2001 upon obtaining a new Loan and Security Agreement with a commercial lender. (See Note 8) For the year ending March 31, 2001, the Company incurred $429,509 in factoring fees and interest. The portion representing factor interest expense was $198,208 of the $429,506.

         During 2000, two officers of the Company entered into guarantee agreements related to the factor agreement resulting in deferred guarantee fees of $400,101, which was being amortized over the term of the factor agreement, which expired on December 31, 2001. Upon termination of the factor agreement, the unamortized deferred guarantee fees of $171,472 were charged to operations as amortization in fiscal 2002.

NOTE 5 - SALE OF UNCONSOLIDATED SUBSIDIARY

         In November 2000, the Company closed on an acquisition of 60% of the ordinary voting shares of a Hong Kong toy company for a total purchase price of $170,000. The Company believed that the acquiree had agreed to extend the effective date to June 2001, but a dispute arose and the Company committed to dispose of the entire investment. Accordingly, pursuant to Statement of Financial Accounting Standards No. 94 "Consolidation of All Majority-Owned Subsidiaries," the Company treated the control of the subsidiary as temporary and recorded the investment of $170,000 and advances of $220,661 at cost. The Company completed a contract selling the 60% interest on September 11, 2001. The transaction resulted in a net loss on investment of $48,912 included in selling, general, and administrative expenses. The advances due at March 31, 2002 were $75,831 and were included in prepaid and other current assets. There were no advances due at March 31, 2003.

NOTE 6 - PROPERTY AND EQUIPMENT

         A summary of property and equipment at March 31, 2003 and 2002 is as follows:

                                                 USEFUL LIVES             2003              2002
         Computer and office equipment            5 years            $   313,221        $  230,025
         Furniture and fixtures                   5 - 7 years            341,777           106,164
         Leasehold improvements                        *                 110,841            62,483

         Molds and tooling                        3 years              1,803,434         1,022,900
                                                                     -----------        ----------
                                                                       2,569,273         1,421,572
         Less:  accumulated depreciation                              (1,472,850)         (846,915)
                                                                     -----------        ----------
         Total net property and equipment                             $1,096,423          $574,657
                                                                     ===========        ==========

*   Shorter of remaining term of lease or useful life

NOTE 7 - RESTRICTED CASH

         The Company, through its Hong Kong subsidiary, maintains a letter of credit facility and short term loan with a major international bank. The Company's subsidiary is required to maintain a separate deposit account in the amount of $838,411 and $513,684 at March 31, 2003 and 2002, respectively. This amount is shown as restricted cash at March 31, 2003 and 2002.

NOTE 8 - LOANS AND LETTERS OF CREDIT

CREDIT FACILITY

         The Company's Hong Kong Subsidiary maintains separate credit facilities at two international banks. The maximum credit available under these agreements is $5.5 million U.S. dollars. The primary purpose of the facilities is to provide the Subsidiary with the following abilities:

o        Overdraft facilities
o Issuance and negotiation of letters of credit, both regular and discrepant
o        Trust receipts
o        A Company credit card

         The facilities do not have an expiration date, but are considered short term debt. Interest on these facilities range from prime plus 2 to prime plus
2.5. At March 31, the interest rate associated with these lines was 6.25% to 6.5%. The outstanding amount on these facilities at March 31, 2003, was $0 and there was no availability.

LOAN AND SECURITY AGREEMENT

         On April 26, 2001, the Company executed a Loan and Security Agreement (the "Agreement") with a commercial lender (the "Lender"). This loan was last amended on June 30, 2003. The following is a description of the terms as amended.

         The Lender will advance up to 70% of the Company's eligible accounts receivable, plus up to 20% of the eligible inventory up to $6,000,000, plus up to 40% of the commercial letters of credit opened for the purchase of eligible inventory up to $3 million, less reserves at the discretion of the lender.

         The outstanding loan limit varies between zero and $10,000,000, as stipulated in the Agreement. The Lender also provides the Company the ability to issue commercial letters of credit up to $3,000,000, which shall reduce the loan limits above. The loans bear interest at the commercial lender's prime rate plus 0.5% and an annual fee equal to 1% of the maximum loan amount or $100,000 is payable. All amounts under the loan facility are due within 90 days of demand. The loans are secured by a first lien on all present and future assets of the Company except for certain tooling located at a vendor in China. This amendment expires July 31, 2003.

         The Agreement contains covenants including a restriction on the payment of dividends as well as a financial covenant stipulating a minimum tangible net worth of $30,000,000 as of December 31, 2002 with escalations as defined in the Agreement. On March 15, 2003, the lender notified the Company that they are in default of this covenant and the agreement. The balance outstanding at March 31, 2003 was $6,782,824 and was classified as a current liability under revolving credit facility on the balance sheet. At March 31, 2003, the Company was over advanced under the agreement by approximately $3 million. The June 30, 2003 amendment gave the Company an additional $4.5 million in availability which gave the Company working capital and cured the over advance; however, the Amendment requires the Company to raise $2 million in subordinated debt. Although the Company has only raised $1 million of the required $2 million by the due date, the Company believes that the commercial lender will continue to support the increased availability under the Amendment.

         The Company is currently negotiating a restructuring of the agreement with the lender.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

LEASES

         The Company has entered into various operating lease agreements for office and warehouse facilities in Coconut Creek, Florida, Compton, California, Rancho Dominguez, California, New York, New York and Kowloon, Hong Kong. The leases expire at varying dates. Rent expense for fiscal 2003, 2002 and 2001 was $901,251, $333,751 and 142,472, respectively.

         In addition, the Company maintains various warehouse and computer equipment operating leases.

         Future minimum lease payments under property and equipment leases with terms exceeding one year as of March 31, 2003 are as follows:

               -------------------- -------------------- -- -----------------------
                                        PROPERTY LEASES          EQUIPMENT LEASES
               -------------------- -------------------- -- -----------------------
               Year ending March 31:
               -------------------- -------------------- -- -----------------------
                              2004           $1,330,158                    $46,525
               -------------------- -------------------- -- -----------------------
                              2005              924,338                     19,965
               -------------------- -------------------- -- -----------------------
                              2006              517,071                     10,322
               -------------------- -------------------- -- -----------------------
                              2007              495,545                      7,969
               -------------------- -------------------- -- -----------------------
                              2008              371,659                      1,235
               -------------------- -------------------- -- -----------------------
                                             $3,638,771                    $86,016
               ========================================= -- =======================

GUARANTEES

         The Company's Subsidiary guarantees the revolving credit facility at the lender by a pledge of 60% of its common stock. The Company also in turn guarantees all lines of credit of the Subsidiary.

EMPLOYMENT AGREEMENTS

         The Company has employment contracts with four key officers as of March 31, 2003. The agreements provide for base salaries, with annual cost of living adjustments and travel allowances. The agreements also provide for aggregate Board approved performance bonuses of up to 10% of net earnings before those performance bonuses, interest, and taxes. During fiscal 2003, 2002 and 2001, the bonus percentages were 0%, 5% and 10%, respectively.

MERCHANDISE LICENSE AGREEMENTS

         On November 1, 2000, as amended on November 29, 2001, as amended on December 27, 2002, the Company entered into a merchandise license agreement to license a name, trade name, and logo of a music oriented television network. The term of the agreement is from November 1, 2000 to December 31, 2003. However, shipment of related products did not begin until after March 31, 2001. Accordingly, none of the minimum royalty was charged to operations as of March 31, 2001. The Company pays a royalty rate of a percentage of stipulated sales, as defined in the agreement, with $686,250 guaranteed minimum royalties for the term, payable on a scheduled basis as stipulated in the agreement. The initial minimum royalty guarantee was paid in fiscal year 2002. The new amendment places an additional guarantee for calendar year 2003 of $1,500,000, payable on a scheduled basis as follows: $500,000 on the signing of the amendment, December 27, 2002, $333,333 on June 30, 2003, $333,333 on September 30, 2003 and $333,334
on December 31, 2003. Royalty reports are due on a quarterly basis under the terms of the agreement and the following table represents a summary of the agreement:

              Total Expense       Prepaid Balance at March 31        Accrued Expense at March 31
2003             $1,411,403                          $355,931                                 $0
2002             $1,388,813                                $0                           $126,170
2001                     $0                           $50,000                                 $0

         On December 1, 2001, the Company entered into an additional agreement with a division of above licensor for additional license properties and products. The license term is January 1, 2002 to December 31, 2004 with an initial stipulated ship date of August 15, 2002. The agreement stipulates a royalty rate as a percentage of net sales (defined as gross sales less discounts, allowances and damaged goods returns not to exceed 8% of gross sales), payable quarterly, with a guaranteed minimum royalty for the license term of $450,000 payable as follows: $25,000 on execution of agreement, $85,000 on or before September 1, 2002, $85,000 on or before December 1, 2002, $85,000 on or before March 1, 2003, $85,000 on or before June 1, 2003, and $85,000 on or before September 1, 2003 and the following table represents a summary of the agreement:

              Total Expense       Prepaid Balance at March 31        Accrued Expense at March 31
2003               $127,778                          $152,222                                 $0
2002                      0                           $25,000                                 $0
2001                      0                                 0                                 $0

                  In December 2002, the Company entered into an agreement with a division of a music and memorabilia restaurant and entertainment chain. The license term is January 1, 2003 to December 31, 2005. The Company pays a royalty rate of a percentage of stipulated sales, as defined in the agreement, with a $250,000 guaranteed minimum royalties for the term, payable on a scheduled basis as follows: $25,000 on signing of the contract and payments of $25,000 at the end of each calendar quarter starting March 31, 2003 and ending September 30, 2004, with a final payment of $50,000 due on December 31, 2004 and the following table represents a summary of the agreement:

              Total Expense       Prepaid Balance at March 31        Accrued Expense at March 31
2003                $16,656                           $33,344                                 $0
2002                      0                                 0                                 $0
2001                      0                                 0                                 $0

                  In February 2003, the Company entered into an agreement with a large music and entertainment conglomerate. The license term is April 1, 2003 to March 31, 2006. The Company pays a royalty rate of a percentage of stipulated sales, as defined in the agreement, with a $300,000 guaranteed minimum royalties for the term, payable on a scheduled basis as follows: $25,000 on signing of the contract, $50,000 on June 30, 2003 and payments of $25,000 at the end of each calendar quarter starting September 30, 2003 and ending September 30, 2005 and the following table represents a summary of the agreement:

              Total Expense       Prepaid Balance at March 31        Accrued Expense at March 31
2003                      0                           $25,000                                 $0
2002                      0                                 0                                 $0
2001                      0                                 0                                 $0

         Guaranteed royalty payments are non-refundable and not recoupable against other license agreements with the same licensor.

SIGNIFICANT ESTIMATES

         The Company records an accrual for product returns in the normal course of business. The accrual is estimated based on historical experience and is recorded as a liability equal to the gross profit on estimated returns. At March 31, 2003 and 2002, the accrual for product returns was $324,422 and $118,488 respectively and are included in accrued expenses on the consolidated balance sheets.

         The Company estimates an allowance for doubtful accounts using the specific identification method since a majority of accounts receivable are concentrated with several customers. The allowance for doubtful accounts was $405,759 and $12,022 at March 31, 2003 and 2002, respectively.

LEGAL MATTERS

         CLASS ACTION. From July 2, 2003 through July 8, 2003, six securities class action lawsuits were filed against The Singing Machine and certain of its officers and directors in the United States District Court for the Southern District of Florida on behalf of all persons who purchased The Singing Machine's securities during the various class action periods specified in the complaints. The Company expects that all of these actions will be consolidated in the United States District Court for the Southern District of Florida.

         The complaints that have been filed allege violations of Section 10(b) and Section 20(a) of the Securities Exchange Act of 1934 and Rule 10(b)-5. The complaints seek compensatory damages, attorney's fees and injunctive relief. While the specific factual allegations vary slightly in each case, the complaints generally allege that defendants falsely represented the Company's financial results for the years ended March 31, 2002 and 2001.

         The Company believes that the allegations in these cases are without merit and the Company intends to vigorously defend these actions. However, as the outcome of litigation is difficult to predict, significant changes in the estimated exposures could occur which could have a material affect on the Company's operations.

         OTHER MATTERS. The Company is also subject to various other legal proceedings and other claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, in excess of applicable insurance coverage, is not likely to have a material effect on the financial condition, results of operations or liquidity of the Company. However, as the outcome of litigation or other legal claims is difficult to predict, significant changes in the estimated exposures could occur, which could have a material impact on the Company's operations.

NOTE 10 - STOCKHOLDERS' EQUITY

AMENDMENT TO AUTHORIZED SHARES

         During September 2000, the Company filed an amendment to its Articles of Incorporation decreasing the authorized shares of the Company's common stock to 18,900,000 shares and 100,000 Class A common shares.

STOCK SPLIT

         On March 15, 2002, the Company effected a 3 for 2 stock split. All share and per share data have been retroactively restated in the accompanying consolidated financial statements to reflect the split.

PREFERRED STOCK AND WARRANTS

         During April 1999, the Company issued a private placement memorandum, pursuant to Rule 506 of Regulation D of the 1933 Securities Act, as amended, to offer a minimum of 40 units and a maximum of 50 units of stock and warrants. Each unit consisted of 30,000 shares of the Company's 9% non-voting convertible preferred stock and 6,000 common stock purchase warrants. The purchase price for each unit was $ 27,500. Each share of preferred stock was convertible, at the option of the holder, into one share of the Company's common stock at any time after issuance, and was to automatically convert into one share of common stock on April 1, 2000. All preferred shares automatically converted on April 1, 2000. Each warrant entitles the holder to purchase one share of the Company's common stock at $2.00 per share. The warrants expire three years from the private placement memorandum date. Through June 1999, the maximum number of 50 units had been sold and $1,375,000 gross funds were raised ($1,331,017 after related costs), at which time the offer was closed. During 2000, 2001, and 2002, 24,000, 201,000, and 75,000 warrants were converted for $32,000, $268,000, and $100,000, respectively leaving no warrants outstanding at March 31, 2002.

COMMON STOCK ISSUANCES

         During fiscal 2003, 2002 and 2001, the Company issued the following shares of stock upon exercise of outstanding options and warrants.

         ---------- ----------------------------- --------------------------
                          Number of Shares Issued       Proceeds to Company
         ---------- ----------------------------- --------------------------
         2003                            151,651                   $242,119
         ---------- ----------------------------- --------------------------
         2002                          1,481,347                 $1,314,659
         ---------- ----------------------------- --------------------------
         2001                            572,250                   $580,645
         ---------- ----------------------------- --------------------------

GUARANTEE FEES

         During the year ended March 31, 2000, the Company issued 525,000 shares of common stock to two officers of the Company in exchange for guarantees related to the Company's factor agreement, and letter of credit agreement. These guarantee fees totaled $590,625 and were amortized over a period of 31 months. For the years ended March 31, 2002 and 2001 $228,629 and $361,996 of deferred fees were charged to operations, respectively. There were no remaining deferred guarantee fees at March 31, 2002.

         During the year ended March 31, 2001, the Company issued 37,500 common stock options for services and 45,000 common stock warrants to two investors as loan fees. The fair market value of the options totaling $38,400 was charged to operations. There were no transactions made in fiscal 2002 and 2003.

STOCK OPTIONS

         On June 1, 2001, the Board of Directors approved the 2001 Stock Option Plan, which replaced the 1994 Stock Option Plan, as amended, (the "Plan"). The Plan was developed to provide a means whereby directors and selected employees, officers, consultants, and advisors of the Company may be granted incentive or non-qualified stock options to purchase common stock of the Company. As of March 31, 2003, the Plan is authorized to grant options up to an aggregate of 1,950,000 shares of the Company's common stock and up to 300,000 shares for any one individual in any fiscal year. As of March 31, 2003, the Company had granted 745,200 options under the Year 2001 Plan, leaving 1,204,800 options available to be granted.

         In accordance with SFAS 123, for options issued to employees, the Company applies the intrinsic value method of APB Opinion No. 25 and related interpretations in accounting for its options issued. The following table sets forth the issuances of stock options for fiscal 2003, and 2002.

         The exercise price of common stock option issuances in 2003 and 2002 was equal to the fair market value on the date of grant. Accordingly, no compensation cost has been recognized for options issued under the Plan in 2003 or 2002. A summary of the options issued as of March 31, 2003, 2002 and 2001 and changes during the years is presented below:

                                     NUMBER OF    WEIGHTED                    WEIGHTED                    WEIGHTED
                                      OPTIONS     AVERAGE        NUMBER OF     AVERAGE       NUMBER OF     AVERAGE
                                        AND       EXERCISE      OPTIONS AND   EXERCISE      OPTIONS AND   EXERCISE
                                      WARRANTS      PRICE         WARRANTS      PRICE         WARRANTS      PRICE
FISCAL YEAR                                   2003                        2002                        2001
STOCK OPTIONS:
BALANCE AT BEGINNING OF PERIOD       1,094,475       $2.11       2,433,300      $1.31        1,593,300      $0.67

GRANTED                                574,926       $7.88          82,800      $3.92        1,245,750      $2.01

EXERCISED                             (151,651)      $1.63      (1,406,625)     $0.87         (371,250)     $0.84

Forfeited                               (4,500)      $2.04         (15,000)     $2.04          (34,500)     $0.92
                                   -----------                ------------                ------------
BALANCE AT END OF PERIOD             1,513,250       $4.43       1,094,475      $2.11        2,433,300      $1.31
                                   ===========                ============                ============
OPTIONS EXERCISABLE AT END OF          976,250       $2.45         647,738      $2.11        1,435,050      $0.70
PERIOD                             ===========                ============                ============
WEIGHTED AVERAGE FAIR VALUE OF                       $4.90                      $1.54                       $0.85
OPTIONS GRANTED DURING THE PERIOD

         The following table summarizes information about employee stock options and consultant warrants outstanding at March 31, 2003:

                                                 Weighted Average
 Range of Exercise    Number Outstanding at    Remaining Contractual    Weighted Average    Number Exercisable at   Weighted Average
       Price              March 31, 2003               Life             Exercise Price        March 31, 2003        Exercise Price

           $1.11              58,500                   1.24                  $1.11                   58,500              $1.11
           $2.04             785,300                   3.67                  $2.04                  785,300              $2.04
 $3.27 -   $4.23             102,450                   3.20                  $3.83                  102,450              $3.83
 $5.60 -   $7.26             190,000                   5.69                  $6.70                        0              $0.00
  $8.61 - $11.09             377,000                   6.76                  $9.45                   30,000             $11.09
                          ----------                                                             ---------
                           1,513,250                                                                976,250
                          ==========                                                             ==========

NOTE 11 - INCOME TAXES

         The Company files separate tax returns for the parent and for the Hong Kong Subsidiary. The income tax expense (benefit) for federal, foreign, and state income taxes in the consolidated statement of earnings consisted of the following components for 2003, 2002 and 2001:

                               2003             2002              2001
                                            (as restated)     (as restated)
        Current:
        U.S. Federal      $   663,816       $ 1,027,545      $    21,320
        Foreign             1,230,650           748,672          468,424
        State                  38,500           119,277            2,000

        Deferred           (1,734,194)                0                0
                          -----------       -----------      -----------
                          $   198,772       $ 1,895,494      $   491,744
                          ===========       ===========      ===========

         The United States and foreign components of earnings (loss) before income taxes are as follows:


                                 For the year ended March 31,
                     ------------------------------------------------------
                           2003               2002               2001
                     ---------------     --------------     --------------
United States        $    (5,952,129)    $    3,669,341     $    1,311,899
Foreign                    7,368,713          4,515,218          2,876,122
                     ---------------     --------------     --------------
                     $     1,416,584     $    8,184,559     $    4,188,021
                     ===============     ==============     ==============

         The actual tax expense differs from the "expected" tax expense for the years ended March 31, 2003, 2002 and 2001 (computed by applying the U.S. Federal Corporate tax rate of 34 percent to income before taxes) as follows:

                                                               2003               2002               2001
                                                            -----------       -----------       -----------
                                                                          (as restated)      (as restated)
Expected tax expense                                        $   481,880       $ 2,782,750       $ 1,423,927
State income taxes, net of Federal income tax benefit           (43,204)           78,723                --
Foreign earnings constructively distributed to the U.S.       1,011,628         1,027,545                --
Change in valuation allowance                                        --        (1,059,089)         (609,857)
Tax rate differential on undistributed foreign earnings      (1,326,368)         (812,739)         (517,702)
Other permanent differences                                      74,836          (121,696)          195,376
                                                            -----------       -----------       -----------
                                    ACTUAL TAX EXPENSE      $   198,772       $ 1,895,494       $   491,744
                                                            ===========       ===========       ===========

         The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at March 31, 2003 and 2002 are as follows:

                                                               2003              2002
                                                                            (as restated)
          Deferred tax assets:
          Inventory differences                          $ 1,491,021                --
          State net operating loss carryforward          $   171,019       $    89,315
          Bad debt reserve                                   137,958             4,087
          Reserve for sales returns                          110,303            55,886
          Stock based expenses                                    --            13,056
          Amortization of reorganization intangible           28,076            36,400
                                                         -----------       -----------
          Total Gross Deferred Assets                      1,938,377           198,744

          Deferred tax liability:
          Depreciation                                       (12,765)           (7,326)
                                                         -----------       -----------
          Net Deferred Tax Asset                         $ 1,925,612       $   191,418
                                                         ===========       ===========

         The Company believes that it is more likely than not that the deferred tax asset will be realized; therefore, no valuation allowance is required.

NOTE 12 - CONCENTRATIONS OF CREDIT RISK, CUSTOMERS, SUPPLIERS, AND FINANCING

         The Company derives primarily all of its revenues from retailers of products in the United States. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of accounts receivable. The Company's allowance for doubtful accounts is based upon management's estimates and historical experience and reflects the fact that accounts receivable are concentrated with several large customers whose credit worthiness have been evaluated by management. At March 31, 2003, 67% of accounts receivable were due from four customers: two from the U.S. and two International Customers. Accounts receivable from four customers that individually owed over 10% of accounts receivable at March 31, 2003 was 22%, 19%, 15% and 11%. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

         Revenues derived from five customers in 2003, 2002 and 2001 were 67%, 87% and 78% of revenues, respectively. Revenues derived from three customers in 2003 and 2002, and two customers in 2001, respectively, which individually purchased greater than 10% of the Company's total revenues, were 21%, 17% and 15% in 2003, 37%, 28%, and 10% in 2002 and 32% and 23% in 2001.

         The Company is dependent upon foreign companies for the manufacture of all of its electronic products. The Company's arrangements with manufacturers are subject to the risk of doing business abroad, such as import duties, trade restrictions, work stoppages, foreign currency fluctuations, political instability, and other factors, which could have an adverse impact on its business. The Company believes that the loss of any one or more of their suppliers would not have a long-term material adverse effect because other manufacturers with whom the Company does business would be able to increase production to fulfill their requirements. However, the loss of certain suppliers in the short-term could adversely affect business until alternative supply arrangements are secured.

         During fiscal years 2003, 2002 and 2001, manufacturers in the People's Republic of China (China) accounted for approximately 94%, 95% and 94% respectively of the Company's total product purchases, including all of the Company's hardware purchases.

         The Company finances its sales primarily through a loan facility with one lender. (See Note 7) Although management believes there are other sources available, a loss of the current credit facility could be in the short term, adversely affect operations until an alternate lending arrangement is secured. This loan, as amended, expires on July 31, 2003.

         Net sales derived from the Company's Hong Kong based subsidiary aggregated $49,268,836 in 2003, $27,176,000 in 2002 and $12,595,800 in 2001. The
carrying value of net assets held by the Company's Hong Kong based subsidiary was $14,932,175 at March 31, 2003.

NOTE 13 - SEGMENT INFORMATION

         The Company operates in one segment and maintains its records accordingly. The majority of sales to customers outside of the United States are made by the Company's Subsidiary. Sales by customer geographic region for the years ended March 31 were as follows:


SALES:                                   2003                2002              2001
United States                       $ 76,777,138       $ 62,333,801       $ 34,391,540
Asia                                      21,310             49,314                 --
Australia                                814,334                 --                 --
Canada                                   919,642             47,565             11,420
Central America                           96,836              5,756                 --
Europe                                15,714,846                 --            433,821
Mexico                                 1,225,111                 --                 --
South America                             44,549             39,317             38,570
                                    ------------       ------------       ------------
Consolidated Net Sales              $ 95,613,766       $ 62,475,753       $ 34,875,351
                                    ============       ============       ============
LONG LIVED ASSETS:
United States operations            $    570,065       $    311,590
Hong Kong operations                $  1,800,191       $  1,144,503
Eliminations                                 (13)               (13)
                                    ------------       ------------
Consolidated long-lived assets      $  2,370,243       $  1,456,080
                                    ============       ============

         The geographic area of sales is based primarily on the location where the product is delivered.

NOTE 14 - EMPLOYEE BENEFIT PLANS

         The Company has a 401(k) plan for its employees to which the Company makes contributions at rates dependent on the level of each employee's contributions. Contributions made by the Company are limited to the maximum allowable for federal income tax purposes. The amounts charged to earnings for contributions to this plan and administrative costs during the years ended March 31, 2003, 2002 and 2001 totaled $61,466, $41,733 and $8,682, respectively. The
Company does not provide any post employment benefits to retirees.

NOTE 15 - SUBSEQUENT EVENTS

         As of July 10, 2003, the Company obtained $1 million in subordinated debt financing from certain officers, directors and an associate of a director. The Company has not finalized the terms of this loan; however, the Company has immediate use and access to the $1 million of funding.

SUPPLEMENTAL DATA

SCHEDULE I

QUARTERLY FINANCIAL DATA (UNAUDITED)

         The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods. The quarterly results for the years 2003 and 2002 are set forth in the following table with the assumption that the restatement of income tax was evenly distributed over each quarter:

                                                                                    Basic        Diluted
                                                                                   Earnings      Earnings
                                                              Net Earnings        (Loss) Per    (Loss) Per
                             Sales         Gross Profit          (Loss)             Share         Share
2003
   First quarter         $    4,264,203    $  1,273,322       $ (1,358,780)      $   (0.17)     $  (0.17)
   Second quarter            33,044,306       9,754,954          4,837,926            0.6           0.54
   Third quarter             49,102,372      14,525,191          3,846,894            0.47          0.43
   Fourth quarter             9,202,886      (2,268,736)(1)     (6,108,228)          (0.75)        (0.66)
              Total      $   95,613,766    $ 23,284,730       $  1,217,812       $    0.15      $   0.14


2002 (AS RESTATED)
   First quarter         $    5,573,228    $  1,923,199       $   (470,447)      $   (0.07)     $  (0.07)
   Second quarter            15,797,752       5,408,430          1,881,321            0.28          0.25
   Third quarter             34,324,556      11,884,855          5,444,081            0.74          0.65
   Fourth quarter             6,780,217       2,406,428           (565,890)          (0.07)        (0.04)
              Total      $   62,475,753    $ 21,622,913       $  6,289,065       $    0.88      $   0.79



(1) In the fourth quarter of 2003, the Company took expenses relating to a loss on a guaranteed margin contract, $2.5 million and a reserve for inventory loss of $3.7 million. The guaranteed margin contract reduced sales and the reserve for inventory loss reduced cost of sales.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

                                                  BALANCE AT       CHARGED TO        REDUCTION TO     CREDITED TO       BALANCE AT
                                                 BEGINNING OF       COSTS AND        ALLOWANCE FOR     COSTS AND          END OF
                DESCRIPTION                         PERIOD          EXPENSES           WRITE OFF       EXPENSES           PERIOD
YEAR ENDED MARCH 31, 2003

Reserves deducted from assets to which
they apply:
      Allowance for doubtful accounts            $  12,022      $    412,055     $       --           $  (18,318)(1)   $    405,759
      Inventory reserves                         $      --      $  3,715,357     $       --           $       --       $  3,715,357
YEAR ENDED MARCH 31, 2002

Reserves deducted from assets to which
they apply:
      Allowance for doubtful accounts            $   9,812      $     45,078     $  (42,868)          $       --       $     12,022
      Inventory reserves                         $      --      $         --     $       --           $       --       $         --
YEAR ENDED MARCH 31, 2001

Reserves deducted from assets to which
they apply:
      Allowance for doubtful accounts            $      --      $     85,302     $  (75,490)          $       --       $      9,812
      Inventory reserves                         $      --      $         --     $       --           $       --       $         --




(1) Recoveries of amounts previously written off against the reserve.

SUPPLEMENTAL DATA


SCHEDULE I

QUARTERLY FINANCIAL DATA (UNAUDITED)

The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods. The quarterly results for the years 2003 and 2002 are set forth in the following table with the assumption that the restatement of income tax was evenly distributed over each quarter:

                                                                                   BASIC         DILUTED
                                                                                  EARNINGS       EARNINGS
                                                              NET EARNINGS       (LOSS) PER     (LOSS) PER
                            SALES          GROSS PROFIT          (LOSS)             SHARE          SHARE
                         ------------      ------------       ------------       -----------    -----------
2003
   First quarter         $  4,264,203      $  1,273,322       $ (1,358,780)      $     (0.17)   $     (0.17)
   Second quarter          33,044,306         9,754,954          4,837,926              0.60           0.54
   Third quarter           49,102,372        14,525,191          3,846,894              0.47           0.43
   Fourth quarter           9,202,885        (2,268,736)(1)     (6,108,228)            (0.75)         (0.66)
              Total      $ 95,613,766      $ 23,284,730       $  1,217,812       $      0.15    $      0.14

2002 (AS RESTATED)
   First quarter         $  5,573,228      $  1,923,199       $   (470,447)      $     (0.07)   $     (0.07)
   Second quarter          15,797,752         5,408,430          1,881,321              0.28           0.25
   Third quarter           34,324,556        11,884,855          5,444,081              0.74           0.65
   Fourth quarter           6,780,217         2,406,429           (565,890)            (0.07)         (0.04)
              Total      $ 62,475,753      $ 21,622,913       $  6,289,065       $      0.88    $      0.79

----------
(1) In the fourth quarter of 2003, the Company took expenses relating to a loss on a guaranteed margin contract, $2.5 million and a reserve for inventory loss of $3.7 million. The guaranteed margin contract reduced sales and the reserve for inventory loss reduced cost of sales.

(2) This table makes the assumption that the restatement of income tax was evenly distributed over each quarter.

SUPPLEMENTAL DATA


SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS
                  BALANCE AT          CHARGED TO            REDUCTION TO            CREDITED TO             BALANCE AT
                 BEGINNING OF         COSTS AND            ALLOWANCE FOR             COSTS AND                END OF
  DESCRIPTION       PERIOD             EXPENSES              WRITE OFF               EXPENSES                 PERIOD
YEAR ENDED
MARCH 31, 2003
Reserves deducted
from assets to
which they apply:
     Allowance
     for
     doubtful

     accounts     $  12,022         $    412,055           $        --            $  (18,318)  (1)        $    405,759
     Inventory    $      --         $  3,715,357           $        --            $        --             $  3,715,357
     reserves
YEAR ENDED
MARCH 31, 2002
Reserves deducted
from assets to
which they apply:
     Allowance
     for
     doubtful
     accounts     $   9,812         $     45,078           $  (42,868)            $        --             $     12,022
     Inventory    $      --         $         --           $        --            $        --             $         --
     reserves
YEAR ENDED
MARCH 31, 2001
Reserves deducted
from assets to
which they apply:
     Allowance
     for
     doubtful
     accounts     $      --         $     85,302           $  (75,490)            $        --             $      9,812
     Inventory    $      --         $         --           $        --            $        --             $         --
     reserves

----------

(1) Recoveries of amounts previously written off against the reserve.

                                     PART II

                     Information Not Required in Prospectus
                     --------------------------------------

Item 13. Other Expenses of Issuance and Distribution.

         The following table sets forth various expenses, which will be incurred in connection with the registration of our securities. Other than the SEC Registration Fee, the amounts set forth below are estimates:

         SEC Registration Fee ....................................    $   947.37
         Printing & Engraving Expenses ...........................    $ 5,000.00
         Legal Fees and Expenses .................................    $25,000.00
         Accounting Fees and Expenses ............................    $30,000.00
                                                                      ----------
                              TOTAL: .............................    $60,947.37
                                                                      ==========
Item 14. Indemnification of Directors and Officers

         As a Delaware corporation, we are subject to the Delaware General Corporation Law. Section 102(b)(7) of Delaware law enables a corporation in its certificate of incorporation to eliminate or limit personal liability of members of its Board of Directors for monetary damages for breach of a director's fiduciary duty of care. Article 10 of our Certificate of Incorporation provides that a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit and contains a comparable provision.

         Section 145 of Delaware law permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Article VI of our Bylaws provides that our officers, directors, employees or agent shall be indemnified to the full extent permitted by Delaware law. Article VI also provides that we may advance expenses to a director prior to the final disposition of the action. However, if required under Delaware law, we may require an officer or director to give us an undertaking in advance of the final disposition that he will repay all amounts so advanced, if it shall ultimately be determined that such officer or director is not entitled to be indemnified under our by-laws or otherwise.

         The above discussion of Delaware law and our certificate of incorporation and bylaws is not intended to be exhaustive and is qualified in its entirety by our certificate of incorporation, bylaws and Delaware law.

Item 15. Recent Sales of Unregistered Securities

         The following table sets forth our sale of securities during the last three years, which securities were not registered under the Securities Act of 1933, as amended. No underwriters were employed with respect to the sale of any of the securities listed below. All shares were issued in reliance on Section 4(2) and/or Section 3(b) of the Securities Act.

         1. During fiscal 2000, six employees exercised options to acquire 70, 500 stock options. The names of the employees, the number of shares purchased and the proceeds to us are listed below:

                               NUMBER OF          PURCHASE       PROCEEDS TO       DATE OF
         NAME                  SHARES ACQUIRED    PRICE          THE COMPANY       EXERCISE
         ----                  ---------------    --------       -----------       --------
         Melody Rawski             5,000           $.43            $ 2,150         12/30/99
         John Steele               5,000           $.43            $ 2,150         01/04/00
         John Klecha              50,000           $.43            $21,500         01/18/00
         Terry Marco               5,000           $.43            $ 2,150         01/25/00
         Terri Phillips            2,500           $.43            $ 1,075         02/16/00
         Adolph Nelson             1,500           $.43            $   645         03/15/00
         Jorge Otaegui             1,500           $.43            $   645         08/02/00

         Each of the employees paid for the options with cash. Each employee's exercise of the option was made in reliance on Section 4(2) of the Securities Act. Each employee represented that he/she had no need for liquidity in his/her investment and had adequate financial resources to withstand a total loss of their investment. A legend was placed on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         2. During fiscal 2000, fifteen warrant holders exercised their warrants to acquire 396,000 shares of our common stock. The names of the warrant holders, the date of exercise, the number of shares purchased, the exercise price and the proceeds received by us are listed below.

                        DATE OF         NO. OF      EXERCISE        PROCEEDS TO THE
NAME                    EXERCISE        SHARES      PRICE           COMPANY
-----                   --------        ------      --------        ---------------
Benchmark Capital        4/26/00        16,000       $2.00          $ 32,000
Sebastian Angelico       5/03/00         4,000       $2.00          $  8,000
Josef Bauer              5/15/00         8,000       $2.00          $ 16,000
Portfolio Research
Associates               5/17/00        76,000       $1.375         $104,500
Albert Wardi             5/22/00         2,000       $2.00          $  4,000
Jack Robbins             5/24/00        75,000       $1.00          $ 75,000
Jack Robbins             5/24/00        75,000       $1.50          $112,500
Jack Robbins             5/24/00        20,000       $2.00          $ 40,000
Wolcot Capital Inc.      5/24/00         4,000       $2.00          $128,000
Wendy Blauner            5/24/00         4,000       $2.00          $  8,000
Jon Blauner              5/24/00         4,000       $2.00          $  8,000
John Klecha              9/25/00         4,000       $2.00          $  8,000
Bank Sal. Oppenheim     10/27/00        40,000       $2.00          $ 80,000
Union Atlantic          11/01/00        20,000       $1.00          $ 20,000
Sil Venturi             12/01/00         4,000       $2.00          $  8,000
Aton Trust              12/01/00        40,000       $2.00          $ 80,000

Each of these warrant holders exercised their warrants in reliance upon Section 4(2) of the Securities Act of 1933, because each of the holders was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         3. In May 2000, we obtained two working capital loans in the amount of $100,000 and $500,000 from Maureen La Rouche and Josef Bauer. The loans were for a period of eight months and bore interest at the rate of 15% per annum. As consideration for extending the loans, we issued 5,000 warrants to Ms. La Rouche and 25,000 warrants to Mr. Bauer. Each warrant allowed the holder to purchase one share of our common stock at an exercise price of $3.25 per share. The warrants expire on May 25, 2003.

         4. During September 2000, we issued 25,000 warrants to Neal Berkman for services rendered to our Company. Mr. Berkman a principal at Berkman and Associates, a firm that provides investor relation services to us. The warrants have an exercise price of $3.06 per share and 25,000 warrants vest on December 1, 2001 and 50% on December 1, 2002. All warrants expire on December 1, 2006.

         5. In September 2000, we issued an aggregate of 625,500 options to our employees, as consideration for services they had rendered to us. We issued these options to our employees in reliance upon Section 4(2) of the Securities Act, because our employees were knowledgeable, sophisticated and had access to comprehensive information about us.

                             NO. OF           EXERCISE
         NAME                OPTIONS          PRICE
         ----                -------          --------
         Brian Cino           10,000          $3.06
         April Green          20,000          $3.06
         Alicia Haskamp       30,000          $3.06
         John Klecha         180,000          $3.06
         Terry Marco          30,000          $3.06
         Marion McElligott     5,000          $3.06
         Jamilla Miller        3,000          $3.06
         Howard Moore         25,000          $3.06
         Adolph Nelson         2,500          $3.06
         Jorge Otaeugi         3,000          $3.06
         Terry Phillips        5,000          $3.06
         Melody Rawski        10,000          $3.06
         Eddie Steele        200,000          $3.06
         John Steele          50,000          $3.06
         Richard Torrelli      2,000          $3.06
         Edwin Young          50,000          $3.06

For each employee, officer or director, fifty percent of their options are exercisable on December 1, 2001 and 50% on December 1, 2002. The options all expire on December 1, 2006.

         6. On September 2000, we issued an aggregate of 50,000 options to our current directors and one previous director for their services to us during the preceding year. We issued these options to our directors in reliance upon
Section 4(2) of the Securities Act, because our directors were knowledgeable, sophisticated and had access to comprehensive information about us.

                                   NO. OF                     EXERCISE
         NAME                      OPTIONS                    PRICE
         ----                      -------                    ---------
         Josef Bauer               10,000                     $3.06
         Edward Steele             10,000                     $3.06
         John Klecha               10,000                     $3.06
         Howard Moore              10,000                     $3.06
         Alan Schor                10,000                     $3.06

These options are immediately exercisable. The options all expire on September 5, 2006.

         7. On March 13, 2001, we issued 20,000 options to Robert Weinberg and 10,000 options to John DeNovi. The exercise price of these options is $4.90 per share and the expiration date is March 13, 2006. Half of Mr. Weinberg's options vest on December 1, 2001 and the remainder vest on December 1, 2002. Half of Mr. DeNovi's options vest on March 13, 2002 and the remainder vest on March 13, 2003. We issued these options to Mr. Weinberg and Mr. DeNovi in reliance upon
Section 4(2) of the Securities Act, because our employees were knowledgeable, sophisticated and had access to comprehensive information about us.

         8. During fiscal 2002, thirteen employees, one director and one former director exercised stock options issued under our 1994 Amended and Restated Management Stock Option Plan. The employees exercised options to acquire an aggregate of 71,400 shares of our common stock. The names of the option holders, the dates of exercise, the number of shares purchased, the exercise price and the proceeds received by the Company are listed below.

                       DATE OF        NO. OF          EXERCISE
NAME                   EXERCISE       SHARES          PRICE                 PROCEEDS
----                   --------       ------          ---------             --------
Adolph Nelson          04/30/01         1,500         $ .43                 $   645
John Steele            04/30/01         5,000         $ .43                 $ 2,150
Teresa Marco           05/01/01         5,000         $ .43                 $ 2,150
Terry Philips          05/01/01         1,500         $ .43                 $   645
Brian Cino             05/02/01         3,400         $ .43                 $ 1,462
John Klecha            05/30/01        50,000         $ .43                 $21,500
Melody Rawski          06/14/01         5,000         $ .43                 $ 2,150
Terry Phillips         07/11/01         1,500         $ .43                 $   645
April Green            07/11/01           100         $ .66                 $   166
Brian Cino             07/15/01           800         $ .43                 $   344
April Green            07/11/01           200         $1.66                 $   332
John Steele            07/24/01        10,000         $ .43                 $16,600
Josef Bauer            08/16/01        10,000         $3.06                 $30,600
April Green            08/16/01           200         $1.66                 $   332
Edward Steele          09/28/01       175,000         $ .43                 $75,250
Edward Steele          09/28/01         5,000         $3.06                 $15,300
April Green            10/02/01         1,000         $1.66                 $ 1,660
April Green            10/31/01         1,000         $1.66                 $ 1,660
John Steele            11/06/01        10,000         $1.66                 $16,600
Brian Cino             11/13/01           350         $ .43                 $   151
April Green            11/13/01         1,000         $1.66                 $ 1,660
Teresa Marco           11/13/01        10,000         $1.66                 $16,600
John Steele            12/07/01         5,000         $3.06                 $15,300
April Green            12/07/01           700         $1.66                 $ 1,162
Melody Rawski          12/18/01         5,000         $3.06                 $15,300
April Green            12/18/01         2,000         $3.06                 $ 6,120
Edwin Young            12/28/01        25,000         $3.06                 $76,500
Adolph Nelson          12/28/01         1,250         $3.06                 $ 3,825
Eddie Steele           01/03/02       262,500         $.287                 $75,250
Eddie Steele           01/03/02        45,000         $1.107                $49,800
Eddie Steele           01/03/02        15,000         $2.04                 $30,600
Alicia Haskamp         01/03/02         6,000         $2.04                 $12,240
M. McElligott          02/06/02         3,750         $2.04                 $ 7,650
Brian Cino             02/06/02           675         $.287                 $193.50
Brian Cino             02/06/02         1,350         $2.04                 $ 2,754
Jorge Otaeugi          02/06/02         2,250         $.287                 $   645
Jorge Otaeugi          02/06/02         2,250         $2.04                 $ 4,590
John Steele            02/06/02         7,500         $2.04                 $15,300
Terry Phillips         02/19/02           450         $2.04                 $   918
Alan Schor             02/19/02         7,500         $2.04                 $15,300
Robert Torrelli        03/07/02           150         $2.04                 $   306
John DeNovi            03/07/02         2,550         $3.27                 $ 8,330
John Steele            03/14/02        22,500         $2.04                 $45,900
Terry Phillips         03/22/02           900         $2.04                 $ 1,836

Each person paid for theirs shares with cash. Each person exercised their options in reliance upon Section 4(2) of the Securities Act of 1933, because he/she was knowledgeable, sophisticated and had access to comprehensive information about the Company. The shares issued to these optionees were registered under the Securities Act on a registration statement on Form S-8. The shares issued to employees who were not affiliates did not contain any restrictive legends. The shares issued to our executive officers and our directors contained a control legend. Control legends were contained on the shares issued to Eddie Steele, our Chief Executive Officer and a director, John Klecha, our Chief Operating Officer and a director and Josef Bauer, our director.

            9. During fiscal 2002, ten warrant holders exercised their warrants to acquire an aggregate of 298,400 shares of our common stock. All of these persons acquired their warrants in the Company's private offering of units in May 1999. The names of the warrant holders, the dates of exercise the number of shares purchased, the exercise price and the proceeds received by the Company are listed below.

                         DATE OF         NO. OF    EXERCISE   PROCEEDS
NAME                     EXERCISE        SHARES    PRICE
----                     --------        ------    --------   --------
Entropy Holdings         04/30/01        10,000    $2.00     $ 20,000
FRS Investments          04/30/01        10,000    $1.375    $ 13,750
Itamar Zac Jones         07/15/01         4,000    $2.00     $  8,000
Edward Borelli           10/29/01        95,400    $1.375    $131,175
Anthony Broy             10/31/01         4,000    $2.00     $  8,000
SISM Research            11/02/01        10,000    $2.00     $ 20,000
Clarion Finanz AG        11/08/01         7,000    $1.375    $ 92,125
FRS Investments          12/31/01        20,000    $1.375    $ 27,500
Eddie Steele             01/03/02        12,000    $1.33     $ 16,000
Fred Merz                02/19/02         6,000    $1.33     $  8,000
FRS Investments          03/04/02        30,000    $0.917    $ 27,500
John Klecha              03/19/02        30,000    $1.33     $ 40,000

Each of the warrant holders paid for their shares with cash. Each of these warrant holders exercised their warrants in reliance upon Section 4(2) of the Securities Act of 1933, because each of these holders was knowledgeable, sophisticated and had access to comprehensive information about the Company. The Company placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         10. On August 15, 2001, the Company issued an aggregate of 50,000 options to its directors pursuant to an annual grant of options to persons who had served on the Board during the previous year. Each of the following directors received 10,000 options: Eddie Steele, John Klecha, Josef Bauer, Howard Moore and Robert Weinberg. The exercise price of the options is $6.35 per share and the options expire on August 14, 2006. The options are exercisable immediately. We issued these options to our directors in reliance upon Section 4(2) of the Securities Act, because our directors are knowledgeable, sophisticated and have access to comprehensive information about the Company.

         11. On August 16, 2001, Josef Bauer and Maureen LaRoche, Mr. Bauer's assistant, exercised warrants to acquire an aggregate of 90,000 shares of the Company's common stock. Mr. Bauer and Ms. LaRoche acquired these warrants when they advanced working capital to the Company in May 2000. The dates of exercise the number of shares purchased, the exercise price and the proceeds received by the Company are listed below.

                  DATE OF         NO. OF    EXERCISE
NAME              EXERCISE        SHARES    PRICE      PROCEEDS
----              --------        ------    --------   --------
Josef Bauer         8/16/01       10,000      $2.00    $20,000
Josef Bauer         8/16/01       25,000      $3.25    $81,250
Josef Bauer         8/16/01       50,000      $1.00    $50,000
Maureen LaRoche     8/16/01        5,000      $3.25    $16,250

Mr. Bauer and Ms. LaRoche paid for their shares with cash and exercised their warrants in reliance upon Section 4(2) of the Securities Act of 1933, because each was knowledgeable, sophisticated and had access to comprehensive information about the Company. The Company placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         12. On November 30, 2001, Neil Berkman exercised options to acquire 25,000 shares of our common stock at a purchase price of $3.06 per share. Mr. Berkman acquired these warrants for financial consulting services that he rendered to the Company. Mr. Berkman paid for his shares with cash and exercised their warrants in reliance upon Section 4(2) of the Securities Act of 1933, because he was knowledgeable, sophisticated and had access to comprehensive information about the Company. The Company placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         13. On December 28, 2001, Josef Bauer exercised 10,000 stock options acquired under our Year 2001 Stock Option Plan. Mr. Bauer exercised his options in reliance upon Section 4(2) of the Securities Act of 1933, because he was knowledgeable, sophisticated and had access to comprehensive information about the Company. The Company placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth their restrictions on transferability and sale.

         14. During fiscal 2003, five employees and a director exercised stock options issued under our 1994 Amended and Restated Management Stock Option Plan. The employee exercised options to acquire an aggregate of shares of our common stock. The names of the option holder, the dates of exercise, the number of shares purchased, the exercise price and the proceeds received by the Company are listed below.

                    Date of           No. of         Exercise
Name                Exercise          Shares         Price          Proceeds
----                --------          ------         --------       --------
Alicia Haskamp      04/06/02          16,500         $2.04         $33,660
Howard Moore        07/12/02          33,750         $2.04         $68,850
Terri Phillips      07/31/02             600         $2.04         $ 1,224
Adolph Nelson       12/19/02           1,875         $2.04         $ 3,825
Edwin Young         01/21/03          37,500         $2.04         $76,500
April Green         02/24/03           1,000         $2.04         $ 2,040

Each employee paid for the shares with cash. Each employee exercised his/her options in reliance upon Section 4(2) of the Securities Act of 1933, because he/she was knowledgeable, sophisticated and had access to comprehensive information about the Company. The shares issued to employees who were not affiliates did not contain any restrictive legends. The shares issued to our executive officer and our director contained a control legend. Control legends were contained on the shares issued to April Green, our Chief Financial Officer, and Howard Moore, our director.

         15. During the three month period ended June 30, 2002, one warrant holder exercised its warrants to acquire an aggregate of 52,500 shares of our common stock. The name of the warrant holder, the date of exercise, the number of shares purchased, the exercise price and the proceeds received by the Company are listed below.

                       DATE OF      NO. OF        EXERCISE
NAME                   EXERCISE     SHARES        PRICE        PROCEEDS
----                   --------     ------        --------     --------
FRS Investments        05/17/02     52,500        $0.9167      $48,125

FRS paid for its shares with cash. FRS exercised its warrants in reliance upon
Section 4(2) of the Securities Act of 1933, because it was knowledgeable, sophisticated and had access to comprehensive information about the Company. The Company placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         16. On December 31, 2002, we issued an aggregate of 187,000 options to our employees, as consideration for services they had rendered to us. We issued these options to our employees in reliance upon Section 4(2) of the Securities Act, because our employees were knowledgeable, sophisticated and had access to comprehensive information about us.

NAME                      NO. OF OPTIONS ISSUED       PRICE
----                      ---------------------       -----
Frank Abell                       6,000               $9.00
Jennifer Barnes                   5,000               $9.00
Dan Becherer                     10,000               $9.00
Almina Brady-Dykes                6,000               $9.00
Elizabeth Canela                  3,000               $9.00
Tammy Chestnut                    1,000               $9.00
Belinda Cheung                      500               $9.00
Danny Cheung                      1,000               $9.00
Jeffrey Chiu                      1,000               $9.00
Brian Cino                        3,000               $9.00
John DeNovi                      10,000               $9.00
Teresa Garcia                    15,000               $9.00
April Green                      20,000               $9.00
Alicia Haskamp                   18,000               $9.00
Michelle Ho                       3,000               $9.00
Wilson Ho                         1,000               $9.00
Dale Hopkins                     10,000               $9.00
Irene Ko                          3,000               $9.00
Bill Lau                          4,500               $9.00
Dora Lee                          3,000               $9.00
Nataly Lessard                    6,000               $9.00
Gigi Leung                          500               $9.00
Marian McElligott                15,000               $9.00
Adolph Nelson                     2,000               $9.00
Rick Ng                             500               $9.00
Cathy Novello                     4,000               $9.00
Jennifer O'Kuhn                   2,000               $9.00
Jorge Otaegui                     2,000               $9.00
Terri Phillips                    3,000               $9.00
Melody Rawski                     5,000               $9.00
Asante Sellers                    1,000               $9.00
Stacy Sethman                     5,000               $9.00
John Steele                      10,000               $9.00
Richard Torrelli                  1,000               $9.00
Nicolas Venegas                   2,000               $9.00
Vicky Xavier                      2,500               $9.00
Ho Man Yeung                        500               $9.00
Yen Yu                            1,000               $9.00

For each employee, twenty percent (20%) of their options are exercisable on January 1, 2004 and 20% exercisable each January 1st thereafter with the last 20% becoming exercisable on January 1, 2008. The options expire 5 years after they become exercisable with varying expiration dates from December 31, 2009 through December 31, 2013.

         17. During the three month period ended June 30, 2003, four employees exercised stock options issued under our 1994 Amended and Restated Management Stock Option Plan. The employee exercised options to acquire an aggregate of 128,500 shares of our common stock. The names of the option holder, the dates of exercise, the number of shares purchased, the exercise price and the proceeds received by the Company are listed below.

                       NO. OF OPTIONS        EXERCISE              EXERCISE
NAME                   EXERCISED             PRICE                 DATE                  PROCEEDS
----                   --------------        --------              --------              --------
John Steele                30,000            $2.04                 04/9/03               $61,200
Allen Schor                 7,500            $2.04                 04/9/03               $15,300
Alicia Haskamp              7,500            $2.04                 04/18/03              $15,300
Alicia Haskamp             10,000            $2.04                 04/01/03              $20,400
John Klecha                58,500            $1.11                 04/22/03              $64,935
John Klecha                15,000            $2.04                 04/22/03              $30,600

All of the above issuances were paid for with cash. The above employees exercised their options in reliance upon Section 4(2) of the Securities Act of 1933, because they are knowledgeable, sophisticated and had access to comprehensive information about the Company. The shares issued to our employees who were not affiliates did not contain any restrictive legends. The shares were registered under the Securities Act on a registration statement on Form S-8. As such, no restrictive legends were placed on the shares.

         18. On September 8, 2003, we issued an aggregate of $4,000,000 of 8% convertible debentures in a private offering to six accredited investors. The debentures initially are convertible into shares of common stock at a price of $3.85 per share, subject to adjustment in certain situations. Each investor also received warrants equal to 40% of the subscription amount. The exercise price of the warrants is $4.025 per share and the warrants expire on September 7, 2006. We also have an obligation to register the shares of common stock underlying the debenture and warrants, which we are satisfying by filing this registration statement. The names of the investors, the amount of the debentures and the number or warrants issuable to each investor are set forth below.

                                     AMOUNT OF
NAME                                 DEBENTURES             NO. OF WARRANTS
----                                 ----------             ---------------
Omnicron Master Trust                $2,500,000                 285,714
SF Capital Partners, Ltd             $  500,000                  57,143
Bristol Investment Fund, Ltd.        $  300,000                  34,286
Ascend Offshore Fund, Ltd.           $  478,000                  54,629
Ascend Partners, LP                  $   58,200                   6,651
Ascend Partners Sapient LP           $  163,800                  18,720

The offering and sale of the debentures and the warrants was made in reliance upon Section 4(2) (2) of the Securities Act of 1933, as amended. We used Roth Capital as our placement agent and they received a commission equal to 5.5% of the proceeds and a warrant to purchase 103,896 shares or our common stock. We agreed to register the shares underlying Roth's warrant in a registration statement. The common stock was only offered and sold to accredited investors or persons who represented that they had no need for liquidity in their investment and had adequate financial resources to withstand a total loss of their investment. We issued these shares to these persons in reliance upon Section 4(2) of the Securities Act, because the shareholders were knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the debentures and the warrant agreements stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

Item 16. Exhibits

Exhibit No.       Description of Exhibit
-----------       ----------------------
3.1 Certificate of Incorporation of the Company filed with the Delaware Secretary of State on February 15, 1994 and amendments through April 15, 1999 (incorporated by reference to Exhibit 3.1 in the Company's registration statement on Form SB-2 filed with the SEC on March 7,
         2000).
3.2 Certificate of Amendment of the Company filed with the Delaware Secretary of State on September 29, 2000 (incorporated by reference to
         Exhibit 3.1 in the Company's Quarterly Report on Form 10-QSB for the period ended September 30, 1999 filed with the SEC on November 14,
         2000).
3.3 Certificates of Correction filed with the Delaware Secretary of State on March 29 and 30, 2001 correcting the Amendment to our Certificate of Incorporation dated April 20, 1998 (incorporated by reference to
         Exhibit 3.11 in the Company's registration statement on Form SB-2 filed with the SEC on April 11, 2000).

Exhibit No.       Description of Exhibit
-----------       ----------------------
3.4      Amended By-Laws of the Company (incorporated by reference to Exhibit
         3.14 in the Company's Annual Report on Form 10-KSB for the year ended March 31, 2001 filed with the SEC on June 29, 2001).
4.1 Form of Certificate Evidencing Shares of Common Stock (incorporated by reference to Exhibit 3.3. of the Company's registration statement on Form SB-2 filed with the SEC on March 7, 2000)
5.1      Opinion of Adorno & Yoss, P.A.*
10.1 Securities Purchase Agreement dated as of August 20, 2003 by and among the Company and Omicron Master Trust, SF Capital Partners, Ltd., Bristol Investment Fund, Ltd., Ascend Offshore Fund, Ltd., Ascend Partners, LP and Ascend Partners Sapient, LP (collectively, the "Investors").*
10.2 Amendment dated September 5, 2003 to Securities Purchase Agreement between the Company and the Investors*
10.3 Form of Debenture Agreement issued by the Company to each of the Investors*
10.4     Form of Warrant Agreement issued by the Company to the Investors*
10.5     Warrant Agreement between the Company and Roth Capital Partners, LLC*
10.6 Registration Rights Agreement between the Company and each of the Investors and Roth Capital Partners, LLC*
10.7 Employment Agreement dated May 1, 1998 between the Company and Edward Steele (incorporated by reference to Exhibit 10.1 of the Company's registration statement on Form SB-2 filed with SEC on March 7, 2000).
10.8 Employment Agreement dated June 1, 2000 between the Company and John Klecha (incorporated by reference to Exhibit 10.5 of the Company's registration statement on Form SB-2 filed with the SEC March 28, 2001).
10.9 Separation and Release Agreement effective as of May 2, 2003 between the Company and John Klecha.*
10.10 Employment Agreement dated March 15, 2002 between the Company and April Green (incorporated by reference to Exhibit 10.21 of the Company's Annual Report on Form 10-KSB/A filed with the SEC on July 23, 2002).
10.11 Employment Agreement dated April 14, 2002 between the Company and Jack Dromgold (incorporated by reference to Exhibit 10.20 of the Company's Annual Report on Form 10-KSB/A filed with the SEC on July 23, 2003).
10.12 Employment Agreement dated May 2, 2003 between the Company and Yi Ping Chan. (incorporated by reference to Exhibit 10.20 of the Company's Annual Report on Form 10-KSB/A filed with the SEC on July 23, 2003)*
10.13 Domestic Merchandise License Agreement dated November 1, 2000 between MTV Networks, a division of Viacom International, Inc. and the Company (incorporated by reference to Exhibit 10.3 of the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2002, filed with the SEC on February 14, 2003).
10.14 Amendment dated January 1, 2002 to Domestic Merchandise License Agreement between MTV Networks, a division of Viacom International, Inc. and the Company ((incorporated by reference to Exhibit 10.4 of the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2002, filed with the SEC on February 14, 2003).

Exhibit No.       Description of Exhibit
-----------       ----------------------
10.15 Second Amendment as of November 13, 2002 to Domestic Merchandise License Agreement between MTV Networks, a division of Viacom International, Inc. and the Company (incorporated by reference to Exhibit 10.5 of the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2002, filed with the SEC on February 2003).
10.16 Third Amendment as of February 26, 2003 to Domestic Merchandise License Agreement between MTV Networks, a division of Viacom International, Inc. and the Company (incorporated by reference to Exhibit 10.10 of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003 , filed with the SEC on July 17, 2003).
10.17 Industrial Lease dated March 1, 2002, by and between AMP Properties, L.P. and the Company for warehouse space in Compton, California (incorporated by reference to Exhibit 10.20 of the Company's Annual Report on Form 10-KSB/A filed with the SEC on July 23, 2002).
10.18 Loan and Security Agreement dated April 2000 between LaSalle Business Credit, Inc. and the Company (incorporated by reference to Exhibit 3.1 in the Company's Quarterly Report on Form 10-QSB for the period ended September 30, 1999 filed with the SEC on November 14, 2000).
10.19 First through Fourth Amendment to Loan and Security Agreement dated October 1, 2001 through February 28, 2002 between LaSalle Business Credit, Inc. and the Company (incorporated by reference to Exhibits
         10.11 through 10.14 of the Company's Annual Report on Form 10-KSB/A filed with the SEC on July 23 , 2003).
10.20 Fifth Amendment to Loan and Security Agreement dated August 13, 2002 between LaSalle Business Credit, Inc. and the Company (incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 filed with the SEC on November 14, 2002).
10.21 Sixth Amendment to Loan and Security Agreement dated November 28, 2001 between LaSalle Business Credit, Inc. and the Company (incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2002, filed with the SEC on February 14, 2003).
10.22 Seventh through Tenth Amendment to Loan and Security Agreement dated February 2-, 2003 through March 28, 2003 between LaSalle Business Credit, Inc. and the Company, In (incorporated by reference to Exhibits
         10.1 through 10.5 to the Form 8-K filed with the SEC on May 21, 2003).*
10.23 Eleventh Amendment to Loan and Security Agreement dated February 28, 2003 between LaSalle Business Credit, Inc. and the Company, Inc. (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed with the SEC on June 4, 2003).
10.24 Twelfth Amendment to Loan and Security Agreement dated February 28, 2003 between LaSalle Business Credit, Inc. and the Company, Inc.* (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed with the SEC on July 7, 2003).
10.25 Thirteenth Amendment to Loan and Security Agreement dated August 1, 2003 between LaSalle Business Credit, LLC and the Company (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form S-k filed with the SEC on August 1, 2003).
10.26 Fourteenth Amendment to the Loan and Security Agreement dated August 28, 2003 between LaSalle Business Credit, LLC and the Company (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed with the Sec on August 28, 2003).

Exhibit No.       Description of Exhibit
-----------       ----------------------
10.27 Amended and Restated 1994 Management Stock Option Plan (incorporated by reference to Exhibit 10.6 to the Company's registration statement on Form SB-2 filed with the SEC on March 28, 2001).
10.28 Year 2001 Stock Option Plan (incorporated by reference to Exhibit 10.1 of the Company's registration statement on Form S-8 filed with the SEC on September 13, 2002).
10.29 Company's Amended Bankruptcy Plan of Reorganization dated December 17, 1997 and Bankruptcy Court's Order Confirming the Plan of Reorganization (incorporated by reference to Exhibit 10.5 of the Company's registration statement on Form SB-2 filed with the SEC on March 7,
         2000).
21.1 List of Subsidiaries (incorporated by reference to Exhibit 21.1 in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003 filed with the SEC on July 17, 2003).
23.1     Consent of Grant Thornton, LLP*
23.2     Consent of Salberg & Company, P.A.*
23.3     Consent of Adorno & Yoss, P.A. (contained in Exhibit 5.1)

----------
*Filed herewith.

Item 17.  Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

         (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         (4) For purposes of determining any liability under the Securities Act of 1933, as amended, treat the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A, and contained in a form of Prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declares it effective.


         (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at the time as the initial bona fide offering of those securities.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1, to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Coconut Creek, Florida, on October 7, 2003.

                                    THE SINGING MACHINE COMPANY, INC.


Dated: October 7, 2003              By: /s/ Robert Weinberg
                                       -----------------------------------------
                                        Robert Weinberg, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                     TITLE                                   DATE
---------                     -----                                   ----

/s/ Robert Weinberg     Chief Executive Officer                  October 7, 2003
-------------------


/s/ April Green         Chief Financial Officer                  October 7, 2003
-------------------


/s/ Yi Ping Chan        Chief Operating Officer                  October 7, 2003
-------------------


/s/ Josef A. Bauer      Director                                 October 7, 2003
-------------------
Josef A. Bauer



/s/ Howard Moore        Director                                 October 7, 2003
-------------------
Howard Moore

                                INDEX TO EXHIBITS

Exhibit No.       Description of Exhibit
-----------       ----------------------

 5.1     Opinion re: Legality of the Securities Being Registered

10.1 Securities Purchase Agreement dated as of August 20, 2003 by and among the Company and Omicron Master Trust, SF Capital Partners, Ltd., Bristol Investment Fund, Ltd., Ascend Offshore Fund, Ltd., Ascend Partners, LP and Ascend Partners Sapient, LP (collectively, the "Investors")

10.2 Amendment dated September 5, 2003 to Securities Purchase Agreement between the Company and the Investors

10.3 Form of Debenture Agreement issued by the Company to each of the Investors

10.4     Form of Warrant Agreement issued by the Company to the Investors

10.5     Warrant Agreement between the Company and Roth Capital Partners, LLC

10.6 Registration Rights Agreement between the Company and each of the Investors and Roth Capital Partners, LLC

23.1     Consent of Grant Thornton, LLP

23.2     Consent of Salberg & Company, P.A.

23.3     Consent of Adorno & Yoss, P.A. (contained in Exhibit 5.1)